EXECUTION VERSION

FOR U.S. TAX PURPOSES ONLY, THE LOANS UNDER THIS AGREEMENT ARE TREATED AS HAVING BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”).  BEGINNING NO LATER THAN 10 DAYS FOLLOWING THE EFFECTIVE DATE, A LENDER MAY, UPON REQUEST, OBTAIN FROM THE BORROWER ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY OF EACH LOAN MADE BY SUCH LENDER BY CONTACTING THE CHIEF FINANCIAL OFFICER OF THE BORROWER, 1010 WAYNE AVENUE, 14TH FLOOR, SILVER SPRING, MARYLAND 20910.

________________________________________________________________________________________________________________________________________________

CREDIT AGREEMENT

among

RADIO ONE, INC.,

VARIOUS LENDERS,

GUGGENHEIM SECURITIES CREDIT PARTNERS, LLC,

as ADMINISTRATIVE AGENT

THE BANK OF NEW YORK MELLON,

as COLLATERAL AGENT

and

GUGGENHEIM SECURITIES, LLC,

as SOLE LEAD ARRANGER and SOLE BOOKRUNNER

________________________________

Dated as of April 18, 2017
________________________________

________________________________________________________________________________________________________________________________________________

TABLE OF CONTENTS

SECTION 1.Definitions and Accounting Terms.

1.01.	Defined Terms

1.02.	Other Definitional Provisions

1.03.	Rounding

1.04.	Calculations; Computations

1.05.	References to Agreements, Laws, Etc.

1.06.	Timing of Payment of Performance

1.07.	Certifications

SECTION 2.Amount and Terms of Credit

2.01.	The Commitments

2.02.	[Intentionally Omitted]

2.03.	[Intentionally Omitted]

2.04.	[Intentionally Omitted]

2.05.	Notes

2.06.	Conversions

2.07.	Pro Rata Borrowings

2.08.	Interest

2.09.	Interest Periods

2.10.	Increased Costs, Illegality, etc.

2.11.	Compensation

2.12.	Change of Lending Office

2.13.	Extension of Term Loans

2.14.	Incremental Term Loans

SECTION 3.Fees; Call Protection

3.01.	Fees

3.02.	Call Protection

SECTION 4.Prepayments; Payments; Taxes

4.01.	Voluntary Prepayments

4.02.	Mandatory Repayments

4.03.	Method and Place of Payment

4.04.	Net Payments

SECTION 5.Conditions Precedent to Credit Events on the Effective Date

5.01.	Effective Date; Notes

5.02.	Officer’s Certificate

5.03.	Opinions of Counsel

5.04.	Company Documents; Proceedings; etc.

5.05.	Ratings

5.06.	Intercreditor Agreement Joinders and Designations; Intercreditor Agreements

5.07.	Consummation of the Refinancing

5.08.	Adverse Change

5.09.	Litigation

5.10.	Subsidiaries Guaranty

5.11.	Pledge Agreement

5.12.	Security Agreement

5.13.	Mortgage; Title Insurance; Survey; etc.

5.14.	Financial Statements

5.15.	Solvency Certificate; Insurance Certificates, etc.

5.16.	Fees, etc.

5.17.	PATRIOT Act

5.18.	No Default; Representation and Warranties

5.19.	Notice of Borrowing

SECTION 6.[Intentionally Omitted]

SECTION 7.Representations, Warranties and Agreements.

7.01.	Company Status

7.02.	Power and Authority

7.03.	No Violation

7.04.	Approvals

7.05.	Financial Statements; Financial Condition; Undisclosed Liabilities

7.06.	Litigation

7.07.	True and Complete Disclosure

7.08.	Use of Proceeds; Margin Regulations

7.09.	Tax Returns and Payments

7.10.	Compliance with ERISA

7.11.	Security Documents

7.12.	Properties

7.13.	Restricted Subsidiaries

7.14.	Compliance with Statutes, etc.

7.15.	Investment Company Act

7.16.	Insurance

7.17.	Environmental Matters

7.18.	Employment and Labor Relations

7.19.	Intellectual Property

7.20.	Indebtedness

7.21.	Subordination; Intercreditor Agreements

7.22.	Ownership of Stations

7.23.	FCC Licenses and Other Matters

7.24.	License Subsidiaries

7.25.	Anti-Corruption Laws; Sanctions

SECTION 8.Affirmative Covenants

8.01.	Information Covenants

8.02.	Books, Records and Inspections; Quarterly Conference Calls

8.03.	Maintenance of Property; Insurance

8.04.	Existence; Franchises

8.05.	Compliance with Statutes, etc.

8.06.	Compliance with Environmental Laws

8.07.	ERISA-Related Information

8.08.	End of Fiscal Years; Fiscal Quarters

8.09.	Payment of Taxes

8.10.	Use of Proceeds

8.11.	Additional Security; Further Assurances; etc.

8.12.	Maintenance of Company Separateness

8.13.	Ratings

8.14.	Designation of Subsidiaries

SECTION 9.Negative Covenants

9.01.	Liens

9.02.	Consolidation, Merger, Sale of Assets, etc.

9.03.	Dividends

9.04.	Indebtedness

9.05.	Advances, Investments and Loans

9.06.	Transactions with Affiliates

9.07.	Interest Expense Coverage Ratio

9.08.	Leverage Ratio

9.09.	Modifications Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.

9.10.	Limitation on Certain Restrictions on Restricted Subsidiaries

9.11.	Limitation on Issuance of Equity Interests

9.12.	Business; etc.

9.13.	[Intentionally Omitted]

SECTION 10.Events of Default

10.01.Payments

10.02.Representations, etc.

10.03.Covenants

10.04.Default Under Other Agreements

10.05.Bankruptcy, etc.

10.06.ERISA

10.07.Security Documents

10.08.Guaranties

10.09.Judgments

10.10.Change of Control

10.11.[Intentionally Omitted]

10.12.FCC Licenses and Authorizations

10.13.Senior Indebtedness

SECTION 11.The Agents

11.01.Appointment

11.02.Nature of Duties

11.03.Lack of Reliance on the Agents

11.04.[Reserved]

11.05.Reliance

11.06.Indemnification

11.07.Each Agent in its Individual Capacity

11.08.Holders

11.09.Resignation by the Administrative Agent or Collateral Agent

11.10.Collateral Matters

11.11.Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim

11.12.Delivery of Information; Lender’s Acknowledgement

11.13.Subordination of Liens; Senior Notes Intercreditor Agreement

11.14.Withholding Taxes

SECTION 12.Miscellaneous.

12.01.Payment of Expenses, etc.

12.02.Right of Setoff

12.03.Notices, Electronic Communications

12.04.Benefit of Agreement; Assignments; Participations

12.05.No Waiver; Remedies Cumulative

12.06.Payments Pro Rata

12.07.[Intentionally Omitted]

12.08.GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL

12.09.Counterparts

12.10.Effectiveness

12.11.Headings Descriptive

12.12.Amendment or Waiver; etc.

12.13.Survival

12.14.Domicile of Loans

12.15.Register

12.16.Confidentiality

12.17.Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States

12.18.PATRIOT Act

12.19.Post-Closing Actions

12.20.Interest Rate Limitation

12.21.FCC Ownership and Attribution Rules

12.22.Lender Action

12.23.Obligations Absolute

12.24.No Advisory or Fiduciary Responsibility.

12.25.Acknowledgment and Consent to Bail-In of EEA Financial Institutions

SCHEDULE 1.01A          Commitments
SCHEDULE 1.01B          Designated Tower Sales
SCHEDULE 1.01C          Unrestricted Subsidiaries
SCHEDULE 1.01D          Consolidated EBITDA
SCHEDULE 5.13             Real Property
SCHEDULE 7.10                                      Plans
SCHEDULE 7.13                                      Restricted Subsidiaries
SCHEDULE 7.16                                      Insurance
SCHEDULE 7.20                                      Scheduled Existing Indebtedness
SCHEDULE 7.22                                      Stations
SCHEDULE 7.23                                      FCC Licenses
SCHEDULE 9.01                                      Existing Liens
SCHEDULE 9.02                                      Scheduled Dispositions
SCHEDULE 9.05A                                   Existing Investments
SCHEDULE 9.05B                                   Future Investments
SCHEDULE 9.06                                      Transactions with Affiliates
SCHEDULE 12.19                                    Post-Closing Matters

EXHIBIT A-1                                             Form of Notice of Conversion/Continuation
EXHIBIT A-2                                             Form of Notice of Borrowing
EXHIBIT B                                                Form of Term Note
EXHIBIT C                                                [Intentionally Omitted]
EXHIBIT D                                                Form of Section 4.04(b)(ii) Certificate
EXHIBIT F                                                 Form of Officers’ Certificate
EXHIBIT G                                                Form of Subsidiaries Guaranty
EXHIBIT H                                                Form of Pledge Agreement
EXHIBIT I                                                  Form of Security Agreement
EXHIBIT J                                                 Form of Solvency Certificate
EXHIBIT K                                                Form of Budget
EXHIBIT L                                                Form of Compliance Certificate
EXHIBIT M                                               Form of Assignment and Assumption Agreement
EXHIBIT N                                                Form of Intercompany Note
EXHIBIT O                                                Form of Operating Agreement

CREDIT AGREEMENT, dated as of April 18, 2017 (as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time, this “Agreement”), among RADIO ONE, INC., a Delaware corporation (the “Borrower”), the Lenders party hereto from time to time, GUGGENHEIM SECURITIES CREDIT PARTNERS, LLC, as Administrative Agent, THE BANK OF NEW YORK MELLON, as Collateral Agent and GUGGENHEIM SECURITIES, LLC, as Sole Lead Arranger and Sole Bookrunner.  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, in order to finance the Transaction (including the consummation of the Refinancing), the Borrower has requested that the Lenders extend credit in the form of Initial Term Loans in an aggregate principal amount of $350,000,000 on the Effective Date.

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein;

NOW, THEREFORE, IT IS AGREED:

SECTION 1. Definitions and Accounting Terms.

1.01. Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

 “9.25% Notes” shall mean those certain 9.25% Senior Subordinated Notes due 2020 issued by the Borrower pursuant to the 9.25% Notes Indenture in the aggregate original principal amount of $335,000,000, together with any additional notes issued in respect of interest payments on such 9.25% Notes, in each case as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be amended, restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof.

 “9.25% Notes Documents” shall mean any and all agreements and guaranties relating to the 9.25% Notes, including but not limited to the 9.25% Notes and the 9.25% Notes Indenture, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.

 “9.25% Notes Indenture” shall mean that certain Indenture, dated as of February 10, 2014, among the Borrower, certain of its Restricted Subsidiaries party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.

 “Acquired Entity or Business” shall mean either (a) the assets constituting a business, division, product line or Station of any Person not already a Subsidiary of the Borrower or (b) 100% of the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become (i) a Domestic Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving or continuing Person) or (ii) a Foreign Restricted Subsidiary of the Borrower (or shall be merged with and into a Foreign Restricted Subsidiary of the Borrower, with the Foreign Restricted Subsidiary of the Borrower being the surviving or continuing Person).

 “Additional Cost-Savings and Adjustments” shall mean, with respect to any Specified Transaction, those cost-savings adjustments (in each case not included pursuant to subclause (x) of clause (iii) of the definition of Pro Forma Basis contained herein) and other adjustments to reflect operating improvements, operating expense reductions, initiatives or synergies reasonably anticipated by the Borrower to be achieved, in connection with such Specified Transaction during the 18 month period following the consummation thereof, which adjustments shall be (i) factually supportable in the good faith judgment of the Borrower, (ii) net of costs reasonably expected to be incurred by the Borrower and its Restricted Subsidiaries to achieve any such cost savings, and (iii) described (in reasonable detail) in an officer’s certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent.

 “Additional Security Documents” shall have the meaning provided in Section 8.11.

 “Adjusted Consolidated Net Income” shall mean, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, plus (iii) the amount of all dividends and distributions actually paid in cash to the Borrower or any Restricted Subsidiary by Unrestricted Subsidiaries during such period (other than any distribution constituting “Designated Unrestricted Subsidiary Dividends” pursuant to the definition of “Available Basket Amount”), in each case to the extent not already included in determining Consolidated Net Income for such period, less (iv) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.

 “Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

 “Administrative Agent” shall mean Guggenheim Securities Credit Partners, LLC, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any permitted successor to the Administrative Agent appointed pursuant to Section 11.09.

 “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.

 “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that (i) none of the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extension of credit hereunder, or its actions in connection herewith and (ii) for purposes of this Agreement, Guggenheim Securities, LLC and its Affiliates shall be deemed to be “Affiliates” of the Administrative Agent.

  “Agents” shall mean, collectively, as the context may require, the Administrative Agent, the Collateral Agent and the Lead Arranger.

 “Aggregate Consideration” shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries for the applicable Acquired Entity or Business in connection with such Permitted Acquisition and all contingent cash purchase price, earn-out and other similar obligations of the Borrower and its Restricted Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), including any cash payments made pursuant to non-competition agreements, (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04 (including Permitted Acquired Debt) (excluding cash proceeds thereof paid and included pursuant to clause (i) above), and (iii) the fair market value of all other consideration paid (or to be paid) by the Borrower or its Restricted Subsidiaries in connection with such Permitted Acquisition; provided that “Aggregate Consideration” shall not include consideration paid in the form of common Equity Interests of the Borrower.

 “Agreement” shall have the meaning provided in the first paragraph of this Agreement.

 “Applicable Excess Cash Flow Percentage” shall mean, with respect to any Excess Cash Flow Calculation Date, 50%; provided that so long as no Event of Default is then in existence, if on the last day of the relevant Excess Cash Flow Calculation Period, the Total Leverage Ratio for the Test Period then most recently ended (as set forth in the officer’s certificate delivered (or required to be delivered) pursuant to Section 8.01(e)), (i) is (a) less than or equal to 6.00:1.00 and (b) greater than 5.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 25% or (ii) is less than or equal to 5.00:1.00, then the Applicable Excess Cash Flow Percentage shall instead be 0%.

 “Applicable Margin” shall mean a percentage per annum equal to (i) in the case of Term Loans maintained as Base Rate Loans, 3.00% and (ii) in the case of Term Loans maintained as LIBOR Loans, 4.00%.

 “Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower of any asset (including, without limitation, any transfer of Equity Interests of another Person, any sale or issuance of Equity Interests by a Restricted Subsidiary of the Borrower and any Subject Affiliate Transfer but excluding Recovery Events).

 “Asset Swap” shall mean any transfer of assets of the Borrower or any Restricted Subsidiary to any Person (other than an Affiliate of the Borrower or such Restricted Subsidiary) in exchange for assets of such Person if:

(1) such exchange would qualify, whether in part or in full, as a like-kind exchange pursuant to Section 1031 of the Code; provided that nothing in this definition shall require the Borrower or any Restricted Subsidiary to elect that Section 1031 of the Code be applicable to any Asset Swap;

(2) the Fair Market Value of any property or assets received is at least equal to the Fair Market Value of the property or assets so transferred; and

(3) to the extent applicable, any “boot” or other assets received by the Borrower or any Restricted Subsidiary is directly related to, and/or consists of Equity Interests issued by a Person in, a Permitted Business and any Net Sale Proceeds from the disposition of such boot or other assets (and any Net Sale Proceeds in the form of cash “boot”) are applied as required by Section 9.02(xv).

 “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit M (appropriately completed).

 “Authorizations” means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC and other Governmental Authorities.

 “Authorized Officer” shall mean, with respect to (i) delivering financial information and officer’s certificates related thereto pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer of the Borrower or such other officer of the Borrower having substantially the same authority and responsibility, and (ii) for all other purposes hereunder, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer, the president, and any vice president.

 “Available Basket Amount” shall initially be $10,000,000, which amount shall be (A) increased (i) on each Excess Cash Flow Calculation Date, so long as any repayment required pursuant to Section 4.02(f) has been made, by an amount equal to the remainder of (x) Excess Cash Flow for the immediately preceding Excess Cash Flow Calculation Period multiplied by a percentage equal to 100% minus the relevant Applicable Excess Cash Flow Percentage minus (y) the aggregate principal amount of all Loans made as voluntary prepayments pursuant to Section 4.01 which reduce the amount of the mandatory prepayment for such Excess Cash Flow Calculation Period pursuant to Section 4.02(f) by operation of the proviso therein, (ii) on the date of receipt by the Borrower after the Effective Date of Net Cash Proceeds from any sale or issuance of Borrower Common Stock or Qualified Preferred Stock (other than Designated Preferred Stock) or any contribution to the common equity capital of the Borrower (other than any sale, issuance or contribution described in Sections 9.03(ix) and (x)), the amount of such Net Cash Proceeds, (iii) on the date of each such reduction in Investments of the type described below, by the net reduction in Investments made by the Borrower or any Restricted Subsidiary after the Effective Date in any Person in reliance on Sections 9.05(xxii) and (xxiii) resulting from principal payments, repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (other than Dividends on such Investments) or otherwise, in each case to the extent received in cash or Cash Equivalents by the Borrower or any of its Restricted Subsidiaries, (iv) on the date of any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by the amount equal to the portion (proportionate to the Borrower’s Equity Interests in such Restricted Subsidiary) of the Fair Market Value of such Unrestricted Subsidiary at the time of such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary; provided, however, that the amounts described in preceding clauses (iii) and (iv) shall not exceed, in the case of any such Person or such Unrestricted Subsidiary, the amount of Investments made after the Effective Date in reliance on Sections 9.05(xxii) and (xxiii) (and treated as Investments thereunder) by the Borrower or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; and (v) on the date of receipt by the Borrower or a Restricted Subsidiary after the Effective Date of any Dividend received in cash or Cash Equivalents from an Unrestricted Subsidiary, the amount of such Dividend; provided that any such Dividends included pursuant to this clause (v) shall have been specifically designated at the time of receipt as “Designated Unrestricted Subsidiary Dividends” pursuant to an officer’s certificate from the Borrower delivered to Administrative Agent and shall not have been included in the calculation of the Consolidated Net Income of the Borrower for such period, and (B) reduced on the date (x) any Dividend is made in reliance on Section 9.03(vii) or 9.03(viii), (y) any Debt Repurchase is made in reliance on Section 9.09(iv)(A) or Section 9.09(iv)(C), or (z) any Investment is made (or deemed made) pursuant to Section 9.05(xxii) or 9.05(xxiii), by the amount of such Dividend, Debt Repurchase or Investment, as the case may be.

 “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

 “Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

 “Bankruptcy Code” shall have the meaning provided in Section 10.05.

 “Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) equal to the greater of (i) the Prime Lending Rate at such time, (ii) ½ of 1% in excess of the overnight Federal Funds Rate at such time, (iii) the LIBO Rate for a LIBOR Loan denominated in dollars with a one-month interest period commencing on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (iv) 2.00%.  If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate or the LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (ii) or (iii), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.

 “Base Rate Loan” shall mean each Loan designated or deemed designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

 “Beneficial Owner” shall have the meaning provided to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” have correlative meanings.

 “Borrower” shall have the meaning provided in the first paragraph of this Agreement.

 “Borrower Common Stock” shall mean the authorized common stock of the Borrower.

 “Borrower Materials” shall have the meaning provided in Section 12.03(c).

 “Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans.

 “Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market.

 “Calculation Period” shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale, any Subsidiary Designation, any Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale, Subsidiary Designation, Specified Transaction or other event for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the Fiscal Quarter ending nearest to March 31, 2017, the “Calculation Period” shall be the period of four consecutive Fiscal Quarters of the Borrower ended December 31, 2016 (taken as one accounting period), with Consolidated EBITDA (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of “Test Period” and Consolidated Interest Expense being determined as provided in the last sentence of the definition of “Consolidated Interest Expense”.

 “Capital Expenditures” shall mean, with respect to any Person, for any period, the aggregate, without duplication, of all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the value of all assets under Capitalized Lease Obligations incurred by such Person and its Restricted Subsidiaries during such period (other than as a result of purchase accounting).

 “Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

 “Cash Equivalents” shall mean, as to any Person, (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iv) Dollar denominated time deposits, Eurodollar time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than one year from the date of acquisition by such Person, (v) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (ii) above entered into with any bank meeting the qualifications specified in clause (iv) above, (vi) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than nine months after the date of acquisition by such Person, (vii) investments in money market funds at least 95% of the assets of which are comprised of securities of the types described in clauses (i) through (vi) above, and (viii) in the case of any Foreign Restricted Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or in the currency of, or obligations fully and unconditionally guaranteed by, such sovereign nation (or any agency thereof).

  “Change of Control” shall mean (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any “person” of “group” that is a Principal or Principal Related Party, (A) is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the economic or voting interests in the Borrower’s Equity Interests or (B) acquires direct or indirect Control of the Borrower or (ii) a “change of control” or similar event shall occur as provided in (x) any Permitted Subordinated Debt Document, any Permitted Unsecured Debt Document, any Senior Secured Notes Document, any 9.25% Notes Document or any Permitted Refinancing Debt Document relating to the foregoing and (y) any Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness (or the documentation governing the same) to the extent the outstanding principal amount or liquidation preference, as the case may be, of such Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness exceeds $20,000,000.

 “Code” shall mean the U.S. Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

 “Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties and all cash and Cash Equivalents delivered as collateral pursuant to Section 8.11 (but excluding, for the avoidance of doubt, Excluded Assets).

 “Collateral Agent” shall mean The Bank of New York Mellon, in its capacity as Collateral Agent for the Secured Creditors hereunder and under the Security Documents, and shall include any permitted successor to the Collateral Agent appointed pursuant to Section 11.09.

 “Comcast Note” shall mean that certain promissory note, dated as of April 17, 2015, made by the Borrower in favor of Comcast Programming Ventures V LLC, a Delaware limited liability company, in an initial aggregate principal amount of $11,872,030, as amended, restated, supplemented, extended, refinanced, replaced, waived or otherwise modified.

 “Commitment” shall mean any of the commitments of any Lender, including but not limited to a Term Loan Commitment and an Incremental Term Loan Commitment.

 “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

 “Communications” shall have the meaning provided in Section 12.03(b).

 “Communications Act” shall mean the Communications Act of 1934, as amended, and the rules and regulations and published policies of the FCC thereunder.

 “Company” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

 “Consolidated Current Assets” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding (i) assets held for sale, (ii) permitted loans to third parties, (iii) Plan assets, (iv) deferred bank fees, and (v) derivative financial instruments).

 “Consolidated Current Liabilities” shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (i) the current portion of any Indebtedness, (ii) the current portion of interest, (iii) accruals for current or deferred Taxes based on income or profits, (iv) accruals of any costs or expenses related to restructuring reserves, (v) deferred revenue, and (vi) the current portion of pension liabilities.

 “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provision for taxes on such extraordinary gains (or losses), (y) any non-cash income (including any non-cash income resulting from the early extinguishment of Indebtedness), and (z) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income or profits and foreign withholding taxes and franchise, state single business unitary and similar taxes, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense (including but not limited to launch support provided for multichannel video program distributors) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iv) cash charges and expenses actually incurred in connection with employee or management, recruitment, relocation, retention, signing bonus or severance costs during such period, (including, without limitation, related to Permitted Acquisitions, Investments, closures and consolidations of operations, Asset Sales and Specified Transactions), and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Acquisition; provided, that in no event shall the sum of the amounts added back pursuant to this clause (iv) for any period, together with amounts added back pursuant to clause (xiii) below for such period, exceed $7,500,000 for such period, (v) customary and reasonable professional fees, costs and expenses and other costs and expenses incurred or paid in connection with, and reasonably related to, any Investment (including any Permitted Acquisition), issuance of Equity Interests, Significant Asset Sale, sale of assets or incurrence of Indebtedness permitted pursuant to Section 9.04 (as amended and/or modified from time to time), in each case, whether or not consummated, (vi) the amount of all fees, costs and expenses incurred or paid in connection with the Transaction, (vii) the amount of all other non-cash charges, losses or expenses of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense or expenses relating to the vesting of warrants), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory; provided that if any non-cash charges referred to in this clause (vii) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, (viii) proceeds of business interruption insurance, (ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock), (x) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary in connection with any Permitted Acquisition, other Investment or any disposition of assets permitted under this Agreement, to the extent actually paid or refunded in cash by a third party other than the Borrower or a Restricted Subsidiary, (xi) unrealized losses on Interest Rate Protection Agreements and Other Hedging Agreements, (xii) the amount of dividends and distributions actually paid in cash to the Borrower or any Restricted Subsidiary by Unrestricted Subsidiaries (other than any distribution constituting “Designated Unrestricted Subsidiary Dividends” pursuant to the definition of “Available Basket Amount”), in each case to the extent not already included in determining Consolidated Net Income for such period, (xiii) restructuring charges, accruals or reserves incurred or accrued during such period (including restructuring costs related to acquisitions after the Effective Date and to closure/consolidation of operations and retention charges); provided, that in no event shall the sum of the amounts added back pursuant to this clause (xiii) for any period, together with amounts added back pursuant to clause (iv) above for such period, exceed $7,500,000 for such period, (xiv) charges, accruals or reserves incurred or accrued during such period related to changes in operating format, (xv) compensation expenses for or payments to Liggins upon any liquidity event, monetization or other event requiring payment to Liggins of his award in connection with returns on the investment made in TV One, and (xvi) items listed on Schedule 1.01D hereto, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(vii) in a previous period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any amount which, in the determination of Consolidated Net Income for such period, has been added for unrealized gains on Interest Rate Protection Agreements and Other Hedging Agreements and (iii) any gains in respect of pension or other post-retirement benefits or pension assets during such period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.  Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated EBITDA for any Test Period which ends on or prior to December 31, 2016, “Consolidated EBITDA” for all portions of such period occurring prior to the Effective Date shall be calculated in accordance with the definition of Test Period contained herein.

 “Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (iii)(y), (viii) and (ix) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Restricted Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time, and (y) any Disqualified Preferred Stock and Designated Preferred Stock of the Borrower shall be treated as Indebtedness of the Borrower, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such outstanding Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, to be deemed to be a component of Consolidated Indebtedness.

 “Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense, net of cash interest income, of the Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) (x) the amortization of any upfront fees for any incurrence or issuance of Indebtedness, deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period and (y) interest expense in respect of any Permitted Subordinated Debt, Permitted Unsecured Debt or 9.25% Notes that have been defeased or satisfied and discharged in accordance with the applicable agreement or indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable agreement or indenture, in each case to the extent such transactions are permitted by Section 9.09, plus (ii) without duplication, (w) that portion of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries on a consolidated basis representing the interest factor for such period, (x) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (to the extent same does not arise from a financing arrangement constituting an operating lease) for such period and (y) the amount of all cash Dividend requirements (whether or not declared or paid) on Disqualified Preferred Stock and Designated Preferred Stock of the Borrower, as the case may be, paid, accrued or scheduled to be paid or accrued during such period.  Notwithstanding anything to the contrary contained above, for purposes of determining Consolidated Interest Expense for any Test Period which ends on or prior to December 31, 2017, “Consolidated Interest Expense” shall be deemed to be an amount equal to the product of (i) the amount of Consolidated Interest Expense (determined as provided above without regard to this sentence) for the period from the Effective Date to the last day of such Test Period multiplied by (ii) a fraction, (x) the numerator of which shall be 365 days and (y) the denominator of which shall be the actual number of days elapsed during the period from the Effective Date to the last day of such Test Period; provided, however, that further adjustments may be made on a Pro Forma Basis to the amounts determined in the manner specified above in this sentence, to the extent provided herein.

 “Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of the dividends or distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries by such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the date of determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation or law applicable to such Restricted Subsidiary, unless such restriction has been legally waived.

 “Consolidated Net Indebtedness” shall mean, at any time, (x) Consolidated Indebtedness less (y) Unrestricted cash and Cash Equivalents of the Borrower and other Credit Parties at such time.

 “Consolidated Net Senior Secured Indebtedness” shall mean, at any time, (x) Consolidated Indebtedness at such time that is secured by a Lien on any asset owned by the Borrower or any of its Restricted Subsidiaries less (y) Unrestricted cash and Cash Equivalents of the Borrower and other Credit Parties at such time.

 “Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

 “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise (or, when references in connection with the definition of “Change of Control”, the ability to exercise voting power through ownership of Equity Interests).  “Controlling” shall have a meaning correlative thereto.

 “Credit Documents” shall mean this Agreement, the Subsidiaries Guaranty, the Pledge Agreement, the Security Agreement, the Senior Notes Intercreditor Agreement, the Revolver Intercreditor Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document and each Incremental Term Loan Assumption Agreement.

 “Credit Event” shall mean the making of any Loan.

 “Credit Party” shall mean the Borrower and each Subsidiary Guarantor.

 “Debt Repurchase” shall have the meaning provided in Section 9.09(iv).

 “Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

 “Declined Proceeds” shall have the meaning provided in Section 4.02(m).

 “Default” shall mean any event, act or condition which with notice or lapse of any applicable grace period, or both, would constitute an Event of Default.

 “Designated Preferred Stock” shall mean Preferred Equity of the Borrower (other than Disqualified Preferred Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower, on the issuance date thereof, the cash proceeds of which are excluded from the calculation of the Available Basket Amount.

 “Designated Sales” shall mean, at any time of determination, (i) the Designated Tower Sales, (ii) the sale of all or a portion of the businesses, properties, assets and operations of Interactive One, LLC (to the extent related to the internet businesses of such Persons), and (iii) the sale of any other assets or businesses of the Borrower and its Restricted Subsidiaries (other than the Equity Interests of any Person, unless all of the Equity Interests of such Person are so sold), so long as the aggregate amount of Consolidated EBITDA attributable to (and derived from) all such assets and businesses sold in reliance on this subclause (iii) (measured, for any such sale, for the Calculation Period most recently ended prior to such sale) does not exceed $2,500,000 during the then most recently ended Calculation Period, with such calculation to be set forth (in reasonable detail) in an officer’s certificate from an Authorized Officer delivered to the Administrative Agent at or promptly after the time of the respective sale.

 “Designated Sales Basket Amount” shall initially be $5,000,000, which amount shall be (A) increased on the date of receipt by the Borrower or any Restricted Subsidiary after the Effective Date of Net Sale Proceeds from any Designated Sale, by the amount of such Net Sale Proceeds (provided that the aggregate amount of all such Net Sale Proceeds included pursuant to this clause (A) shall not exceed $25,000,000) and (B) reduced on the date of (x) any Dividend made in reliance on Section 9.03(xi), (y) any Investment made (or deemed made) pursuant to Section 9.05(xvii) or (z) any Debt Repurchase made in reliance on Section 9.09(iv)(A)(II), in each case by the amount of such Dividend, Investment or Debt Repurchase, as the case may be.

 “Designated Tower Sale” shall mean the sale of any of the radio towers set forth on Schedule 1.01B.

 “Disqualified Institutions” shall mean those Persons that are competitors of the Borrower and its Subsidiaries identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder (and any such competitors’ Affiliates (other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business)) that are either identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of “Eligible Transferee” hereunder or that are clearly identifiable as an Affiliate of such competitor solely on the basis of their name (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates)).  The Borrower shall confirm, upon the written request of the Administrative Agent or any Lender, whether a particular Person is a Disqualified Institution.

 “Disqualified Preferred Stock” shall mean any Preferred Equity of the Borrower that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Borrower Common Stock or Qualified Preferred Stock), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of holder thereof (other than solely for Borrower Common Stock or Qualified Preferred Stock), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely Borrower Common Stock or Qualified Preferred Stock), in each case, prior to the date that is 91 days after the Latest Maturity Date, except, in the case of clauses (a) and (b), if as a result of a “change of control” or “asset sale”, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations) and the termination of the Commitments.

 “Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.

 “Documents” shall mean, collectively, (i) the Credit Documents, (ii) the Refinancing Documents, (iii) the 9.25% Notes Documents, (iv) the Senior Secured Notes Documents, (v) the Revolving Loan Documents and (vi) on and after the execution and delivery thereof, the Permitted Subordinated Debt Documents and the Permitted Unsecured Debt Documents.

  “Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

 “Domestic Restricted Subsidiary” of any Person shall mean any Domestic Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

 “Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia (other than any U.S. Foreign Holding Company, except for purposes of the definition of Foreign Subsidiary).

  “EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

 “EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

 “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

 “Effective Date” shall have the meaning provided in Section 12.10.

 “Effective Yield” shall mean, as to any Loans of any Tranche, the effective yield on such Loans as reasonably determined by the Administrative Agent, taking into account the applicable interest rate margins, any interest rate floors or similar devices, all recurring fees and all other fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the life of such Loans and (y) the four years following the date of incurrence thereof) payable generally to Lenders making such Loans, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with the relevant Lenders and customary amendment and consent fees paid generally to consenting Lenders.  Any such determination by the Administrative Agent shall be conclusive and binding on all Lenders.  The Administrative Agent shall not have any liability to any Person with respect to such determination absent gross negligence, bad faith or willful misconduct.

 “Eligible Transferee” shall mean any Person, but in any event excluding (i) the Borrower and its Affiliates and (ii) Disqualified Institutions (so long as the list of Disqualified Institutions is available to the Lenders).  “Eligible Transferee” shall not include at any time any Lender in default under this Agreement or any natural person.

 “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.

 “Environmental Law” shall mean any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof having the force of law, relating to the protection of the environment or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.

 “Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.

 “Equity Plan Unit Subsidiaries” shall mean Interactive One, LLC; provided, however, that if at any time after the Effective Date any such Person (i) terminates all (and thereafter ceases to have in place any) plans, arrangements and other agreements that provide for the issuance (contingent or otherwise) of, or rights to subscribe for or purchase, Equity Interests to or on behalf of management, employees, officers or other Persons and (ii) modifies its organizational and operating documents to eliminate all such plans, arrangements and agreements, then such Person shall cease to constitute an “Equity Plan Unit Subsidiary” for purposes of this Agreement.

 “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

 “ERISA Affiliate” shall mean any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary of the Borrower under Section 414(b) or (c) of the Code or Section 4001 of ERISA.

 “ERISA Event” shall mean any one or more of the following:

(a) any Reportable Event;

(b) the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or failure to satisfy the “minimum funding standard” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made;

(e) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;

(f) the complete or partial withdrawal of any Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g) the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

 “EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

 “Event of Default” shall have the meaning provided in Section 10.

 “Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, (ii) the aggregate amount of permanent principal payments and principal prepayments of Indebtedness for borrowed money (including but not limited to scheduled repayments of Term Loans in accordance with Section 4.02(b)) of the Borrower and its Restricted Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries during such period (other than (1) repayments made pursuant to the Refinancing, (2) repayments which are not made with internally generated cash of the Borrower or its Restricted Subsidiaries and (3) all voluntary and mandatory prepayments of Term Loans except Scheduled Term Loan Repayments made pursuant to Section 4.02(b)), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of all cash payments made in respect of all Investments made in reliance on Sections 9.05(xii), (xviii), (xxiii) and (xxvii) (including, without limitation, Permitted Acquisitions), consummated by the Borrower and its Restricted Subsidiaries during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, (v) an amount equal to the aggregate net non-cash gain on Asset Sales by the Borrower and its Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Adjusted Consolidated Net Income, (vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, (vii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, acquisitions, Investments or Capital Expenditures to be consummated or made, in each case during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (x) the amount of cash taxes (including penalties and interest) or the tax reserves set aside in a prior period to the extent paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Adjusted Consolidated Net Income for such period, (xi) cash expenditures in respect of Interest Rate Protection Agreements and Other Hedging Agreements during such period to the extent not deducted in arriving at such Adjusted Consolidated Net Income, (xii) reimbursable or insured expenses incurred during such period to the extent that reimbursement has not yet been received (provided that any cash reimbursement received in a subsequent period shall be added to the calculation of Excess Cash Flow for such period), (xiii) cash expenditures for fees and expenses payable in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness, to the extent not deducted in arriving at such Adjusted Consolidated Net Income, (xiv) the aggregate amount of all cash payments made in respect of all Dividends and Debt Repurchases made by the Borrower and its Restricted Subsidiaries in reliance on Sections 9.03(viii) or 9.09(iv)(B) or (C) during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, and (xv) the aggregate amount of all cash payments made in respect of all Debt Repurchases made by the Borrower and its Restricted Subsidiaries in reliance on Section 9.09(iv)(B) during such period with the proceeds of any sale of the MGM Investment.

 “Excess Cash Flow Calculation Date” shall mean the date occurring 105 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ended December 31, 2017).

 “Excess Cash Flow Calculation Period” shall mean, (i) with respect to the repayment required on the first Excess Cash Flow Calculation Date, the nine-month period commencing on April 1, 2017 and ending on December 31, 2017 (taken as one accounting period), and (ii) with respect to the repayment required on each successive Excess Cash Flow Calculation Date, the immediately preceding Fiscal Year of the Borrower.

 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “Excluded Assets” shall mean

(a) any lease, contract, instrument or property right to which any Credit Party is a party, if and only for so long as the grant of a security interest shall constitute or result in a breach, termination, impairment or default under any such lease, contract or property right (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity), but in each case:

(i) only to the extent each such Credit Party is contractually prohibited from creating a Lien on the Effective Date or the date such lease, contract, instrument or property right was acquired, created or effective (so long as such prohibition was not expressly negotiated in anticipation of such acquisition), and

(ii) provided that any security interest securing Obligations owing to Lenders shall attach immediately to any portion of such lease, contract or property right without further action of the Lenders at any time or from time to time, so long as such security interest does not result, or would no longer result, in any of the consequences specified above;

(b) any lease, contract, instrument or property right to which the Borrower or any Subsidiary Guarantor is a party and any other asset, in each case, if and only for so long as the grant of a security interest shall violate any applicable law;

(c) any License to which any Credit Party is a party, grantee or beneficiary, if and only for so long as either (x) each such Credit Party is prohibited from granting a security interest therein under applicable provisions of the Communications Act or any other applicable law, or (y) the grant of a security interest shall constitute or result in a breach, termination or default under any such License (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC or any other applicable law or principles of equity, including the Communications Act), provided that:

(i) this definition of “Excluded Assets” shall not include any rights and remedies incident or appurtenant to any such Licenses or any rights to receive any or all proceeds derived from, or in connection with, any Asset Sale of all or any portion of any such Licenses or any Station, and

(ii) any security interests securing Obligations owing to Lenders shall attach immediately to any portion of such Licenses without further action of the Lenders at any time or from time to time, so long as such attachment does not result, or would no longer result, in any of the consequences specified above;

(d) any Leaseholds;

(e) all Excluded Equity Interests;

(f) motor vehicles and other assets subject to certificates of title; and

(g) any “intent to use” trademark applications for which a verified statement of use has not been filed with the United States Patent and Trademark Office or any asset or intellectual property (including copyrights, trademarks and patents) if the grant of a security interest in or Lien upon such intellectual property would result in the cancellation, voiding, invalidation or impairment of such intellectual property; provided that a grant of security interest shall be made (in accordance with the Security Agreement) in such “intent to use” applications once a verified statement of use has been filed with the United States Patent and Trademark Office or such asset or intellectual property once it can be granted without resulting in cancellation, voiding, invalidation, or impairment thereof.

 “Excluded Equity Interests” shall mean (a) all Equity Interests in any Subsidiary of an Unrestricted Subsidiary; (b) all Equity Interests in any Immaterial Subsidiary; (c) all Voting Stock in any Foreign Subsidiary representing more than 65% of its issued and outstanding Voting Stock, and (d) all non-majority Equity Interests in Persons that are not Subsidiaries of the Borrower or any of its Restricted Subsidiaries but only to the extent such Person is, or its equity holders are, contractually prohibited from creating a Lien in such Equity Interests, so long as the Borrower (1) does not encourage the creation of any contractual prohibitions and (2) requests no such contractual prohibitions be instituted (other than in each of (1) and (2) preceding, those contractual prohibitions in existence on the Effective Date).

 “Excluded Swap Obligation” shall mean, with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Subsidiary Guarantor or the grant of such security interest would otherwise have become effective with respect to such related Swap Obligation but for such Subsidiary Guarantor’s failure to constitute an “eligible contract participant” at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

 “Excluded Taxes” shall mean with respect to any Recipient (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or that are Other Connection Taxes; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above; (c) any U.S. federal withholding tax (i) required to be withheld from amounts payable to any Recipient that has failed to comply with Section 4.04(b) or (d) or (ii) that is imposed on amounts payable to a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office other than at the request of the Borrower under Section 2.12), except to the extent that such Lender was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the borrower with respect to such withholding tax pursuant to Section 4.04; and (d) any United States federal withholding tax imposed by FATCA.

 “Existing Agent” shall mean Jefferies Finance LLC, as administrative agent under the Existing Credit Agreement.

 “Existing Credit Agreement” shall mean the Credit Agreement, dated as of April 17, 2015, among the Borrower, the lenders party thereto from time to time and the Existing Agent (as amended, restated, modified, supplemented and/or waived through and including the Effective Date).

 “Extended Term Loans” shall have the meaning provided in Section 2.13(a).

 “Extending Term Loan Lender” shall have the meaning provided in Section 2.13(a).

 “Extension” shall have the meaning provided in Section 2.13(a).

 “Extension Amendment” shall have the meaning provided in Section 2.13(c).

 “Extension Offer” shall have the meaning provided in Section 2.13(a).

 “Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which, in an arm’s-length transaction, a willing and able buyer and a willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower or the Restricted Subsidiary of the Borrower selling such asset; provided, that such determination may be made in consideration of the circumstances existing at the time; provided further, however, that if the Fair Market Value of the property or assets in question is so determined to be in excess of $10,000,000, such determination must be confirmed by an Independent Qualified Party.

 “FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code (and any amended or successor version described above) and any intergovernmental agreements entered into pursuant thereto.

 “FCC” shall mean the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).

 “FCC License” shall mean any radio or television broadcast service license, community antenna relay service license, broadcast auxiliary license, earth station registration, business radio, microwave, special safety radio service license or other license, permit, authorization or certificate issued by the FCC pursuant to the Communications Act.

 “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent in its reasonable judgment (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%).

 “Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

 “Fiscal Quarter” shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.

 “Fiscal Year” shall mean the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.

 “Foreign Lender” shall have the meaning provided in Section 4.04(b).

 “Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

 “Foreign Restricted Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

 “Foreign Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is (i) treated as a corporation for U.S. federal income tax purposes and formed or incorporated outside the United States or (ii) an entity substantially all of whose assets consist, directly or indirectly, of shares and debt obligations of Subsidiaries described in clause (i) of this definition.

 “GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 4.02 and 9, including defined terms as used therein, and for all purposes of determining the Total Senior Secured Leverage Ratio and the Total Leverage Ratio, are subject (to the extent provided therein) to Section 1.04(a).

 “Going Private Transaction” shall mean the initial occurrence of any of the following after the Effective Date:  (a) a Rule 13e-3 transaction (as that term is defined in Rule 13e-3 of the Exchange Act) involving the Borrower or (b) any transaction that results in the Borrower being eligible to cease filing reports under Section 13(a) or 15(d) of the Exchange Act with the SEC; provided that any transaction described in clause (a) or (b) is not a Change of Control.

 “Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the FCC).

 “Granting Lender” shall have the meaning assigned to such term in Section 12.04(d)

 “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas or (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics.

 “Hughes” shall mean Catherine L. Hughes.

 “Immaterial Subsidiary” shall mean, as of any date, any Domestic Restricted Subsidiary of the Borrower whose consolidated total assets, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, as of that date, are less than $5,000,000 and whose consolidated total revenues, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, for the then most recent twelve-month period do not exceed $5,000,000; provided that a Domestic Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or any Subsidiary Guarantor.

 “Incremental Debt Amount” shall mean, at any time, the excess, if any, of (a) $12,500,000 over (b) the sum of, without duplication, (i) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to Section 2.14, (ii) the aggregate principal amount of all Indebtedness incurred prior to such time pursuant to Section 9.04(i)(y)(ii) and (iii) the aggregate principal amount of all Indebtedness incurred prior to such time pursuant to Section 9.04(xviii).

 “Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

 “Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

 “Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.14, to make Incremental Term Loans to the Borrower.

 “Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(b).  Incremental Term Loans shall be made in the form of additional Initial Term Loans.

 “Indebtedness” shall mean, as to any Person, without duplication, (i) all obligations of such Person for borrowed money and all monetary obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP and (z) non-cash barter arrangements arising in the ordinary course of business), (iii)(x) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and (y) all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iv) all Indebtedness of the types described in clause (i), (ii), (iii), (v), (vi), (vii), (viii) or (ix) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is limited in recourse (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the Fair Market Value of the property to which such Lien relates), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all Contingent Obligations of such Person, (viii) all net obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (ix) all Off-Balance Sheet Liabilities of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

 “Indemnified Person” shall have the meaning provided in Section 12.01(a).

 “Independent Qualified Party” shall mean an investment banking firm, accounting firm or appraisal firm of national or regional standing; provided, however, that such firm is not an Affiliate of the Borrower.

 “Information” shall have the meaning provided in Section 12.16(a).

 “Initial Term Loan” shall mean each Term Loan made on the Effective Date pursuant to Section 2.01(a) hereof.  Unless the context shall otherwise require, the term “Initial Term Loans” shall include any Incremental Term Loans.

  “Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower.

 “Intercompany Loans” shall have the meaning provided in Section 9.05(viii).

 “Intercompany Note” shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit N (or such other form as shall be satisfactory to the Administrative Agent in its sole discretion), with blanks completed in conformity herewith.

 “Interest Determination Date” shall mean, with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan.

 “Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period; provided that for purposes of any calculation of the Interest Expense Coverage Ratio pursuant to Sections 2.14, 8.14, 9.03(vii), 9.03(viii), 9.03(xi), 9.04(i), 9.05(xii), 9.05(xvii), 9.05(xviii), 9.05(xxii), 9.05(xxiii), 9.09(iv) and 9.11(c), (i) Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein and (ii) Consolidated Interest Expense shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.

 “Interest Period” shall have the meaning provided in Section 2.09.

 “Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

 “Investments” shall have the meaning provided in Section 9.05.

 “IRS” shall mean the U.S. Internal Revenue Service.

 “Joint Venture” shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of the Borrower, (i) in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership), (ii) which is engaged in a Permitted Business and (iii) which is organized under the laws of (and the assets of which are located in) the United States or any State thereof.

 “Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loans hereunder at such time, including the latest maturity or expiration date of any Extended Term Loans, in each case, as extended in accordance with this Agreement from time to time.

 “Lead Arranger” shall mean Guggenheim Securities, LLC in its capacity as Sole Lead Arranger and Sole Bookrunner.

 “Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

 “Lender” shall mean each financial institution listed on Schedule 1.01A, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.14 or 12.04(b).

 “LIBO Base Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBO Base Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “LIBO Base Rate” shall mean, with respect to each day during each Interest Period pertaining to Borrowings of LIBOR Loans comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Borrowing of LIBOR Loans to be outstanding during such Interest Period.  “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market).

 “LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, (x) an interest rate per annum (rounded upward, if necessary, to the next 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBO Base Rate for such Borrowing of LIBOR Loans in effect for such Interest Period divided by (y) 1 minus the Statutory Reserves (if any) for such Borrowing of LIBOR Loans for such Interest Period; provided that the LIBO Rate shall not be less than 1.00% per annum.

 “LIBOR Loan” shall mean each Loan designated as such by the Borrower at the time of the incurrence thereof or conversion thereto.

 “License” shall mean as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.  “License” shall not include licenses with respect to intellectual property.

 “License Subsidiaries” shall mean any Wholly-Owned Restricted Subsidiary of the Borrower organized by the Borrower for the sole purpose of holding FCC Licenses, other Necessary Authorizations, and certain Operating Agreements and other assets incidental thereto as described in Sections 7.24 and 9.12(b).

 “Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.

 “Liggins” shall mean Alfred C. Liggins, III.

 “LMA Agreement” shall mean any time brokerage agreement, local marketing agreement, joint sales agreement, joint operating agreement or joint operating venture for the operation of a radio station or related or similar agreements entered into, directly or indirectly, between the Borrower or any of its Restricted Subsidiaries and any other Person other than the Borrower or any of its Restricted Subsidiaries.

 “Loan” shall mean each Term Loan.

 “Majority Lenders” of any Tranche shall mean those Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

 “Margin Stock” shall have the meaning provided in Regulation U.

 “Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the material rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under the Credit Documents or (y) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document.

 “Maturity Date” shall mean the Term Loan Maturity Date.

 “Maximum Rate” shall have the meaning provided in Section 12.20.

 “MGM Investment” shall mean, collectively, (a) Investments by the Borrower or a Restricted Subsidiary in Radio One Entertainment Holdings, LLC and (b) Investments by Radio One Entertainment Holdings, LLC in MGM National Harbor, LLC, a Nevada limited liability company.

 “Minimum Borrowing Amount” shall mean $1,000,000.

 “Minimum Extension Condition” shall have the meaning provided in Section 2.13(b).

 “Moody’s” shall mean Moody’s Investors Service, Inc.

 “Mortgage” shall mean a mortgage, debenture, deed of trust, deed to secure debt, or similar security instrument.

 “Mortgage Policy” shall mean an ALTA Lender’s Title Insurance Policy (Form 2006).

 “Mortgaged Property” shall mean any Real Property owned by the Borrower or any of its Restricted Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

 “Multiemployer Plan” shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or a Subsidiary of the Borrower, or with respect to which the Borrower or any Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).

 “NAIC” shall mean the National Association of Insurance Commissioners.

 “Necessary Authorization” shall mean any License, consent or order from, or any filing, recording or registration (other than filings, recordings and registrations with respect to intellectual property) with, any Governmental Authority (including, without limitation, the FCC) necessary to the conduct of the Borrower’s or any of its Restricted Subsidiaries’ business or for the ownership, maintenance and operation by the Borrower or any Restricted Subsidiary of the Borrower of any Station or other property or to the performance by the Borrower or any Restricted Subsidiary of the Borrower of its obligations under any LMA Agreement to which it is a party.

 “Net Cash Proceeds” shall mean for any event requiring a repayment of Term Loans pursuant to Section 4.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received, and for purposes hereof, treating Cash Equivalent as cash) received from such event, net of transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions or placement fees, investment banking fees and legal, accounting, advisory, taxes and other fees and expenses associated therewith and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) secured by a Lien on any properties sold in such event expressly permitted hereunder and, if such assets constitute Collateral, which Lien on such assets ranks prior to the Lien securing the Obligations) received from any such event.

 “Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received and for purposes hereof, treating Cash Equivalent as cash) received from such sale or other disposition of assets, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory, accounting and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 365 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by a Lien on the respective assets which were sold or otherwise disposed of and, if such assets constitute Collateral, which Lien on such assets ranks prior to the Lien securing the Obligations, (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Restricted Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Restricted Subsidiaries from such sale or other disposition), and (vi) without duplication of amounts referred to in preceding clause (v), the amount of any reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds occurring on the date of such reduction).

 “Non-Recourse Debt” shall mean Indebtedness:

(a) as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of any applicable grace period or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

 “Non-Wholly Owned Restricted Subsidiary” shall mean, as to any Person, each Restricted Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

 “Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

 “Note” shall mean each Term Note.

 “Notice of Borrowing” shall have the meaning provided in Section 5.19.

 “Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.

 “Notice Office” shall mean the office of the Administrative Agent located at 330 Madison Avenue, New York, New York 10017 Attn: Radio One Term Loan Account Officer, Facsimile: (646) 390-2491, Email: GSCPLoanAgent@guggenheimpartners.com or such other office or Person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

 “Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding) but shall exclude in all events Excluded Swap Obligations.

 “Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

 “100%-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose outstanding Equity Interests is at the time owned by such Person and/or one or more 100%-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more 100%-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

 “Operating Agreement” shall mean an agreement substantially in the form of Exhibit O hereto.

 “Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

 “Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

 “Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

 “Parent Company” shall mean any Person that owns, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower.

 “PATRIOT Act” shall have the meaning provided in Section 12.18.

“Participant Register” shall have the meaning provided in Section 12.04(a).

 “Payment Office” shall mean the office of the Administrative Agent located at 330 Madison Avenue, New York, New York 10017, Attn: Radio One Term Loan Account Officer or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

 “PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.

 “Permitted Acquired Debt” shall have the meaning provided in Section 9.04(vii).

 “Permitted Acquisition” shall mean the acquisition by (a) the Borrower or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as the Subsidiary Guarantor is the surviving Person)) or (b) any Wholly-Owned Foreign Restricted Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Wholly-Owned Foreign Restricted Subsidiary of the Borrower (so long as such Wholly-Owned Foreign Restricted Subsidiary is the surviving Person)), provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Restricted Subsidiary consists solely of cash, Borrower Common Stock, Qualified Preferred Stock, the issuance of Disqualified Preferred Stock or Designated Preferred Stock permitted by Section 9.11(c), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition, (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a Permitted Business and (D) all requirements of Section 8.11 applicable to Permitted Acquisitions are satisfied.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

 “Permitted Business” means any business engaged in by the Borrower or its Restricted Subsidiaries as of the Effective Date or any business reasonably related, ancillary, supportive or complementary thereto (including, without limitation, any media- or entertainment-related business), in each case, as determined in good faith by the board of directors of the Borrower.

 “Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, (i) such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion and (ii) Liens permitted by clauses (i), (ii)(y), (iv), (v) and (viii) of Section 9.01.

 “Permitted Group” shall mean any investor that is a Beneficial Owner of Voting Stock of the Borrower or any Parent Company and that is also a party to a stockholders’ agreement with any of the Principals or their Related Parties and any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of any such stockholders’ agreement; provided that the Principals and their Related Parties continue to collectively Beneficially Own, directly or indirectly, at all times more than 50% of the Voting Stock of the Borrower or Parent Company, as applicable, and the ability to elect a majority of the members of the Board of Directors of the Borrower or Parent Company (without giving effect to any Voting Stock that may be deemed to be beneficially owned by the Principals and their Related Parties pursuant to Rule 13d-3 or 13d-5 under the Exchange Act).

 “Permitted Liens” shall have the meaning provided in Section 9.01.

 “Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees (including original issue discount), expenses and premium thereon and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing or would result therefrom, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended unless in connection with an acquisition (so long as such guarantors, obligors or security are also added to support the Obligations; for the avoidance of doubt, any guarantors, obligors or security applied to such Indebtedness shall be guarantors, obligors or security to support the Obligations), (e) except as provided in clause (i) of the proviso below in the case of the 9.25% Notes, to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations (i) on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (ii) on terms reasonably satisfactory to the Administrative Agent, (f) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms (taken as a whole) at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and (g) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 9.04(xiv), (xv)(x), (xvi) or (xvii) (to the extent related to Indebtedness described in Section 9.04(xiv), (xv)(x) or (xvi)), the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, taken as a whole; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); provided that (i) in the case of any refinancing of the 9.25% Notes, clause (e) above shall not apply, so long as the same is effected with the proceeds of Permitted Unsecured Debt and (ii) in the case of any refinancing, replacement, refunding, renewal or extension of the 9.25% Notes, any Permitted Unsecured Debt and any Permitted Subordinated Debt and any subsequent Indebtedness issued to so refinance, replace, refund, renew or extend any such Indebtedness is otherwise effected in accordance with the requirements of Section 9.09(iv)(D).

 “Permitted Refinancing Debt Documents” shall mean the documentation governing any Permitted Refinancing Indebtedness.

 “Permitted Refinancing Indebtedness” shall mean any Indebtedness that modifies, refinances, replaces, refunds, renews or extends any Indebtedness pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

  “Permitted Subordinated Debt” shall mean any Subordinated Indebtedness of the Borrower, all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Restricted Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any person other than a Guarantor (and, if such Indebtedness is guaranteed by a Guarantor, such Guarantor’s guarantee thereof shall be Subordinated Indebtedness of such Guarantor), (iii) except for the covenants described in clauses (iv) and (v) below, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the date that is 91 days after the Latest Maturity Date, (iv) any “change of control” covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required “notice of redemption” in connection therewith, the Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay all Obligations (other than contingent obligations not yet due and owing) in full in cash, (v) any “asset sale” offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (vi) the indenture shall not include any financial maintenance covenants, (vii) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, (viii) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon a payment default with respect to “senior debt” and cover all Obligations and all obligations under Interest Rate Protection Agreements, and (ix) the redemption provisions, covenants, remedies and events of default shall be no more restrictive taken as a whole than those contained in the 9.25% Notes Indenture as in effect on the Effective Date.  The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 10.

 “Permitted Subordinated Debt Documents” shall mean, on and after the execution and delivery thereof, all agreements and documents relating to the incurrence of the Permitted Subordinated Debt, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

 “Permitted Unsecured Debt” shall mean any Unsecured Indebtedness of the Borrower, all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are reasonably satisfactory to the Administrative Agent, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Restricted Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any person other than a Guarantor, (iii) except for the covenant described in clause (iv) below and a customary “change of control” offer to purchase, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the date that is 91 days after the Latest Maturity Date, (iv) any “asset sale” offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under “senior debt” (including this Agreement) before offering to purchase such Indebtedness, (v) the indenture shall not include any financial maintenance covenants, (vi) the “default to other indebtedness” event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a “cross-acceleration” rather than a “cross-default”, and (vii) the redemption provisions, covenants, remedies and events of default shall be no more restrictive taken as a whole than those contained in the 9.25% Notes Indenture as in effect on the Effective Date.  The incurrence of Permitted Unsecured Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 5 and 10.

 “Permitted Unsecured Debt Documents” shall mean, on and after the execution and delivery thereof, all agreements and documents relating to the incurrence of the Permitted Unsecured Debt, as the same may be amended, restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.

 “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

 “Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or a Subsidiary of the Borrower or with respect to which the Borrower or a Restricted Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).

 “Platform” shall have the meaning provided in Section 12.03(c).

 “Pledge Agreement” shall have the meaning provided in Section 5.11.

 “Pledge Agreement Collateral” shall mean all “Collateral” as defined in the Pledge Agreement (excluding, for the avoidance of doubt, any Excluded Assets).

 “Pledgee” shall have the meaning provided in the Pledge Agreement.

 “Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, any Disqualified Preferred Stock and any Designated Preferred Stock.

 “Prime Lending Rate” shall mean, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Lending Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates); each change in the Base Rate shall be effective on the date such change is effective.  The prime rate is not necessarily the lowest rate charged by any financial institution to its customers.

 “Principal” shall mean Hughes and/or Liggins.

 “Principal Related Party” shall mean:

(1) any 80% (or more) owned Subsidiary or immediate family member of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of such entity(ies) consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

 “Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction) or issuance of Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (x) the permanent repayment or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (y) the Subsidiary Designation, if any, then being designated as well as any other Subsidiary Designation after the first day of the relevant Calculation Period and on or prior to the date of the respective Subsidiary Designation then being designated and (z) any Permitted Acquisition, Specified Transaction, or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) then being consummated as well as any other Permitted Acquisition, Specified Transaction or any other Significant Asset Sale (or other disposition, as applicable) if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, Specified Transaction or Significant Asset Sale (or other disposition, as applicable), as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance Permitted Acquisitions, Dividends, Investments in an Acquired Entity or Business or any other Specified Transaction) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(ii) all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be (although interest expense with respect to any Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, Specified Transaction or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to Sections 2.14, 8.14, 9.03(vii), 9.03(viii), 9.03(xi), 9.04(i), 9.04(xiv), 9.04(xvi), 9.05(xii), 9.05(xvii), 9.05(xviii), 9.05(xxii), 9.05(xxiii), 9.09(iv) and 9.11(c) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account (x) in the case of any Permitted Acquisition or Subsidiary Designation, factually supportable and identifiable cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) as if such cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) were realized on the first day of the respective period and (y) in the case of each Specified Transaction, Additional Cost-Savings and Adjustments as if such Additional Cost-Savings and Adjustments had been realized on the first day (and during the entirety of) of the respective period, net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period; provided that the aggregate amount of all Additional Cost-Savings and Adjustments included for all Fiscal Quarters included in any Test Period or Calculation Period, as applicable, shall not exceed $10,000,000 for such Test Period or Calculation Period.

 “Public Lender” shall have the meaning provided in Section 12.03(c).

 “Qualified Preferred Stock” shall mean Preferred Equity of the Borrower other than Disqualified Preferred Stock.

 “Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.

  “Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures which constitute real property, including Leaseholds to the extent constituting an interest in real property.

 “Recipient” means any Agent or any Lender, as applicable.

 “Recovery Event” shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 8.03 (other than business interruption insurance).

 “Refinanced Term Loans” shall have the meaning provided in Section 12.12(d).

 “Refinancing” shall mean the refinancing transactions described in Section 5.07(a).

 “Refinancing Documents” shall mean all pay-off letters, guaranty releases, Lien releases (including, without limitation, UCC termination statements) and other release documents and agreements entered into in connection with the Refinancing.

 “Register” shall have the meaning provided in Section 12.15.

 “Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

 “Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

 “Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

 “Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

 “Rejection Notice” shall have the meaning provided in Section 4.02(m).

 “Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

 “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and sub-agents and the respective directors, partners, trustees, officers, employees, shareholders, agents, advisors, attorney-in-fact, sub-agents and Controlling persons of such Person and such Person’s Affiliates and sub-agents.

 “Release” shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the environment.

 “Replacement Term Loans” shall have the meaning provided in Section 12.12(d).

 “Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

 “Repricing Transaction” shall have the meaning provided in Section 3.02.

 “Required Lenders” shall mean, at any time, Lenders the sum of whose outstanding Term Loans at such time represents at least a majority of the sum of all outstanding Term Loans of all Lenders.

 “Responsible Officer” means, with respect to any Agent, any officer within the department of such Agent administering this matter, including any vice president, assistant vice president, senior associate, assistant secretary, assistant treasurer, trust officer or any other officer of such Agent who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any such matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

 “Restricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Credit Documents, the Revolving Loan Documents or Liens created thereunder), or (ii) are subject to any Lien (other than inchoate or banker’s Liens) in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors.

 “Restricted Subsidiary” shall mean, as to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.

 “Returns” shall have the meaning provided in Section 7.09.

 “Revolver Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of April 21, 2016, entered into by and among the Revolving Administrative Agent, the Existing Agent and the Senior Secured Notes Trustee, and acknowledged by the Borrower and the other Credit Parties, as supplemented on the Effective Date by the Revolver Intercreditor Agreement Joinder and the Revolver Intercreditor Agreement Designation, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof.

 “Revolver Intercreditor Agreement Joinder” shall mean a joinder agreement, substantially in the form of Exhibit B to the Revolver Intercreditor Agreement, executed and delivered by the Administrative Agent and the Collateral Agent and acknowledged by the Revolving Administrative Agent, the Senior Secured Notes Trustee, the Borrower and the other Credit Parties, pursuant to which the Administrative Agent and the Collateral Agent shall become parties to the Revolver Intercreditor Agreement.

 “Revolver Intercreditor Agreement Designation” shall mean a notice, substantially in the form of Exhibit A to the Revolver Intercreditor Agreement, executed and delivered by the Borrower and acknowledged by the Revolving Administrative Agent and the Senior Secured Notes Trustee, pursuant to which the Borrower shall designate the Obligations as Parity Lien Debt (under and as defined in the Revolver Intercreditor Agreement).

 “Revolving Administrative Agent” shall mean the administrative agent for the secured parties under the Revolving Loan Documents, together with its successors and permitted assigns.

 “Revolving Credit Agreement” shall mean the Credit Agreement dated as of April 21, 2016 among the Borrower, the lenders party thereto from time to time and the Revolving Administrative Agent, as amended, restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms thereof and the Revolver Intercreditor Agreement.

 “Revolving Loan Documents” shall mean the Revolving Credit Agreement and the other “Credit Documents” as defined therein, in each case as amended, restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms thereof and the Revolver Intercreditor Agreement.

 “Revolving Loans” shall mean the revolving loans made to the Borrower under the Revolving Credit Agreement and the other Revolving Loan Documents.

 “S&P” shall mean Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial.

 “Scheduled Existing Indebtedness” shall have the meaning provided in Section 5.07(c).

 “Scheduled Term Loan Repayment” shall have the meaning provided in Section 4.02(b).

 “Scheduled Term Loan Repayment Date” shall have the meaning provided in Section 4.02(b).

 “SEC” shall have the meaning provided in Section 8.01(g).

 “Section 4.04(b)(ii) Certificate” shall have the meaning provided in Section 4.04(b)(ii).

 “Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

 “Security Agreement” shall have the meaning provided in Section 5.12.

 “Security Agreement Collateral” shall mean all “Collateral” as defined in the Security Agreement (excluding, for the avoidance of doubt, any Excluded Assets).

 “Security Document” shall mean and include each of the Security Agreement, the Pledge Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

 “Senior Notes Intercreditor Agreement” shall mean the Parity Lien Intercreditor Agreement dated as of April 17, 2015, entered into by and among the Existing Agent and the Senior Secured Notes Trustee, and acknowledged by the Borrower and the other Credit Parties, as supplemented on the Effective Date by the Senior Notes Intercreditor Agreement Joinder and the Senior Notes Intercreditor Agreement Designation, and as the same may be further amended, restated, modified and/or supplemented from time to time in accordance with the terms thereof.

 “Senior Notes Intercreditor Agreement Joinder” shall mean a joinder agreement, substantially in the form of Exhibit A to the Senior Notes Intercreditor Agreement, executed and delivered by the Administrative Agent and the Collateral Agent and acknowledged by the Senior Secured Notes Trustee, the Borrower and the other Credit Parties, pursuant to which the Administrative Agent and the Collateral Agent shall become parties to the Senior Notes Intercreditor Agreement.

 “Senior Notes Intercreditor Agreement Designation” shall mean a notice, substantially in the form of Exhibit B to the Senior Notes Intercreditor Agreement, executed and delivered by the Borrower and acknowledged by the Senior Secured Notes Trustee, pursuant to which the Borrower shall designate the Obligations as Replacement Credit Agreement Obligations (under and as defined in the Senior Notes Intercreditor Agreement).

 “Senior Secured Notes” shall mean those certain 7.375% Senior Secured Notes due 2020 issued by the Borrower pursuant to the Senior Secured Notes Indenture in the original aggregate principal amount of $350,000,000, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.

 “Senior Secured Notes Documents” shall mean any and all agreements and guaranties relating to the Senior Secured Notes, including but not limited to the Senior Secured Notes and the Senior Secured Notes Indenture, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.

 “Senior Secured Notes Indenture” shall mean that certain Indenture, dated as of April 17, 2015, between the Borrower, as issuer, and the Senior Secured Notes Trustee, as amended, restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, modified and/or, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.

 “Senior Secured Notes Trustee” shall mean Wilmington Trust, National Association, as trustee and collateral trustee under the Senior Secured Notes Indenture.

 “Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $5,000,000.

 “Sole Bookrunner” shall have the meaning assigned to such term in the preamble to this Agreement.

 “Sole Lead Arranger” shall have the meaning assigned to such term in the preamble to this Agreement.

 “Specified Transaction” shall mean any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, any Asset Swaps, any Designated Tower Sales, any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary), any Dividend, any Debt Repurchase or any other event that by the terms of this Agreement requires compliance on a “Pro Forma Basis” with a test or covenant hereunder.

 “SPV” shall have the meaning assigned to such term in Section 12.04(d).

 “Stated Maturity” shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provisions providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

 “Station” shall mean a radio or television station operated to broadcast commercial radio or television programming over signals within a specified geographic area.

 “Statutory Reserves” shall mean, for any day during any Interest Period for any Borrowing of LIBOR Loans, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained, during such Interest Period under regulations issued from time to time (including “Regulation D,” issued by the Board of Governors of the Federal Reserve Bank of the United States (the “Reserve Regulations”) by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion Dollars against Eurocurrency funding liabilities (currently referred to as “Eurocurrency liabilities” (as such term is used in Regulation D)).  Borrowings of LIBOR Loans shall be deemed to constitute Eurodollar liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under the Reserve Regulations.

 “Subject Affiliate Transfer” shall mean any transfer of any property or assets of, or Equity Interests in, any Unrestricted Subsidiary to any Principal, Principal Related Party, Permitted Group or Person of which more than 50% of the Voting Stock is Beneficially Owned, directly or indirectly, by a Principal or a Principal Related Party or a Permitted Group.

 “Subordinated Indebtedness” shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (i) if incurred by the Borrower, subordinated in right of payment to the Obligations or (ii) if incurred by a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Restricted Subsidiary pursuant to the Subsidiaries Guaranty and the Obligations, as the same relate to a Restricted Subsidiary.

 “Subsidiaries Guaranty” shall have the meaning provided in Section 5.10.

 “Subsidiary” shall mean, with respect to any specified Person:  (i) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.

 “Subsidiary Designation” shall have the meaning provided in Section 8.14.

 “Subsidiary Guarantor” shall mean each Domestic Restricted Subsidiary of the Borrower (other than any Immaterial Subsidiary of the Borrower) that is a party to the Subsidiaries Guaranty, in each case, whether existing on the Effective Date or established, created or acquired after the Effective Date, unless and until such time as the respective Domestic Restricted Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.

 “Swap Obligations” means, with respect to any Subsidiary Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

 “Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

 “Taxes” shall have the meaning provided in Section 4.04(a).

 “Term Loan” shall mean the Initial Term Loans or any Extended Term Loans.

 “Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01A directly below the column entitled “Term Loan Commitment,” as the same may be terminated pursuant to Section 2.01(c) and/or 10.  Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Commitments.

 “Term Loan Maturity Date” shall mean (i) with respect to Initial Term Loans, the earliest of (a) April 18, 2023, (b)(x) the date that is 91 days prior to February 15, 2020 if, by such date, all Indebtedness under the 9.25% Notes has not been repaid or redeemed in full, or amended, restated, modified, extended, refinanced, replaced or repaid in full (with the effect of extending the stated maturity of all such Indebtedness), or (y) in the event that the stated maturity date of all Indebtedness under the 9.25% Notes (as amended, restated, modified, extended, refinanced, replaced or repaid in full from time to time) is extended beyond February 15, 2020, the date that is 91 days prior to the later stated maturity date of such Indebtedness, and (c)(x) the date that is 91 days prior to April 15, 2022 if, by such date, all Indebtedness under the Senior Secured Notes has not been repaid or redeemed in full, or amended, restated, modified, extended, refinanced, replaced or repaid in full (with the effect of extending the stated maturity of all such Indebtedness), or (y) in the event that the stated maturity date of all Indebtedness under the Senior Secured Notes (as amended, restated, modified, extended, refinanced, replaced or repaid in full from time to time) is extended beyond April 15, 2022, the date that is 91 days prior to the later stated maturity date of such Indebtedness, and (ii) with respect to any Extended Term Loans, the date specified in the applicable Extension Offer.

 “Term Note” shall have the meaning provided in Section 2.05(a).

 “Test Period” shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period; provided that in the case of any Test Period which includes any Fiscal Quarter ended on or prior to December 31, 2016, the rules set forth in the immediately succeeding sentence shall apply; provided, further, that in the case of determinations of the Total Senior Secured Leverage Ratio, the Interest Expense Coverage Ratio and the Total Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of “Total Senior Secured Leverage Ratio”, “Interest Expense Coverage Ratio” or “Total Leverage Ratio”, as the case may be, contained herein shall be made to the extent applicable.  If the respective Test Period (i) includes the Fiscal Quarter of the Borrower ended March 31, 2016, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $30,229,119.17, (ii) includes the Fiscal Quarter of the Borrower ended June 30, 2016, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $39,354,157.78, (iii) includes the Fiscal Quarter of the Borrower ended September 30, 2016, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $34,504,056.61 and (iv) includes the Fiscal Quarter of the Borrower ended December 31, 2016, Consolidated EBITDA for such Fiscal Quarter shall be deemed to be $29,988,079.10.

 “Title Company” shall have the meaning provided in Section 5.13.

 “Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

 “Total Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Net Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein, (ii) for purposes of any calculation of the Total Leverage Ratio pursuant to Sections 9.03(vii), 9.03(xi), 9.04(xiv), 9.04(xvi), 9.05(xxii), 9.09(iv)(A) and 9.11(c), Consolidated Net Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein and (iii) if any Indebtedness or Lien is incurred in reliance on any provision measured by reference to the Total Leverage Ratio, then any cash received from the incurrence of such proposed Indebtedness or Lien shall not be netted in the calculation of the Total Leverage Ratio (but giving effect to any substantially concurrent prepayment of Indebtedness).

 “Total Senior Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Net Senior Secured Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Senior Secured Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (iii) of the definition of “Pro Forma Basis” contained herein, (ii) for purposes of any calculation of the Total Senior Secured Leverage Ratio pursuant to Sections 2.14, 8.14, 9.03(vii), 9.03(viii), 9.03(xi), 9.04(i), 9.05(xii), 9.05(xvii), 9.05(xviii), 9.05(xxii), 9.05(xxiii), 9.09(iv) and 9.11(c) only, Consolidated Net Senior Secured Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein and (iii) if any Indebtedness or Lien is incurred in reliance on any provision measured by reference to the Total Senior Secured Leverage Ratio, then any cash received from the incurrence of such proposed Indebtedness or Lien shall not be netted in the calculation of the Total Senior Secured Leverage Ratio (but giving effect to any substantially concurrent prepayment of Indebtedness).

 “Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.  The Total Term Loan Commitment on the Effective Date (prior to giving effect to the termination thereof on such date pursuant to Section 2.01(c)) equals $350,000,000.

 “Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, including Term Loans and Extended Term Loans.

 “Transaction” shall mean, collectively, (i) the consummation of the Refinancing and the other transactions contemplated by the Refinancing Documents, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Loans on the Effective Date and the use of proceeds thereof, and (iii) the payment of all fees and expenses incurred in connection with the foregoing.

 “Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan or a LIBOR Loan.

 “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

 “Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).

 “United States” and “U.S.” shall each mean the United States of America.

 “Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not restricted.

 “Unrestricted Subsidiary” shall mean:

(a) as of the Effective Date any entity set forth on Schedule 1.01C;

(b) any other Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to a board resolution and in accordance with Section 8.14, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt;

(ii) is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii) is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any then outstanding Indebtedness of the Borrower or any of its Restricted Subsidiaries; and

(c) any Subsidiary of an Unrestricted Subsidiary;

provided that if, at any time, any Unrestricted Subsidiary would fail to meet the requirements of an “Unrestricted Subsidiary” set forth above in this definition, then such Unrestricted Subsidiary shall be deemed to be a Restricted Subsidiary of the Borrower and be required to take all actions required by Section 8.11(f); provided, however, that if the Borrower is not in compliance with clauses (i), (ii) and (iii) of Section 8.14 and Sections 9.01, 9.04 or 9.05 after giving effect to such deemed designation, such non-compliance shall be treated as a breach of such Section and constitute an Event of Default.

 “Unsecured Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries that is not secured by any asset of the Borrower or any of its Restricted Subsidiaries.

 “U.S. Foreign Holding Company” shall mean, as to any Person, any Subsidiary of such Person that qualifies as a Foreign Subsidiary pursuant to clause (ii) of the definition thereof.

 “U.S. Lender” shall have the meaning provided in Section 4.04(d).

 “Voting Stock” of any Person as of any date shall mean the Equity Interests of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.

 “Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.

 “Wholly-Owned Domestic Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Domestic Subsidiary.

 “Wholly-Owned Foreign Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Foreign Subsidiary.

 “Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is also a Restricted Subsidiary of such Person.

 “Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation at least 90% of whose outstanding Equity Interests is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and any other outstanding Equity Interests are owned by officers, directors or employees of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).

 “Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02. Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s permitted successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (vii) references to “knowledge” or similar phrases referring to “knowledge” shall be interpreted to mean the actual knowledge of an Authorized Officer of the applicable Person (or, if no Person is specified, an Authorized Officer of the Borrower and the other Credit Parties), (viii) the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (ix) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof and (x) unless otherwise specified, all references to any Subsidiary (including a Domestic Subsidiary, Foreign Subsidiary, Immaterial Subsidiary, Non-Wholly Owned Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary or Wholly-Owned Subsidiary, or any subset or combination thereof) shall be deemed to refer to a Subsidiary (or such applicable category of Subsidiary) of the Borrower.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For purposes of determining compliance with Section 9.01, 9.03, 9.04, 9.05 or 9.09(iv) at any time, in the event that any Lien, Dividend, Indebtedness, Investment or Debt Repurchase, as applicable, meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of Section 9.01, 9.03, 9.04, 9.05 or 9.09(iv), as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as reasonably determined, without duplication, by the Borrower at such time; provided that (i) all Indebtedness under the Revolving Loan Documents shall be deemed to be incurred under Section 9.04(i)(y) (and may not later be reclassified), (ii) all Indebtedness under the Senior Secured Notes Documents shall be deemed to be incurred under Section 9.04(xv)(x) (and may not later be reclassified) and (iii) all Indebtedness under the 9.25% Notes Documents shall be deemed to be incurred under Section 9.04(xv)(y) (and may not later be reclassified).

1.03. Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.04. Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 2.14, 8.14, 9.02(v), 9.03(vii), 9.03(viii), 9.03(xi), 9.04(i), 9.04(xiv), 9.04(xvi), 9.05(xii), 9.05(xvi), 9.05(xvii), 9.05(xviii), 9.05(xxii), 9.05(xxiii), 9.07, 9.08, 9.09(iv) and 9.11(c) shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 7.05(a) for the Fiscal Year ended December 31, 2016; (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB Accounting Standards Codification Topic 825—Financial Instruments (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; and (iv) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.

(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.

1.05. References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, supplements and other modifications are permitted by the Credit Documents; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law (including by succession of comparable successor laws).

1.06. Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day (except where otherwise expressly provided herein).

1.07. Certifications.  All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

SECTION 2. Amount and Terms of Credit.

2.01. The Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Effective Date (such Term Loans made on the Effective Date, the “Initial Term Loans”), (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided that except as otherwise specifically provided in Section 2.10(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Effective Date.  Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein and in the applicable Incremental Term Loan Assumption Agreement, each Lender having an Incremental Term Loan Commitment severally agrees to make Incremental Term Loans to the Borrower, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the date of effectiveness of the Incremental Term Loan Commitment of such Lender, (ii) shall be denominated in Dollars, and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Incremental Term Loan Commitment of such Lender on the date of effectiveness of such Incremental Term Loan Commitment.  Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

(c) The Total Term Loan Commitment (and the Term Loan Commitment of each Lender) (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement) shall terminate in its entirety on the Effective Date (after giving effect to the incurrence of Term Loans on such date).

2.02. [Intentionally Omitted].

2.03. [Intentionally Omitted].

2.04. [Intentionally Omitted].

2.05. Notes.

(a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.06. Conversions.  The Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Loans made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default exists pursuant to Section 10 on the date of conversion, (iii) if any Event of Default (other than as referred to in preceding clause (ii)) is in existence on the date of the proposed conversion of a LIBOR Loan, (x) Base Rate Loans may not be converted into LIBOR Loans if the Administrative Agent or the Required Lenders have notified the Borrower that conversions will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), Base Rate Loans may only be converted into LIBOR Loans with an Interest Period of one (1) month, and (iv) no conversion pursuant to this Section 2.06 shall result in more than six (6) Borrowings of LIBOR Loans.  Each such conversion shall be effected by the Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior notice (each, a “Notice of Conversion/Continuation”), in each case substantially in the form of Exhibit A-1, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto.  The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Loans.

2.07. Pro Rata Borrowings.  All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.08. Interest.

(a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date of Borrowing (including conversion from a LIBOR Loan) thereof until the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) The Borrower agrees to pay interest in respect of the unpaid principal amount of each LIBOR Loan from the date of Borrowing (including conversion from a Base Rate Loan) thereof until the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period.

(c) Upon the occurrence and during the continuance of an Event of Default under Section 10.01 or 10.05, overdue principal in respect of each outstanding Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loans.  In addition, to the extent permitted by applicable law, (i) overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans and (ii) all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Loans that are maintained as Base Rate Loans from time to time.  Interest that accrues under this Section 2.08(c) shall be payable promptly upon written demand.

(d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full or in part of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, promptly upon written demand, and (ii) in respect of each LIBOR Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, promptly upon demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.09. Interest Periods.  At the time the Borrower gives any Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan (in the case of any subsequent Interest Period), the Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan, which Interest Period shall, at the option of the Borrower, be (x) a one, two, three, six or, if approved by each Lender with Loans and/or Commitments under the relevant Tranche, twelve month period or (y) if agreed by the Administrative Agent in its sole discretion, such other periods not to exceed one month, provided that (in each case):

(i) all LIBOR Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBOR Loan shall commence on the date of Borrowing of such LIBOR Loan (including the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBOR Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) no Interest Period may be selected at any time when an Event of Default under Section 10 is in existence;

(vi) if any Event of Default is in existence, (x) no Interest Period may be selected if the Administrative Agent or the Required Lenders have notified the Borrower that the selection of new Interest Periods will not be permitted during the existence of such Event of Default and (y) in the absence of the notification referred to in preceding clause (x), no Interest Period with a duration in excess one (1) month may be selected;

(vii) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(viii) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.02(b) if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans then outstanding less the aggregate amount of such required repayment.

If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to continue such LIBOR Loans as LIBOR Loans with an Interest Period of one (1) month effective as of the expiration date of such current Interest Period; provided that if the Borrower is not permitted to elect a new Interest Period to be applicable to such LIBOR Loans as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective as of the expiration date of such current Interest Period.

2.10. Increased Costs, Illegality, etc.

(a) In the event that any Lender shall have reasonably determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) or (iii)(z) below, may be made only by the Administrative Agent or the Required Lenders):

(i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because (x) of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to:  (A) a change in the basis of taxation of payment to the Administrative Agent, the Collateral Agent or any Lender of the principal of or interest on the Loans or the Notes or any other amounts payable hereunder (except for changes in Excluded Taxes) or (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate and/or (y) the LIBO Rate with respect to such LIBOR Loan does not adequately and fairly reflect the cost to such Lender of funding such LIBOR Loan; or

(iii) at any time, that the making or continuance of any LIBOR Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Conversion/Continuation given by the Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower agrees, subject to the provisions of Section 2.11(b) (to the extent applicable), to pay to such Agent or Lender, within 10 Business Days of such Agent’s or Lender’s written request therefor (including reasonably supporting documentation therefor), such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Agent or Lender in its sole discretion shall determine) as shall be required to compensate such Agent or Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Agent or Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Agent or Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), the Borrower shall, either (x) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan, provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).

(c) If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, within ten (10) Business Days of its written demand (including documentation reasonably supporting such request) therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts.

(d) Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10), other than any final rules, regulations, orders, requests, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III that the Lenders are required to comply with prior to the date of this Agreement (it being understood that payments required as a result of this Section 2.10(d) are subject to the provisions of Section 2.11(b), as and to the extent provided therein).

2.11. Compensation.

(a) The Borrower agrees to compensate each Lender within 10 Business Days of its written request (which request shall set forth in reasonable detail the basis for requesting such compensation) and calculation of the amount of such compensation, for all actual losses, reasonable, out of pocket expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans but excluding loss of anticipated profits) which such Lender may sustain:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans does not occur on a date specified therefor in a Notice of Conversion/Continuation (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.10(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 4.01, Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) or conversion of any of its LIBOR Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of (x) any other default by the Borrower to repay LIBOR Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.10(b).

(b) Notwithstanding anything to the contrary, with respect to any Lender’s or any participant’s claim for compensation under Section 2.10(a) or 4.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12. Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage in any material respect, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10 and 4.04.

2.13. Extension of Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like Maturity Date on a pro rata basis (based on the aggregate outstanding principal or committed amount of the respective Term Loans with a like Maturity Date) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans and otherwise modify the terms of such Term Loans pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans (and related amounts outstanding)) (each, an “Extension” and each group of Term Loans so extended shall constitute a separate Tranche of Term Loans from which they were converted), so long as the following terms and conditions are satisfied or waived by the applicable Extending Term Loan Lenders:

(i) immediately prior to any Extension and after giving effect thereto, no Event of Default shall have occurred and be continuing;

(ii) to the extent required by the applicable Extending Term Loan Lenders, all of the representations and warranties set forth in Section 7 of the Credit Agreement and each other Credit Document shall be true and correct in all material respects on the date of the Extension, both before and after giving effect to the Extension, with the same effect as though such representations and warranties had been made on and as of the date of the Extension, except to the extent such representations and warranties expressly relate to an earlier date;

(iii) in the case of any Extension with respect to Term Loans, except as to interest rates, fees, premium, amortization, final maturity, optional and mandatory prepayment provisions (which shall, subject to immediately succeeding proviso, be determined by the Borrower and the relevant Lenders and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an Extension with respect to such Term Loans (each, an “Extending Term Loan Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer; provided that (1) the final maturity date of any Extended Term Loans shall be no earlier than the then Latest Maturity Date hereunder, (2) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (3) any Extended Term Loans shall not be secured by any asset of the Borrower or any of its Restricted Subsidiaries other than the Collateral, (4) any Extended Term Loans shall not be guaranteed by any person other than a Guarantor and (5) any Extended Term Loans shall participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer except for repayments required upon a Maturity Date applicable to any Tranche of Term Loans;

(iv) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal or committed amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer (it being understood, for the avoidance of doubt, that in no event shall the Terms Loans after giving effect to an Extension exceed the Total Term Loan Commitment on the Effective Date);

(v) all documentation in respect of such Extension shall be consistent with the foregoing; and

(vi) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) An Extension shall not constitute a voluntary or mandatory repayment or prepayment for purposes of Sections 4.01 and 4.02 and no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans to be extended.  The Administrative Agent, the Collateral Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.13 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 4.02 and 4.03) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.13.

(c) No consent of any Lender or any Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to its Term Loans.  All Extended Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents.  The Lenders hereby irrevocably authorize the Administrative Agent and the Collateral Agent (acting at the written direction of the Administrative Agent) to enter into customary amendments to this Agreement and the other Credit Documents with the Borrower as may be necessary or appropriate in order to establish Tranches of Extended Terms Loans and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Tranches of Extended Term Loans on terms consistent with this Section 2.13 (each, an “Extension Amendment”).  Each Extension Amendment entered into with the Borrower by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders.  The effectiveness of each Extension Amendment shall be subject to, to the extent reasonably requested by the Extending Term Loan Lenders, receipt by the Administrative Agent of reaffirmation agreement and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans are provided with the benefit of the applicable Credit Documents.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent and the Collateral Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, rendering timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.13.

2.14. Incremental Term Loans.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Debt Amount from one or more Incremental Term Lenders, all of which must be Eligible Transferees. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $500,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Debt Amount) and (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than five (5) Business Days nor more than sixty (60) days after the date of such notice).

(b) The Borrower may seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Incremental Term Lenders in connection therewith.  The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Lender.  The terms and provisions of the Incremental Term Loans shall be identical to those of the Initial Term Loans.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby, and the Administrative Agent and the Borrower may revise this Agreement to evidence such amendments.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.14 unless (i) on the date of such effectiveness and also giving effect to the making of the Incremental Term Loans, (A) there shall exist no Event of Default (provided that, with respect to any Incremental Term Loans incurred to finance an acquisition or other Investment permitted by this Agreement, the condition pursuant to this clause (c)(i)(A) shall be that there shall exist no Event of Default under Section 10.01 or Section 10.05), (B) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such effectiveness (it being understood and agreed that (1) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (2) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date) (provided that, with respect to any Incremental Term Loans incurred to finance an acquisition or other Investment permitted by this Agreement, the condition in this clause (c)(i)(B) shall be limited to customary “specified representations”) and (C) the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 9.07 and 9.08 as of the last day of the Calculation Period most recently ended prior to such date, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower, and (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received (with sufficient copies for each of the Incremental Term Lenders) legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Effective Date under Section 5.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, with the agreement of the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans, when originally made, are included in each Borrowing of outstanding Initial Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Borrowing of LIBOR Loans to be converted into a Borrowing of Base Rate Loans on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Borrowing of LIBOR Loans on a pro rata basis. Any conversion of a Borrowing of LIBOR Loans to a Borrowing of Base Rate Loans required by the preceding sentence shall be subject to Section 2.11.  If any Incremental Term Loan is to be allocated to an existing Interest Period for a Borrowing of LIBOR Loans, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, the scheduled amortization payments under Section 4.02(b) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Lenders were entitled before such recalculation.

SECTION 3. Fees; Call Protection.

3.01. Fees.  The Borrower agrees to pay to each Agent such fees as may be agreed to in writing from time to time by the Borrower or any of its Restricted Subsidiaries and such Agent.

3.02. Call Protection.  In the event all or any portion of the Term Loans are (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case of clauses (i) and (ii), in connection with any waiver, consent or amendment to the Term Loans the result of which would be the lowering of the effective interest cost or the weighted average yield of the Term Loans or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Term Loans (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)), in each case on or prior to the six-month anniversary of the Effective Date, such repayment, prepayment, refinancing, replacement or repricing will be made together with a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of Term Loans so repaid, prepaid, refinanced, replaced or repriced.  If all or any portion of the Term Loans held by any Lender are repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Credit Documents (including Sections 4.01(b) and 12.12(b) hereof) as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), in each case on or prior to the six-month anniversary of the Effective Date, such repayment, prepayment, refinancing or replacement will be made together with a prepayment premium in an amount equal to 1.00% of the aggregate principal amount of Term Loans so repaid, prepaid, refinanced or replaced.

SECTION 4. Prepayments; Payments; Taxes.

4.01. Voluntary Prepayments.

(a) The Borrower shall have the right to prepay the Loans, without premium or penalty (except as, and to the extent, provided in Section 3.02) in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 1:00 P.M. (New York City time) at the Notice Office (x) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans and (y) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans, which notice (in each case) shall specify which Term Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans were made, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 and integral multiples of $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case), provided that if any partial prepayment of LIBOR Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans (and same shall automatically be converted into a Borrowing of Base Rate Loans) and any election of an Interest Period with respect thereto given by the Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 4.01(a) in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing; and (iv) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall reduce the then remaining Scheduled Term Loan Repayments in the order designated in writing by the Borrower to the Administrative Agent or, in the absence of such designation, in direct order of maturity.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon five (5) Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Sections 2.11(a) and 3.02), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of Term Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining principal amount of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).

4.02. Mandatory Repayments.

(a) [Intentionally Omitted].

(b) In addition to any other mandatory repayments pursuant to this Section 4.02, (x) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring in June, 2017 and ending with the Quarterly Payment Date occurring in March, 2023, the Borrower shall be required to repay a principal amount of Term Loans, to the extent then outstanding, equal to ¼ of 1% of the aggregate initial principal amount of all Term Loans incurred by the Borrower pursuant to Section 2.01 on the Effective Date and (y) on the Term Loan Maturity Date, the Borrower shall be required to repay in full the entire principal amount of the Term Loans then outstanding (each Quarterly Payment Date described above and the Term Loan Maturity Date, a “Scheduled Term Loan Repayment Date” and with each such repayment pursuant to this Section 4.02(b), as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(h) or increased as provided in Section 2.14(d), a “Scheduled Term Loan Repayment”).

(c) [Intentionally Omitted].

(d) In addition to any other mandatory repayments pursuant to this Section 4.02, within five (5) Business Days after each date on or after the Effective Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 9.04), Disqualified Preferred Stock or Designated Preferred Stock (other than Disqualified Preferred Stock or Designated Preferred Stock permitted to be issued pursuant to Section 9.11(c)) an amount equal to 100% of the Net Cash Proceeds of the respective issuance or incurrence of Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h), (i) and (m).

(e) In addition to any other mandatory repayments pursuant to this Section 4.02, within five (5) Business Days after each date on or after the Effective Date upon which the Borrower or any of its Restricted Subsidiaries receives any proceeds in the form of cash or Cash Equivalents from any Asset Sale (including any Subject Affiliate Transfer, but excluding (1) sales of assets pursuant to Sections 9.02(i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv), (xvii), (xviii), (xix) and (xxi), (2) Designated Sales permitted to be consummated pursuant to Section 9.02(xx) and (3) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers, or dispositions as a single such transaction) that involves properties or assets having a Fair Market Value of less than $1,000,000), an amount equal to 100% of the Net Sale Proceeds in excess of $5,000,000 in the aggregate following the Effective Date shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(h), (i) and (m); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Event of Default under Section 10.01 or 10.05 then exists and such Net Sale Proceeds shall be used to purchase assets (other than inventory and working capital) used or to be used in a Permitted Business owned by the Borrower or a Restricted Subsidiary, in each case within 365 days following the date of such Asset Sale (or, if the Borrower or Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Sale Proceeds within 365 days following the receipt thereof, within 180 days after such original 365-day period); and provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 4.02(e) are not so reinvested within the time period indicated (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(e) without regard to the preceding proviso; and provided further, that the Net Sale Proceeds from any sale of the MGM Investment shall not be required to be applied as provided above in this Section 4.02(e) (without regard to the preceding provisos) so long as such Net Sale Proceeds shall be used to make Debt Repurchases in reliance on Section 9.09(iv)(B).

(f) In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, on each Excess Cash Flow Calculation Date, an amount equal to the Applicable Excess Cash Flow Percentage of the Excess Cash Flow for the related Excess Cash Flow Calculation Period shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Sections 4.02(h), (i) and (m); provided that repayments of principal of Loans made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds during the applicable Excess Cash Flow Calculation Period shall reduce on a dollar-for-dollar basis the amount of such mandatory repayment and/or commitment reduction otherwise required on the applicable Excess Cash Flow Calculation Date pursuant to this Section 4.02(f).

(g) In addition to any other mandatory repayments pursuant to this Section 4.02, within five (5) Business Days after each date on or after the Effective Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed $5,000,000 in the aggregate in any Fiscal Year), an amount equal to 100% of the Net Cash Proceeds from such Recovery Event shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(h), (i) and (m); provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Event of Default then exists and the Borrower has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within 365 days following the date of the receipt of such Net Cash Proceeds (or, if the Borrower or Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within 365 days following the receipt thereof, within 180 days after such original 365-day period), and provided further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within the time period indicated (or such earlier date, if any, as the Borrower or the relevant Restricted Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 4.02(g) without regard to the immediately preceding proviso.

(h) Each amount required to be applied pursuant to Sections 4.02(d), (e), (f) and (g) in accordance with this Section 4.02(h) shall be applied (subject to Section 4.02 (m) below) to repay the outstanding principal amount of Term Loans.  The amount of each principal repayment of Term Loans made as required by Sections 4.02(d), (e), (f) and (g) shall be applied to reduce the then remaining Scheduled Term Loan Repayments in direct order of maturity to the next four (4) Scheduled Term Loan Repayments and, thereafter, to the then remaining Scheduled Term Loan Repayments on a pro rata basis (based upon the then remaining principal amounts of the Scheduled Term Loan Repayments after giving effect to all prior reductions thereto).

(i) With respect to each repayment of Loans required by this Section 4.02, the Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of LIBOR Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such LIBOR Loans were made, provided that:  (i) repayments of LIBOR Loans pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all LIBOR Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans; and (iii) subject to Section 4.02(m), each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans.  In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but not an obligation, to minimize breakage costs under Section 2.11.

(j) In addition to any other mandatory repayments pursuant to this Section 4.02, all then outstanding Loans of a respective Tranche shall be repaid in full on the respective Maturity Date for such Tranche of Loans.

(k) [Intentionally Omitted].

(l) [Intentionally Omitted].

(m) The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Sections 4.02(d), (e), (f) or (g) at least three (3) Business Days prior to the date of such repayment.  Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment.  The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower’s repayment notice and of such Lender’s pro rata share of any repayment.  Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Sections 4.02(d), (e), (f) or (g) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled.  Any Declined Proceeds shall be retained by the Borrower.

4.03. Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04. Net Payments.

(a)  All payments made by any Credit Party hereunder and under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any Excluded Taxes) (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges, including any interest, additions to tax or penalties applicable thereto, being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Credit Parties agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.  Without duplication, if any amounts are payable in respect of Taxes pursuant to the two preceding sentences, the applicable Credit Party agrees to reimburse each Agent and Lender within fifteen (15) Business Days of receipt of the written request of such Agent or such Lender, including documentation reasonably supporting such request for such Taxes as are payable by, or withheld from, such Agent or such Lender, in respect of such amounts so paid to or on behalf of such Agent or such Lender pursuant to the two preceding sentences and in respect of any amounts paid to or on behalf of such Agent or such Lender pursuant to this sentence.  The applicable Credit Party will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts or other documentation reasonably evidencing such payment by such Credit Party.  The Credit Parties agree to indemnify and hold harmless each Recipient and reimburse such Recipient upon its written request therefor, for the amount of any Taxes so levied or imposed and paid by such Recipient.  A certificate as to the amount of such payment or liability delivered to the Borrower by an Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “Foreign Lender”) for U.S. federal income Tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04(b) or otherwise (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, as applicable, (i) two accurate and complete signed copies of IRS Form W-8ECI, IRS Form W-8IMY (together with any applicable underlying forms) IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding Tax with respect to payments to be made under this Agreement and under any Note, or (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” two accurate and complete signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding Tax with respect to payments of interest to be made under this Agreement and under any Note, a certificate substantially in the form of Exhibit D (any such certificate, a “Section 4.04(b)(ii) Certificate”) representing that such Foreign Lender (1) is not a bank for purposes of Section 881(c)(3)(A) of the Code, (2) is not a 10 percent shareholder of the Borrower or any of its Subsidiaries (within the meaning of Section 881(c)(3)(B) of the Code), and (3) is not a controlled foreign corporation related to the Borrower or any of its Subsidiaries (within the meaning of Section 881(c)(3)(C) of the Code).  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders any of the previous certifications obsolete or inaccurate in any material respect, (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete signed copies of IRS Form W-8ECI, IRS Form W-8IMY, IRS Form W-8BEN or IRS Form W-8BEN-E (with respect to the benefits of any income tax treaty), or IRS Form W-8BEN or IRS Form W-8BEN-E (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding Tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such Form or Certificate, in which case such Lender shall not be required to deliver any such Form or Certificate pursuant to this Section 4.04(b).  Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 12.04(b) and the immediately succeeding sentence, (x) the Borrower and the Administrative Agent shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, Fees or other amounts payable hereunder for the account of any Foreign Lender for U.S. federal income tax purposes to the extent that such Lender has not provided to the Borrower and the Administrative Agent IRS Forms that establish a complete exemption from such deduction or withholding and (y) the Borrower shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Lender in respect of income or similar Taxes imposed by the United States if (i) such Lender has not provided to the Borrower and the Administrative Agent the IRS Forms and other documentation required to be provided to the Borrower and the Administrative Agent pursuant to this Section 4.04(b) that establish a complete exemption from such deduction or withholding or (ii) in the case of a payment, other than interest, to a Lender described in clause (ii) above, to the extent that such forms and other documentation do not establish a complete exemption from withholding of such Taxes.  Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 4.04 and except as set forth in Section 12.04(b), the Borrower agrees to pay any additional amounts and to indemnify each Lender in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes that are effective after the Effective Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of such Taxes.

(c) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(d) Each Lender that is a United States person as such term is defined in Section 7701(a)(30) of the Code) (a “U.S. Lender”) for U.S. federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a U.S. Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04(b) or otherwise (unless the respective U.S. Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such U.S. Lender, as applicable, two accurate and complete signed copies of IRS Form W-9 certifying as to such U.S. Lender’s entitlement to full exemption from United States backup withholding Tax, or any successor forms.

(e) If the Administrative Agent, the Collateral Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, the Collateral Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, the Collateral Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, the Collateral Agent or such Lender in the event the Administrative Agent, the Collateral Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (e), in no event will the Administrative Agent, the Collateral Agent or a Lender be required to pay any amount pursuant to this paragraph (e) the payment of which would place the Administrative Agent, the Collateral Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent, the Collateral Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 4.04 shall not be construed to require the Administrative Agent, the Collateral Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

SECTION 5. Conditions Precedent to Credit Events on the Effective Date.

The obligation of each Lender to make Loans on the Effective Date, is subject at the time of the making of such Loans to the satisfaction (or waiver by the Administrative Agent) of the following conditions:

5.01. Effective Date; Notes.  The Effective Date shall have occurred as provided in Section 12.10 and there shall have been delivered to the Administrative Agent for the account of each of the Lenders that has requested the same at least five (5) Business Days in advance, the appropriate Term Note executed by the Borrower in the amount, maturity and as otherwise provided herein.

5.02. Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.05, 5.06, 5.07, 5.08, 5.09 and 5.18 have been satisfied on such date.

5.03. Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received (i) from Kirkland & Ellis LLP, special counsel to the Credit Parties, a customary opinion, addressed to the Administrative Agent, the Collateral Agent, the Lead Arranger and each of the Lenders and dated the Effective Date (ii) from Wiley Rein LLP, regulatory counsel to the Credit Parties, a customary opinion addressed to the Administrative Agent, the Collateral Agent, the Lead Arranger and each of the Lenders and dated the Effective Date, (iii) from local counsel in Ohio and Michigan, customary opinions addressed to the Administrative Agent, the Collateral Agent, the Lead Arranger and each of the Lenders and dated the Effective Date, and (iv) subject to Section 12.19, from local counsel in each state in which a Mortgaged Property is located, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Collateral Agent in its capacity as such, and each of the Lenders, dated the Effective Date and covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request including but not limited to the enforceability of each Mortgage.

5.04. Company Documents; Proceedings; etc.

(a) On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, and attested to by the Secretary or any Assistant Secretary of such Credit Party or, to the extent applicable, such Credit Party’s member or manager, substantially in the form of Exhibit F with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Effective Date, the Administrative Agent shall have received good standing certificates from the jurisdiction of organization as of a recent date, for each of the Credit Parties which the Administrative Agent reasonably may have requested, certified by proper Governmental Authorities.

5.05. Ratings.  The Borrower shall have obtained (i) public ratings (of any level) for the Loans under this Agreement and (ii) a public corporate rating and public corporate family rating (or, in each case, reaffirmations thereof), as applicable (of any level), in each case from S&P and Moody’s, which ratings shall remain in full force and effect on the Effective Date.

5.06. Intercreditor Agreement Joinders and Designations; Intercreditor Agreements.  On the Effective Date, (a) the Revolver Intercreditor Agreement Joinder, the Revolver Intercreditor Agreement Designation, the Senior Notes Intercreditor Agreement Joinder and the Senior Notes Intercreditor Agreement Designation shall have been executed and delivered (or acknowledged, as applicable) by all parties thereto, (b) the Borrower and the other Credit Parties shall have taken (and caused to be taken) all actions in order for the Liens on the Collateral constituting “Parity Lien Priority Collateral” (as defined in the Revolver Intercreditor Agreement) granted under or pursuant to the Security Documents to secure the Obligations to be senior to the Liens on the Collateral constituting Parity Lien Priority Collateral securing the Indebtedness under the Revolving Loan Documents in accordance with the Revolver Intercreditor Agreement and (c) the Borrower and the other Credit Parties shall have taken (and caused to be taken) all actions in order for the Liens on the Collateral granted under or pursuant to the Security Documents to secure the Obligations to be of equal priority with the Liens on the Collateral securing the Indebtedness under the Senior Secured Notes Documents in accordance with the Senior Notes Intercreditor Agreement (including for this Agreement to constitute the “Credit Agreement”, the Secured Creditors to constitute the “Credit Agreement Claimholders”, the Collateral Agent to constitute the “Credit Agreement Collateral Agent”, the Security Documents to constitute the “Credit Agreement Collateral Documents”, the Credit Documents to constitute the “Credit Agreement Documents”, the Obligations to constitute the “Credit Agreement Obligations” and the Administrative Agent to constitute the “Credit Agreement Representative” (in each case, under and as defined in the Senior Notes Intercreditor Agreement)).

5.07. Consummation of the Refinancing.

(a) On the Effective Date and concurrently with the incurrence of Loans on such date, all Indebtedness of the Borrower and its Restricted Subsidiaries under the Existing Credit Agreement and all documents relating to the Existing Credit Agreement shall have been repaid in full (other than contingent indemnification obligations not then due and payable), together with all fees and other amounts owing thereon, all commitments under the Existing Credit Agreement and all documents relating to the Existing Credit Agreement shall have been terminated and all letters of credit issued pursuant to the Existing Credit Agreement and any documentation relating to the Existing Credit Agreement shall have been terminated and the Administrative Agent shall have received a payoff letter executed and delivered by the Existing Agent with respect thereto in form and substance reasonably acceptable to the Administrative Agent.

(b) On the Effective Date and concurrently with the incurrence of Loans on such date, all security interests in respect of, and Liens securing, the Indebtedness under the Existing Credit Agreement created pursuant to the security documentation relating to the Existing Credit Agreement shall have been terminated and released, and the Administrative Agent shall have received all such releases as may have been reasonably requested by the Administrative Agent, which releases shall be in form and substance reasonably satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to the Borrower or any of its Restricted Subsidiaries in connection with the security interests created with respect to the Existing Credit Agreement, (y) terminations of any security interest in any patents, trademarks or copyrights of the Borrower or any of its Restricted Subsidiaries on which filings have been made and (z) subject to Section 12.19, terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of the Borrower or any of its Restricted Subsidiaries, in each case, to secure the obligations with respect to the Existing Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(c) On the Effective Date and after giving effect to the consummation of the Transaction, the Borrower and its Restricted Subsidiaries shall have no outstanding Preferred Equity or Indebtedness, except for Indebtedness pursuant to or in respect of (i) the Credit Documents, (ii) the Senior Secured Notes Documents, (iii) the 9.25% Notes Documents, (iv) the Revolving Loan Documents, (v) the Comcast Note, (vi) Intercompany Debt and (v) certain other Indebtedness existing on the Effective Date as listed on Schedule 7.20 (with the Indebtedness described in this subclause (v) being herein called the “Scheduled Existing Indebtedness”).

(d) The Administrative Agent shall have received Refinancing Documents in form and substance reasonably satisfactory to it required to satisfy the conditions described in this Section 5.07.

5.08. Adverse Change.

(a) Since December 31, 2016, nothing shall have occurred (and neither the Administrative Agent nor any Lender shall have become aware of any facts or conditions not previously known) which, either individually or in the aggregate, has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.

(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the authorization, execution, delivery and performance of the Credit Documents and the granting of Liens under the Credit Documents shall have been obtained and remain in effect (except for filings which are necessary to perfect the security interests on assets acquired after the Effective Date).

5.09. Litigation.  On the Effective Date, there shall be no actions, suits or proceedings pending or, to the knowledge of the Borrower threatened with respect to the Transaction, this Agreement or any other Credit Document.

5.10. Subsidiaries Guaranty.  On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit G (as amended, restated, modified, extended and/or supplemented from time to time, the “Subsidiaries Guaranty”).

5.11. Pledge Agreement.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Pledge Agreement in the form of Exhibit H (as amended, modified, restated, extended and/or supplemented from time to time, the “Pledge Agreement”) and shall have delivered to the Collateral Agent, as Pledgee thereunder, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral.

5.12. Security Agreement.  On the Effective Date, each Credit Party shall have duly authorized, executed and delivered the Security Agreement in the form of Exhibit I (as amended, modified, restated, extended and/or supplemented from time to time, the “Security Agreement”) covering all of such Credit Party’s Security Agreement Collateral, together with:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security Agreement (if and to the extent such security interests can be perfected by such financing statements);

(ii) certified copies of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Restricted Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with copies of such other financing statements that name the Borrower or any of its Restricted Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Collateral Agent shall have received termination statements (Form UCC-3);

(iii) evidence of the authorization of all other recordings and filings of, or with respect to, the Security Agreement as may be necessary or advisable, to perfect (if and to the extent such security interests are required to be perfected pursuant to the Security Agreement) the security interests intended to be created by the Security Agreement in the United States; and

(iv) evidence that all other actions necessary or, in the reasonable opinion of the Administrative Agent, advisable to perfect (if and to the extent such security interests are required to be perfected pursuant to the Security Agreement) and protect the security interests purported to be created by the Security Agreement have been taken or will be taken.

5.13. Mortgage; Title Insurance; Survey; etc.  Subject to Section 12.19, the Collateral Agent shall have received with respect to each Mortgaged Property listed on Schedule 5.13 hereto:

(i) fully executed counterparts of Mortgages and corresponding UCC fixture filings, in form and substance reasonably satisfactory to the Collateral Agent, which Mortgages and UCC fixture filings shall cover each Real Property owned by the Borrower or any of its Restricted Subsidiaries and designated as a “Mortgaged Property” on Schedule 5.13 hereto, together with evidence that counterparts of such Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording;

(ii) a Mortgage Policy (which, if reasonably satisfactory to the Administrative Agent, may be in the form of a mark-up of a pro forma Mortgage Policy which is reasonably satisfactory to the Administrative Agent subsequently to be followed by a mortgage policy) relating to each Mortgage of the Mortgaged Property referred to above, issued by a title insurer reasonably satisfactory to the Administrative Agent (the “Title Company”), in an insured amount satisfactory to the Administrative Agent and insuring the Collateral Agent that the Mortgage on each such Mortgaged Property is a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Encumbrances, with each such Mortgage Policy (1) to be in form and substance reasonably satisfactory to the Administrative Agent, (2) to include, to the extent available in the applicable jurisdiction, supplemental endorsements (including, without limitation, endorsements relating to future advances under this Agreement and the Loans, usury, first loss, last dollar, tax parcel, subdivision, zoning, contiguity, variable rate, doing business, public road access, survey, environmental lien, mortgage recording tax, if applicable, and so-called comprehensive coverage over covenants and restrictions and for any other matters that the Administrative Agent in its discretion may reasonably request), (3) to not include the “standard” title exceptions, a survey exception, any exception(s) for mechanic’s liens (other than any lien which may constitute a Permitted Encumbrance), and (4) to provide for affirmative insurance and such reinsurance as the Administrative Agent in its discretion may reasonably request;

(iii) to induce the title company to issue the Mortgage Policies referred to in subsection (ii) above, evidence of the delivery of such affidavits, certificates, information and instruments of indemnification (including, without limitation, a so-called “gap” indemnification) as shall be reasonably required by the Title Company, together with evidence of payment by the Borrower of all Mortgage Policy premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of such Mortgages and issuance of such Mortgage Policies, which evidence may be in the form of an electronic mail transmission from a representative of the Title Company that all documents and funds necessary in order to issue the Mortgage Policy have been received in escrow by the Title Company);

(iv) a survey of each Mortgaged Property (and all improvements thereon) (1) prepared by a surveyor or engineer licensed to perform surveys in the state where such Mortgaged Property is located, (2) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date or preparation of such survey, and (3) sufficient for the title company to remove all standard survey exceptions from the Mortgage Policy relating to such Mortgaged Property and issue the endorsements required pursuant to the provisions of Section 5.13(ii) above; and

(v) flood certificates covering each Mortgaged Property in form and substance acceptable to the Administrative Agent, certified to the Collateral Agent in its capacity as such and whether or not each such Mortgaged Property is located in a flood hazard area, as determined by designation of each such Mortgaged Property in a specified flood hazard zone by reference to the applicable FEMA map.

5.14. Financial Statements.  On or prior to the Effective Date, the Administrative Agent shall have received true and correct copies of the historical financial statements.

5.15. Solvency Certificate; Insurance Certificates, etc.

  On the Effective Date, the Administrative Agent shall have received:

(i) a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J hereto; and

(ii) subject to Section 12.19, certificates of insurance complying with the requirements of Section 8.03 for the business and properties of the Borrower and its Restricted Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee.

5.16. Fees, etc.  On the Effective Date, the Borrower shall have paid to the Administrative Agent (and its relevant Affiliates), the Collateral Agent (and its relevant Affiliates), the Lead Arranger (and its relevant Affiliates) and each Lender all invoiced reasonable out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses of one primary counsel to the Administrative Agent and the Lead Arranger (and their relevant Affiliates), one primary counsel to the Collateral Agent (and its relevant Affiliates), one local counsel in each relevant jurisdiction and one regulatory counsel) and other compensation contemplated hereby (or in any other written agreement between the Borrower and such Agent) payable to the Administrative Agent, the Collateral Agent, the Lead Arranger or such Lender to the extent then earned, due and payable.

5.17. PATRIOT Act.  The Agents and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and Guarantors under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least ten (10) days prior to the Effective Date.

In determining the satisfaction of the conditions specified in this Section 5, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction.

5.18. No Default; Representation and Warranties.  On the Effective Date and also after giving effect to the Credit Event (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such date).

5.19. Notice of Borrowing.  Prior to the making of the Loans, the Administrative Agent shall have received at the Notice Office prior notice (a “Notice of Borrowing”) of each such Loan to be incurred hereunder.  Such notice shall be irrevocable and shall be in writing, substantially in the form of Exhibit A-2, appropriately completed to specify:  (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (iv) instructions with regard to the disbursement of proceeds.

SECTION 6. [Intentionally Omitted]

SECTION 7. Representations, Warranties and Agreements.  In order to induce the Agents and the Lenders to enter into this Agreement and to make the Loans, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction.

7.01. Company Status.  The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization (other than as applies to the Borrower, except to the extent any failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect), (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except to the extent any failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.

7.02. Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03. No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contravention that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of (x) the Senior Secured Notes Indenture, the 9.25% Notes Indenture or the Revolving Loan Documents, (y) after the execution and delivery thereof, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents and any Permitted Refinancing Debt Documents in respect of the 9.25% Notes, the Senior Secured Notes, the Revolving Loan Documents, the Permitted Subordinated Debt and the Permitted Unsecured Debt, in any such case to the extent governing Indebtedness in an aggregate outstanding principal amount equal to or greater than $5,000,000, and (z) any other indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except, in the case of the preceding subclause (z), for any contravention, breach, default, lien and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

7.04. Approvals.  No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those orders, consents, approvals, licenses, authorizations, and validations that have otherwise been obtained and those filings, recordings, and registrations that have been made on or prior to the Effective Date and which remain in full force and effect on the Effective Date, (y) filings which are necessary to release liens granted pursuant to the Existing Credit Agreement and documentation related thereto and (z) filings which are necessary to perfect the security interests created (and required to be perfected) under the Security Documents, or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document, except that (x) certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document may require the prior consent of the FCC, and (y) copies of this Agreement and the other Credit Documents may be required to be filed with the FCC for informational purposes pursuant to Section 73.3613 of the FCC's rules.

7.05. Financial Statements; Financial Condition; Undisclosed Liabilities.

(a) The audited consolidated balance sheet of the Borrower at December 31, 2015 and December 31, 2016 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower for the Fiscal Years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to such financial statements.

(b) On and as of the Effective Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans, the Senior Secured Notes, the 9.25% Notes and the Indebtedness incurred pursuant to the Revolving Credit Agreement) being incurred or assumed and Liens created by the Credit Parties in connection therewith, (i) the sum of the fair value (on a going concern basis) of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (iii) the Borrower and its Restricted Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Restricted Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses as currently conducted or proposed to be conducted.  For purposes of this Section 7.05(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) After giving effect to the Transaction, since December 31, 2016, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

7.06. Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

7.07. True and Complete Disclosure.  All factual information (when furnished and taken as a whole) furnished by or on behalf of the Borrower in writing to the Agents or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information as supplemented (when furnished and taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Agents or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information as supplemented (when furnished and taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include any pro forma financial information, the budgets referred to in Section 8.01(d) or projections or forward looking statements and information regarding general economic conditions.

7.08. Use of Proceeds; Margin Regulations.

(a) All proceeds of the Initial Term Loans will be used by the Borrower on the Effective Date to finance the Refinancing and to pay fees and expenses incurred in connection with the Transaction.  All proceeds of Incremental Term Loans will be used by the Borrower for the purposes specified in the applicable Incremental Term Loan Assumption Agreement.

(b) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Not more than 25% of the value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole is represented by Margin Stock.

7.09. Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal income and other material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries, except where the failure to timely file or cause to be timely filed such Returns would not reasonably be expected to result in a Material Adverse Effect.  The Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all Taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP or (ii) to the extent the failure to pay such Taxes or assessments could not reasonably be expected to result in a Material Adverse Effect.

7.10. Compliance with ERISA.

(a) Schedule 7.10 sets forth each Plan as of the Effective Date.  Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred other than as would not individually or in the aggregate, have a Material Adverse Effect.

(b) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.

(c) To the knowledge of the Borrower or any Subsidiary of the Borrower, no Multiemployer Plan is insolvent.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if each of the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Subsidiary of the Borrower, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e) The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  No lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

7.11. Security Documents.

(a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) security interest in all right, title and interest of the Credit Parties in the Security Agreement Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or, after the filing of UCC-1 financing statements and the taking of such other actions as are required by the Security Agreement, will have) a fully perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein (if and to the extent such Security Agreement Collateral can be perfected by the actions required by the Security Agreement), subject to no other Liens other than Permitted Liens.  The recordation of (x) the Grant of Security Interest in U.S. Patents and (y) the Grant of Security Interest in U.S. Trademarks in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States trademark registrations and United States patents that are part of the Security Agreement Collateral, and the recordation of the Grant of Security Interest in U.S. Copyrights in the form attached to the Security Agreement with the United States Copyright Office, together with filings on Form UCC-1 made pursuant to the Security Agreement, will create, as may be perfected by such filings and recordation, a perfected security interest in the United States copyright registrations that are part of the Security Agreement Collateral.

(b) The security interests created under the Pledge Agreement in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, constitute perfected security interests in the Pledge Agreement Collateral described in the Pledge Agreement (if and to the extent such Pledge Agreement Collateral can be perfected by the actions required by the Pledge Agreement), subject to no security interests of any other Person (other than Permitted Liens).  No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral constituting “certificated securities” (as defined in the UCC) under the Pledge Agreement, so long as the Collateral Agent (or designated agent thereof) possesses or “controls” (within the meaning provided in the UCC) such Pledge Agreement Collateral.

(c) Upon filing or recording, as applicable, with the appropriate recording office, each Mortgage shall create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except that the security interest and mortgage lien created on such Mortgaged Property may be subject to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Encumbrances related thereto).

7.12. Properties.  All material Real Property owned and leased by the Borrower or any of its Restricted Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule 5.13.  Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title to all material Real Property owned by it (except as sold or otherwise disposed of as permitted by the terms of this Agreement) and necessary in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Liens.

7.13. Restricted Subsidiaries.  On and as of the Effective Date, the Borrower has no Restricted Subsidiaries other than those Restricted Subsidiaries listed on Schedule 7.13.  Schedule 7.13 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.  Except as set forth on Schedule 7.13, all outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable) and have been issued free of preemptive rights.  Except as set forth on Schedule 7.13 or, in the case of Equity Plan Unit Subsidiaries, no Restricted Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

7.14. Compliance with Statutes, etc.  Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15. Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16. Insurance.  Schedule 7.16 sets forth a listing of all insurance maintained by the Borrower and its Restricted Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.

7.17. Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Restricted Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded, or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property currently owned by the Borrower or any Restricted Subsidiary; (d) neither the Borrower nor any of its Restricted Subsidiaries has agreed to contractually assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors, or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law.  This Section 7.17 and Sections 7.05, 7.07 and 7.14 set forth the sole representations and warranties of the Borrower and the Subsidiaries with respect to environmental matters.

7.18. Employment and Labor Relations.  Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower’s knowledge, threatened against the Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) – (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

7.19. Intellectual Property.  Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all patents, trademarks, permits, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, necessary for the present conduct of its or their business, without, to the knowledge of the Borrower, any infringement of the intellectual property rights of others which, or the failure to own or have such right to use which, as the case may be, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

7.20. Indebtedness.  Schedule 7.20 sets forth a list of all Indebtedness with respect to debt for borrowed money owed by the Borrower and its Restricted Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding the Loans, the Senior Secured Notes, the 9.25% Notes, the Indebtedness under the Revolving Loan Documents, the Comcast Note and Intercompany Debt), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Restricted Subsidiaries which directly or indirectly guarantees such debt.

7.21. Subordination; Intercreditor Agreements.

(a)  The subordination provisions contained in any Permitted Subordinated Debt Documents and any agreements or instruments relating to any Permitted Refinancing Indebtedness in respect of the foregoing, are enforceable against the Borrower and/or the Subsidiary Guarantors, as applicable, and the holders of such Indebtedness, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definitions of “Senior Debt” or “Senior Guarantees” (or other comparable term), as applicable, and “Designated Senior Debt” included in such subordination provisions.

(b) The provisions of the Revolver Intercreditor Agreement, the Revolver Intercreditor Agreement Joinder and the Revolver Intercreditor Agreement Designation are enforceable against the Borrower and the other Credit Parties, the holders of the Indebtedness under the Revolving Loan Documents and the holders of the Indebtedness under the Senior Secured Notes Documents, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definition of “Parity Lien Obligations” included in the Revolver Intercreditor Agreement.

(c) The provisions of the Senior Notes Intercreditor Agreement, the Senior Notes Intercreditor Agreement Joinder and the Senior Notes Intercreditor Agreement Designation are enforceable against the Borrower and the other Credit Parties and the holders of the Indebtedness under the Senior Secured Notes Documents, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and all Obligations hereunder and all obligations of the Credit Parties under the other Credit Documents (including without limitation, the Subsidiaries Guaranty) are within the definition of “Parity Lien Obligations” included in the Senior Notes Intercreditor Agreement.

7.22. Ownership of Stations.  As of the Effective Date, (a) Schedule 7.22 completely and correctly lists each Station owned directly or indirectly by the Borrower or any of its Restricted Subsidiaries and (b) neither the Borrower nor any of its Restricted Subsidiaries owns any Station other than the Stations so listed.

7.23. FCC Licenses and Other Matters.  (a) Schedule 7.23 accurately lists all material authorizations, licenses, permits and franchises granted or assigned to Borrower and its Restricted Subsidiaries by the FCC and all applications therefor with respect to the Stations.  Borrower and its Restricted Subsidiaries hold all Necessary Authorizations required to conduct the businesses of the Stations as presently conducted and have filed all applications for Necessary Authorizations required to conduct the businesses of the Stations as proposed to be conducted.  All FCC Licenses and Necessary Authorizations are in full force and effect and are duly issued in the name of, or validly assigned to, Borrower or a Restricted Subsidiary.  Schedule 7.23 also correctly specifies the expiration date of each FCC License in effect.

(b) Except as set forth on Schedule 7.23, Borrower and its Restricted Subsidiaries are in compliance in all material respects with applicable law (including the Communications Act).  Neither Borrower nor any Restricted Subsidiary has knowledge of any investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any Station (other than proceedings relating to the broadcast industry generally).  No event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modifications, non-renewal, material impairment, material restriction or termination of, or material order of forfeiture with respect to, any material FCC License or other Necessary Authorization.

(c) Borrower and its Restricted Subsidiaries have duly filed any and all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.  Neither Borrower nor any Restricted Subsidiary knows of any reason why any of the FCC Licenses should not be renewed in the regular course without any materially adverse conditions.

7.24. License Subsidiaries.  All FCC Licenses and other Necessary Authorizations issued by the FCC relating to the Stations of the Borrower and its Restricted Subsidiaries are held by a License Subsidiary.

7.25. Anti-Corruption Laws; Sanctions.

a) Each of the Borrower and its Subsidiaries represents and warrants that none of (i) the Borrower or any Subsidiary or any of their respective directors, officers or employees, or, to the knowledge of the Borrower and each such Subsidiary, any agent, representative, Affiliate or any other Person acting on behalf of the Borrower or any Subsidiary, (ii) any Person controlled by or, to the knowledge of the Borrower or any Subsidiary, controlling the Borrower or any Subsidiary, (iii) any Person having a beneficial ownership interest of 50% or greater in the Borrower or any Subsidiary and (iv) any Person for whom the Borrower or any Subsidiary acts as an agent or nominee is the subject of sanctions imposed by the United States, the European Union, Her Majesty’s Treasury of the United Kingdom, the United Nations Security Council or other applicable sanctions laws (“Sanctions Laws”) or domiciled, organized or resident in a country or territory that is, or whose government is, the subject of country-wide or territory-wide sanctions broadly prohibiting or restricting dealings in, with or involving such country or territory (as of the date hereof, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).  Each of the Borrower and the Subsidiaries represents and warrants that it will not engage or transact with any Person that is the subject of Sanctions Laws in violation of such laws.  Each of the Borrower and the Subsidiaries further represents that, to the best of its knowledge, none of the proceeds of the Loans will be used for any purpose prohibited under Sanctions Laws, or in any manner that would constitute or give rise to a violation of Sanctions Laws by any party hereto, including any Lender.

(b) Each of the Borrower and its Subsidiaries represents and warrants that it has complied and will comply in all material respects with the US Foreign Corrupt Practices Act, the UK Bribery Act and any other applicable anti-bribery or corruption laws (collectively, the “Anti-Corruption Laws”).  In connection with this Agreement, neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower and each such Subsidiary, any Person acting on behalf of each of the foregoing Persons, shall knowingly authorize the giving of, offer or promise to give anything of value to a Public Official, or any other party in violation of Anti-Corruption Laws.  As used herein, the term “Public Official” includes (a) any officer or employee of a government or any government department, agency or instrumentality thereof, including state-owned entities, or any Person acting in an official capacity for or on behalf of such government, department, agency or instrumentality;  (b) any officer or employee of a public international organization, such as the World Bank or the United Nations; (c) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; and (d) any candidate for political office.  Each of the Borrower and the Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws and with the representation and warranty contained herein.  None of the Borrower or any of the Subsidiaries will use the proceeds of the Loans in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

SECTION 8. Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans, Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in each case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

8.01. Information Covenants.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders):

(a) Quarterly Financial Statements.  Within sixty (60) days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (or, if earlier, ten (10) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (x) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (y) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that at any time the Borrower has any Unrestricted Subsidiaries, then the quarterly financial information required by this Section 8.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b) Annual Financial Statements.  Within 120 days after the close of each Fiscal Year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by BDO USA, LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit all other than a “going concern” exception or explanatory note resulting solely from an upcoming maturity of the Term Loans or Revolving Loans occurring within one year from the most recent balance sheet date to which such opinion relates) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year; provided that at any time the Borrower has any Unrestricted Subsidiaries, then the annual financial information required by this Section 8.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower (although such separate presentation of financial information excluding the effects of Unrestricted Subsidiaries need not be audited).

(c) PATRIOT Act.  Promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(d) Budget.  No later than sixty (60) days following the first day of each Fiscal Year of the Borrower, a budget in the form of Exhibit K hereto (with such modifications thereto as may be reasonably acceptable to the Administrative Agent and the Borrower).

(e) Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit L (with blanks appropriately completed and with any deviations from such form as may be reasonably acceptable to the Administrative Agent) certifying on behalf of the Borrower that, to such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth (x) in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Sections 9.07 and 9.08 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, and (y) the Available Basket Amount and the Designated Sales Basket Amount on the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements, (ii) if delivered with the financial statements required by Section 8.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Calculation Period, (iii) certify that there have been no changes to Annexes C through F, and Annexes I through K, in each case of the Security Agreement and Annexes A through F of the Pledge Agreement, in each case since the Effective Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (iii), only to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) and whether the Borrower and the other Credit Parties have otherwise taken all actions required to be taken by them pursuant to such Security Documents in connections with any such changes, and (iv) set forth a list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the date of such compliance certificate.

(f) Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five (5) Business Days after any Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation, investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has a reasonable likelihood of adverse determination and such adverse determination could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, (iii) the filing or commencement of any action, suit or proceeding by or before any arbitrator, the FCC or any other Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, (iv) (x) any material admonition, censure or adverse citation or order by the FCC or any other Governmental Authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect or (y) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC that could reasonably be expected to result in a Material Adverse Effect, (v) information and a copy of any notice received by the Borrower or any of its Restricted Subsidiaries from the FCC or other Governmental Authority or any Person that concerns (x) any event or circumstance that could reasonably be expected to materially adversely affect any material Necessary Authorization and (y) any notice of abandonment, expiration, revocation, material impairment, nonrenewal or suspension of any material Necessary Authorization, together with a written explanation of any such event or circumstance or the circumstances surrounding such abandonment, expiration, revocation, material impairment, nonrenewal or suspension or (vi) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings.  To the extent not otherwise delivered hereunder, promptly after the filing or delivery thereof, copies of all material financial information, proxy materials and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall publicly file with the U.S. Securities and Exchange Commission or any successor thereto (the “SEC”) (which delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintained by the SEC so long as the Administrative Agent shall have been promptly notified in writing by the Borrower of the posting thereof) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Disqualified Preferred Stock, any Designated Preferred Stock, the Senior Secured Notes, the 9.25% Notes, any Permitted Subordinated Debt, any Permitted Unsecured Debt or pursuant to the terms of any Revolving Loan Documents or any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of the foregoing Indebtedness.

(h) Environmental Matters.  Promptly after any Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower’s or such Restricted Subsidiary’s response thereto.

(i) Other FCC Information.  Promptly upon their becoming available, (i) copies of any material correspondence exchanged with the FCC or any other federal, state or local governmental agency or authority and (ii) copies of any periodic or special reports filed by the Borrower or any of its Restricted Subsidiaries with the FCC or any other federal, state or local governmental agency or authority, in each case if such reports or correspondence indicate any material change in the ownership of the Borrower or such Restricted Subsidiary, or any materially adverse change in the business, operations, affairs or condition of the Borrower or such Restricted Subsidiary.

(j) Other Information.  Promptly upon reasonable request, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Agents or any Lender (through the Administrative Agent) may reasonably request.

Financial statements required to be delivered pursuant to Sections 8.01(a) and (b) and information required to be delivered pursuant to Section 8.01(g) (in each case, to the extent such financial statements or information are included in materials otherwise filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on the Borrower’s website on the Internet at http://www.radio-one.com (or such other website identified by the Borrower to the Administrative Agent) or is available via the EDGAR system of the SEC on the Internet (to the extent such information has been posted or is available as described in such notice); provided that in each case the Borrower shall (x) notify the Administrative Agent of the posting of any such documents and (y) notwithstanding the immediately subsequent sentence, deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.  Information required to be delivered pursuant to this Section 8.01 (including, but not limited to, clauses (a) and (b)) may also be delivered by electronic communication pursuant to procedures permitted by this Agreement.  Notwithstanding anything to the contrary contained in this Section 8.01, the Borrower shall not be required to deliver to the Agents or any Lender any information subject to confidentiality agreements or attorney/client work privilege.

8.02. Books, Records and Inspections; Quarterly Conference Calls.

(a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of any Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as any such Agent or Lender may reasonably request; provided that the Borrower and its Restricted Subsidiaries shall not be required to disclose any information to any Agent or any Lender to the extent it is subject to confidentiality agreements or attorney/client privilege; provided further that the Administrative Agent shall give the Borrower the opportunity to participate in any discussion with its accountants; provided further that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.02 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year; provided, however that when an Event of Default exists, any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

(b) At the request of the Administrative Agent, the Borrower will within ten (10) days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 8.01(a) and (b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter or Fiscal Year, as the case may be, and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the Borrower and its Restricted Subsidiaries.

8.03. Maintenance of Property; Insurance.  (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all material property (other than intellectual property) necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent and the Collateral Agent, promptly upon request therefor, full information as to the insurance carried.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.

(b) The Borrower will, and will cause each of its Restricted Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by the Borrower and/or such Restricted Subsidiaries) (i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured, as applicable), (ii) shall state that the insurers under such insurance policies shall endeavor to provide at least 30 days’ (or, in the event of cancellation for nonpayment of premium, ten (10) days’) prior written notice of the cancellation thereof by the respective insurer to the Collateral Agent, and (iii) shall be deposited with the Collateral Agent.

(c) If the Borrower or any of its Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 8.03, or if the Borrower or any of its Restricted Subsidiaries shall fail to so endorse and deposit all policies or certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) upon five Business Days’ prior written notice to the Borrower, to procure such insurance and the Borrower agrees to reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses of procuring such insurance.

8.04. Existence; Franchises.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material franchises, Licenses and permits; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions, dispositions or actions or omissions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.05. Compliance with Statutes, etc.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06. Compliance with Environmental Laws.

(a) The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits required thereunder applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for Permitted Liens related thereto and except for Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of a Credit Party.

(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that the Borrower or any of its Restricted Subsidiaries is not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent, the Collateral Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 10, the Borrower will provide, at the sole expense of the Borrower and at the written request of the Administrative Agent or the Collateral Agent (acting at the written request of the Administrative Agent), an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, reasonable in scope based upon the circumstances of the request, indicating, where relevant to the subject matter of the request, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or the nature of any noncompliance or other liability and the potential cost of any corrective actions required to remedy the condition or event at issue.  If the Borrower fails to take adequate steps to provide the same within thirty (30) days after such request was made, the Administrative Agent or the Collateral Agent (acting at the written request of the Administrative Agent) may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and does hereby grant to the Administrative Agent, the Collateral Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent, the Collateral Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07. ERISA-Related Information.  The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):

(a) promptly and in any event within fifteen (15) days receiving a request from the Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;

(b) promptly and in any event within thirty (30) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower or any Subsidiary of the Borrower, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary of the Borrower or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the thirty-day period set forth above shall be a ten-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event;

(c) promptly, and in any event within thirty (30) days, after becoming aware that there has been (A) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in material liability to Borrower since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (B) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that are reasonably expected to result in material liability to Borrower or any Subsidiary; or (C) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the Borrower or any Subsidiary, a detailed written description thereof from the chief financial officer of the Borrower; and

(d) If, at any time after the Effective Date, the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 7.10, then the Borrower shall deliver to the Administrative Agent an updated Schedule 7.10 as soon as practicable, and in any event within thirty (30) days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

8.08. End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its and each of its Restricted Subsidiaries’ fiscal years to end on December 31 of each calendar year and (ii) its and each of its Restricted Subsidiaries’ fiscal quarters to end on the last day of each period described in the definition of “Fiscal Quarter”, unless, in each case, as otherwise agreed by the Administrative Agent in its reasonable discretion.

8.09. Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent the failure to pay such Tax, assessment, charge, levy or claim could not reasonably be expected to result in a Material Adverse Effect.

8.10. Use of Proceeds.  The Borrower will use the proceeds of the Loans only as provided in Section 7.08.

8.11. Additional Security; Further Assurances; etc.

(a) The Borrower will, and will cause each other Credit Party to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such Collateral and Real Property of the Borrower and such other Credit Party as are not covered by the original Security Documents (other than Excluded Assets) as may be reasonably requested from time to time by the Administrative Agent, the Collateral Agent or the Required Lenders (collectively, as amended, restated, supplemented or otherwise modified from time to time, the “Additional Security Documents”).  All such security interests and Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Borrower and, subject to exceptions as are reasonably acceptable to the Administrative Agent and the Collateral Agent (acting at the written direction of the Administrative Agent), shall constitute valid, enforceable (except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law)) and perfected security interests (if and to the extent the assets subject to the applicable Additional Security Document can be perfected by the actions required by such Additional Security Document) and Mortgages superior to and prior to the rights of all third Persons and subject to no other Liens except for Permitted Liens or, in the case of Real Property, the Permitted Encumbrances related thereto.  The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect (if and to the extent such security interests can be perfected by the filings or other actions required under the Additional Security Documents), preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Notwithstanding the foregoing, this Section 8.11(a) shall not apply to (and the Borrower and its Restricted Subsidiaries shall not be required to grant a Mortgage in) any Leaseholds (regardless of fair market value) or any owned Real Property the fair market value of which is less than $1,000,000 (as reasonably determined by Borrower or such Restricted Subsidiary and reasonably acceptable to the Administrative Agent); provided however that in no event shall the aggregate fair market value (as reasonably determined by Borrower) of all owned Real Property not required to be subject to a Mortgage by operation of this sentence exceed $10,000,000 in the aggregate.

(b) The Borrower will, and will cause each of the other Credit Parties to, at the reasonable expense of the Borrower, make, execute, endorse, acknowledge, authorize and/or deliver to the Collateral Agent from time to time such schedules, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, bailee agreements, control agreements and other documents, assurances, opinions of counsel or instruments and take such further similar steps relating to the Collateral covered by any of the Security Documents as the Administrative Agent may reasonably require.  Each Credit Party acknowledges that certain transactions contemplated by this Agreement and the other Credit Documents, and certain actions which may be taken by the Administrative Agent, the Collateral Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document, may require the consent of the FCC.  If the Administrative Agent or the Collateral Agent (acting at the written direction of the Administrative Agent) reasonably determines that the consent of the FCC is required in connection with the execution, delivery or performance of any of the aforesaid documents or any documents delivered to the Administrative Agent, the Collateral Agent or the Lenders in connection therewith or as a result of any action which may be taken or be proposed to be taken pursuant thereto, then each Credit Party, at its sole reasonable cost and expense, shall use its commercially reasonable efforts to secure such prior consent and to cooperate with the Administrative Agent, the Collateral Agent and the Lenders in any such action taken or proposed to be taken by the Administrative Agent, the Collateral Agent or any Lender.

(c) If the Administrative Agent, the Collateral Agent (acting at the written direction of the Administrative Agent or the Required Lenders) or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property of the Borrower and the other Credit Parties constituting Collateral, the Borrower will, at its own expense, provide to the Administrative Agent and the Collateral Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent (acting at the written direction of the Administrative Agent).

(d) The Borrower agrees that each action required by clauses (a) through (c) of this Section 8.11 shall be completed within sixty (60) days after such action is requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders (as such time may be extended by the Administrative Agent, the Collateral Agent (acting at the written direction of the Administrative Agent or the Required Lenders) or the Required Lenders in its or their discretion); provided, that in no event shall the Borrower or any of its Restricted Subsidiaries be required to take any action, other than using its commercially reasonable efforts, to obtain consents from third parties with respect to its compliance with this Section 8.11.

(e) Within thirty (30) days (or such longer period of time as is acceptable to the Administrative Agent in any given case) after any Domestic Restricted Subsidiary of the Borrower ceases to constitute an Immaterial Subsidiary or a “U.S Foreign Holding Company” in accordance with the applicable definitions thereof, the Borrower shall cause such Domestic Restricted Subsidiary to take all actions required as if such Domestic Restricted Subsidiary were then established, created or acquired.

(f) Each new Wholly-Owned Domestic Restricted Subsidiary that is required to execute any Credit Document shall, within thirty (30) days (or such longer period of time as is acceptable to the Administrative Agent in any given case) after becoming a Wholly-Owned Domestic Restricted Subsidiary, upon the reasonable request of the Administrative Agent or the Collateral Agent (acting at the written direction of the Administrative Agent), execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel) of the type described in Sections 5.02, 5.03, 5.04, 5.08, 5.09, 5.10, 5.11, 5.12, 5.13 and 5.17 as such new Restricted Subsidiary would have had to deliver if such new Restricted Subsidiary were a Credit Party on the Effective Date.

(g) In the event (A) new Unrestricted Subsidiaries are established or created, or the Borrower or any of its Wholly-Owned Restricted Subsidiaries acquires Equity Interests in an Unrestricted Subsidiary (i) written notice thereof shall be given to the Administrative Agent and the Collateral Agent within thirty (30) days (or such longer period of time as is acceptable to the Administrative Agent in any given case) thereafter, (ii) the Equity Interests (other than any Excluded Equity Interests) of such new Unrestricted Subsidiary held by any Credit Party shall be promptly pledged pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests, together with stock or other appropriate powers duly executed in blank, shall be delivered to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (iii) all Investments by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary shall be permitted pursuant to Section 9.05 and (iv) all requirements of the definition of Unrestricted Subsidiary and Section 8.14 shall have been satisfied, and (B) the Borrower and its Wholly-Owned Restricted Subsidiaries establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Restricted Subsidiaries (i) written notice thereof shall be given to the Administrative Agent and the Collateral Agent within thirty (30) days (or such longer period of time as is acceptable to the Administrative Agent in any given case) thereafter, (ii) the Equity Interests (other than any Excluded Equity Interests) of such new Restricted Subsidiary shall be pledged within thirty (30) days (or such longer period of time as is acceptable to the Administrative Agent in any given case) thereafter pursuant to, and to the extent required by, this Agreement and the Pledge Agreement and the certificates, if any, representing such Equity Interests (other than any Excluded Equity Interests), together with stock or other appropriate powers duly executed in blank, shall be delivered to the Collateral Agent as, and to the extent required by, the Pledge Agreement, (iii) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Immaterial Subsidiary) shall within thirty (30) days (or such longer period of time as is acceptable to the Administrative Agent in any given case) after becoming a Wholly-Owned Domestic Restricted Subsidiary execute a counterpart of the Subsidiaries Guaranty, the Security Agreement and the Pledge Agreement and (iv) each such new Wholly-Owned Domestic Restricted Subsidiary (other than any Immaterial Subsidiary), to the extent requested by the Administrative Agent, the Collateral Agent (acting at the written direction of the Administrative Agent or the Required Lenders) or the Required Lenders, shall take all actions reasonably required pursuant to this Section 8.11.

8.12. Maintenance of Company Separateness.  The Borrower will, and will cause each of its Subsidiaries and other Restricted Subsidiaries to, satisfy customary Company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and (ii) the maintenance of separate Company offices and records.  Neither the Borrower nor any of its Restricted Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of its Restricted Subsidiaries.  Any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the Company separateness of such Unrestricted Subsidiary from the Borrower and its Restricted Subsidiaries.

8.13. Ratings.  The Borrower shall use commercially reasonable efforts to obtain and maintain (i) a public corporate family rating of the Borrower and a rating of each Tranche of the Loans, in each case from Moody’s, and (ii) a public corporate credit rating of the Borrower and a rating of each Tranche of the Loans, in each case from Moody’s and S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and reasonable cooperation with customary information and data requests by Moody’s and S&P in connection with their ratings process).

8.14. Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (any such designation, a “Subsidiary Designation”); provided that:

(i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;

(ii) immediately after giving effect to such designation, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 9.07 and 9.08 as of the last day of the most recently ended Calculation Period;

(iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” immediately after giving effect to any such designation hereunder for purposes of the Senior Secured Notes Documents, the 9.25% Notes Documents, any Permitted Subordinated Debt Documents, any Permitted Unsecured Debt Documents, any Revolving Loan Document, any document with respect to Indebtedness permitted by Section 9.04(ii), 9.04(xviii) or 9.04(xix), or any Permitted Refinancing Debt Documents in respect of the foregoing, as applicable;

(iv) [Intentionally Omitted];

(v) in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (1) such Subsidiary to be so designated shall satisfy all of the requirements of an “Unrestricted Subsidiary” as set forth in the definition thereof, (2) if such Restricted Subsidiary to be so designated is directly owned by the Borrower or any of its Wholly-Owned Domestic Restricted Subsidiaries, 100% of the Equity Interests of such Subsidiary are owned by the Borrower or such Wholly-Owned Domestic Restricted Subsidiary, (3) all of the provisions of Section 8.11 shall be complied with in respect of such newly designated Unrestricted Subsidiary and (4) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as provided in the following sentence is permitted by Section 9.05(xxii) or (xxiii);

(vi) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (1) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (2) all actions which would be required to be taken pursuant to Section 8.11 in connection with the establishment, creation or acquisition of a new Restricted Subsidiary are taken after such designation, (3) except in the case of a deemed designation as provided in the first proviso to the definition of “Unrestricted Subsidiary”, such Subsidiary shall be a Wholly-Owned Subsidiary of the Borrower (both before and after giving effect to such designation), and (4) the Indebtedness and Liens of such Subsidiary resulting from the designation of such Subsidiary as a Restricted Subsidiary as provided in the following sentence are permitted under Section 9.04 or 9.01, as applicable;

(vii) in no event may any License Subsidiary be designated as an Unrestricted Subsidiary; and

(viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations of compliance (in reasonable detail) with preceding clause (ii).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by a Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 9. Negative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Commitment has terminated and the Loans, Notes, Fees and all other Obligations (other than any indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in each case, are not then due and payable) incurred hereunder and thereunder, are paid in full:

9.01. Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, contractors’ and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Restricted Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 9.01, plus renewals, replacements and extensions of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrower or any of its Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 9.01;

(iv) Liens on the Collateral created by or pursuant to this Agreement, the Security Documents, subject to the Revolver Intercreditor Agreement, the Revolving Loan Documents or, subject to the Senior Notes Intercreditor Agreement, the Senior Secured Notes Documents (or any Permitted Refinancing thereof);

(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Restricted Subsidiaries to other Persons entered in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party;

(vi) Liens upon assets of the Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations or mortgage financings to the extent such Capitalized Lease Obligations or mortgage financings are permitted by Section 9.04(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation or mortgage financing and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation or mortgage financing does not encumber any asset of the Borrower or any other asset of the Borrower or any Restricted Subsidiary of the Borrower other than the proceeds of the assets giving rise to such Capitalized Lease Obligations or mortgage financing;

(vii) Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Effective Date and used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Restricted Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(iv) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Borrower or such Restricted Subsidiary;

(viii) Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority and which are not violated in any material way by the current use or occupancy of such real property, easements, rights-of-way, restrictions, encroachments, minor survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting Real Property, in each case not securing Indebtedness for borrowed money, not materially interfering with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(ix) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(x) Liens arising out of the existence of judgments or awards (x) in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $10,000,000 or (y) with respect to which payment in full above any applicable customary deductible is covered by insurance from a reputable third-party insurance provider which has been notified thereof in writing and not denied or contested coverage;

(xi) statutory and common law landlords’ liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with industry practice (exclusive of obligations in respect of the payment for borrowed money);

(xiii) Permitted Encumbrances;

(xiv) Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(vii) or constitutes Permitted Refinancing Indebtedness in respect thereof permitted by Section 9.04(vii), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other Investment and do not attach to any other asset (other than the proceeds and products thereof and accessories thereto) of the Borrower or any of its Restricted Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements, and Liens on Restricted cash or Cash Equivalents;

(xviii) Liens on earnest money deposits of cash or Cash Equivalents made by the Borrower or its Restricted Subsidiaries in connection with any Permitted Acquisition;

(xix) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.04;

(xx) Liens consisting of an agreement to dispose of property permitted by Section 9.02;

(xxi) Liens incurred on cash or Cash Equivalents of the Borrower to secure reimbursement obligations in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(xxii) additional Liens of the Borrower or any Restricted Subsidiary of the Borrower not otherwise permitted by this Section 9.01 that (w) were incurred in the ordinary course of business, (x) do not encumber any assets of the Borrower or any of its Restricted Subsidiaries the fair market value (as reasonably determined by senior management of the Borrower) of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Restricted Subsidiary and (z) do not secure obligations in excess of $1,000,000 in the aggregate for all such Liens at any time; and

(xxiii) subject to a customary intercreditor agreement reasonably satisfactory to the Administrative Agent and the Collateral Agent (acting at the written direction of the Administrative Agent), Liens in respect of Indebtedness permitted to be incurred pursuant to Section 9.04(xviii).

In connection with the granting of Liens of the type described in clauses (iii), (vi), (vii), (ix), (xiv) and (xxii) of this Section 9.01 by the Borrower of any of its Restricted Subsidiaries, each of the Administrative Agent and the Collateral Agent (acting at the written direction of the Administrative Agent) shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in each case solely with respect to the item or items of equipment or other assets subject to such Liens).

9.02. Consolidation, Merger, Sale of Assets, etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of air-time advertisements and similar promotional activities in the ordinary course of business), or enter into any sale-leaseback transactions, except that:

(i) the Borrower and its Restricted Subsidiaries may effect Dividends permitted under Section 9.03;

(ii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete, worn-out or uneconomical property in the ordinary course of business;

(iii) the Borrower and its Restricted Subsidiaries may grant Liens in their property and assets to the extent permitted under Section 9.01;

(iv) the Borrower and its Restricted Subsidiaries may sell assets (other than the Equity Interests of any Wholly-Owned Restricted Subsidiary or any Unrestricted Subsidiary, unless, in the case of a Wholly-Owned Restricted Subsidiary, all of the Equity Interests of such Wholly-Owned Restricted Subsidiary are sold in accordance with this clause (iv)), so long as (v) no Event of Default then exists or would result therefrom, (w) the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(e) and (z) the sum of Consolidated EBITDA derived from the assets related to any such sale (measured for the most recently ended Calculation Period) plus the Consolidated EBITDA derived from the assets related to all other sales of assets consummated pursuant to this clause (iv) (measured for the applicable Calculation Period most recently ended prior to each such other sale), shall represent not more than 25% of the Borrower’s Consolidated EBITDA (measured for the most recently ended Calculation Period) at the time such sale is consummated;

(v) each of the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent otherwise permitted by Section 9.04);

(vi) each of the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(vii) each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries (taken as a whole);

(viii) the Borrower or any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken;

(ix) (a) any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the Borrower or any Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, (ii) in all other cases, a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (iii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such Restricted Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken; provided, that no Equity Plan Unit Subsidiary may merge or consolidate with or into any other Subsidiary Guarantor (other than another Equity Plan Unit Subsidiary), and (b) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other Restricted Subsidiary of the Borrower and its Restricted Subsidiaries that is not a Subsidiary Guarantor;

(x) any Foreign Restricted Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, so long as (i) such Wholly-Owned Foreign Restricted Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the Equity Interests of such Wholly-Owned Foreign Restricted Subsidiary and such Foreign Restricted Subsidiary shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, consolidation, amalgamation, dissolution, liquidation or transfer) and all actions required to maintain said perfected status have been taken;

(xi) to the extent constituting an Investment, any conveyance, sale, lease or other disposition (other than by way of merger or consolidation) by the Borrower or any of its Restricted Subsidiaries permitted by Section 9.05;

(xii) the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash or other Cash Equivalents at Fair Market Value;

(xiii) so long as no Event of Default exists or would result therefrom, (x) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.05; provided that the continuing or surviving Person shall be a Restricted Subsidiary (and, if such Restricted Subsidiary is a Subsidiary Guarantor, the continuing or surviving Person shall be a Subsidiary Guarantor), which together with each of its Restricted Subsidiaries, shall comply with the requirements of Section 8.11, to the extent applicable and (y) any Permitted Acquisition may be consummated in accordance with the requirements of Section 9.05(xii) or Section 9.05(xxii), as applicable;

(xiv) any License Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other License Subsidiary which is a Subsidiary Guarantor, so long as (i) the License Subsidiary which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (ii) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets of such License Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken;

(xv) subject to compliance with Section 8.11 hereof with respect to any assets acquired in connection therewith, Asset Swaps made in accordance with the requirements of the definition thereof, so long as (v) if the Fair Market Value of the assets transferred exceeds $1,000,000 but is less than $50,000,000, the board of directors of the Borrower approves such transfer and exchange, (w) if the Fair Market Value of the assets transferred equals or exceeds $50,000,000, the board of directors of the Borrower approves such transfer and exchange and the Borrower secures an appraisal of the property or assets received given by an unaffiliated third party in form and substance reasonably satisfactory to the Administrative Agent, (x) the Fair Market Value of any property or assets received in connection therewith is at least equal to the Fair Market Value of the property or assets so transferred, (y) each such Asset Swap is effected in connection with an Investment permitted by Section 9.05, and (z) to the extent applicable, any “boot” or other assets received by the Borrower or any Restricted Subsidiary complies with the requirements of clause (y) above and the Net Sale Proceeds of such boot or other assets (and any “boot” received in the form of cash) are applied as (and to the extent) required by Section 4.02(e); and

(xvi) the Borrower and its Restricted Subsidiaries may from time to time sell Equity Interests of Unrestricted Subsidiaries, so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm’s length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) all (and not less than all) of the Equity Interests of such Unrestricted Subsidiary are sold in accordance with this clause (xvi), and (z) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 4.02(e).

(xvii) the Borrower and its Restricted Subsidiaries may (v) cancel, abandon, sell, assign, transfer or otherwise dispose of intellectual property rights that, in each case, (i) Borrower or any Restricted Subsidiary decides in its reasonable business judgment to no longer use or (ii) are, in Borrower’s or any Restricted Subsidiary’s reasonable business judgment, no longer material to, or no longer used or useful in its business, and (w) permit intellectual property rights to expire in accordance with their statutory terms (except to the extent such terms may be extended or renewed);

(xviii) the Borrower and its Restricted Subsidiaries may terminate or unwind any Interest Rate Protection Agreement or Other Hedging Agreement in accordance with its terms;

(xix) the Borrower and its Restricted Subsidiaries may dispose of property and assets to the extent they were the subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xx) the Borrower and its Restricted Subsidiaries may from time to time after the Effective Date effect Designated Sales, so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm’s length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, and (z) the aggregate amount of the cash and non-cash proceeds received from all Designated Sales made pursuant to this clause (xx) shall not exceed $25,000,000 (for this purpose using the Fair Market Value of property other than cash); and

(xxi) the Borrower and its Restricted Subsidiaries may effect dispositions set forth on Schedule 9.02.

To the extent the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 9.02 (other than to the Borrower or a Restricted Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.

9.03. Dividends.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:

(i) (A) any Restricted Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower, (B) any Foreign Restricted Subsidiary of the Borrower may pay cash Dividends to any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, (C) any Restricted Subsidiary of the Borrower may pay Dividends to the Borrower or to any 100%-Owned Subsidiary that is a Domestic Restricted Subsidiary and (D) any Foreign Restricted Subsidiary of the Borrower may pay Dividends to any 100%-Owned Subsidiary that is a Foreign Restricted Subsidiary; provided that, in the case of clauses (A) and (B), except in the case of Dividends paid for purposes of paying tax liabilities by a parent company when and as due, no Event of Default exists at the time of payment of any such Dividend;

(ii) any Non-Wholly-Owned Restricted Subsidiary of the Borrower may pay Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(iii) the Borrower may acquire Equity Interests in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(iv) the Borrower may retire any shares of Disqualified Preferred Stock by conversion into, or by exchange for, shares of Disqualified Preferred Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of other shares of Disqualified Preferred Stock, provided that such Disqualified Preferred Stock shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of such retired shares of Disqualified Preferred Stock;

(v) the Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any transaction permitted under this Agreement;

(vi) the Borrower may pay Dividends on its Qualified Preferred Stock pursuant to the terms thereof through the issuance of additional shares of such Qualified Preferred Stock, provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(vii) the Borrower may pay cash Dividends on its Equity Interests or redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchases Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after such payment, redemption, repurchase or acquisition, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 9.07 and 9.08 and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such payment, redemption, repurchase or acquisition, (y) in no event shall the sum of the Dividends permitted by this clause (vii) exceed the Available Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(viii) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided that (w) no Event of Default then exists or would result therefrom, (x) immediately before and after such payment, redemption, repurchase or acquisition, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 9.07 and 9.08 (for purposes of this Section 9.03(viii)(x), solely in the case of the Total Senior Secured Leverage Ratio, as if the financial covenant levels in effect pursuant to Section 9.08 were 0.25 lower than those then in effect for such financial covenant) as of the last day of the Calculation Period most recently ended prior to the date of such payment, redemption, repurchase or acquisition, (y) in no event shall the sum of the aggregate amount of all payments, redemptions or repurchases permitted by this clause (viii) exceed the sum of (A) $30,000,000 minus (B) the aggregate amount of Investments made (or deemed made) in reliance on Section 9.05(xxiii) minus (C) the aggregate amount of Debt Repurchases made (or deemed made) in reliance on Section 9.09(iv)(C) and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(ix) the Borrower may redeem, repurchase or otherwise acquire for value outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) (x) in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (y) from the Net Cash Proceeds of the substantially concurrent cash contribution to the common equity capital of the Borrower (other than from any Restricted Subsidiary), provided that the amount of any such Net Cash Proceeds utilized for such purpose will be excluded for purposes of the determination of the Available Basket Amount;

(x) the Borrower may declare and pay Dividends or other payments or distributions on account of the Borrower’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or redeem, repurchase, retire, defease or otherwise acquire any Equity Interests of the Borrower in connection with a substantially concurrent Going Private Transaction (i) out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (ii) from the Net Cash Proceeds of substantially concurrent cash contribution to the common equity capital of the Borrower; provided that the amount of any such Net Cash Proceeds that are utilized for any such Dividend, redemption, repurchase, retirement, defeasance or other acquisition of the Borrower’s Equity Interests will be excluded for purposes of the determination of the Available Basket Amount;

(xi) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s Equity Interests (or options or warrants to purchase Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after such redemption, repurchase or acquisition, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) a Total Senior Secured Leverage Ratio equal to, or less than, 4.50:1.00 and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such payment, redemption, repurchase or acquisition, (y) in no event shall the sum of the aggregate principal amount of all payment, redemptions or repurchase permitted by this clause (xi) exceed the Designated Sales Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x); and

(xii) the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower’s or Subsidiaries’ Equity Interests (or options or warrants to purchase Borrower Common Stock) held by any future, present or former employee, director or consultant of the Borrower or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant) either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant’s employment or directorship; provided, however, that the aggregate amount of all payments, redemptions or repurchases permitted under this clause (xii) do not exceed $2.5 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $5.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale or issuance of Borrower Common Stock or Qualified Preferred Stock (other than Designated Preferred Stock) to members of management, directors or consultants of the Borrower or any of its Subsidiaries that occurred after the Effective Date, to the extent the cash proceeds from such sale or issuance have not otherwise been applied to payments under Section 9.03(vii); plus

(b) the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Effective Date; less

(c) the amount of any payments made in previous calendar years pursuant to clauses (a) and (b) of this clause;

and provided further that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of the Borrower or its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company will not be deemed to constitute a Dividend for purposes of this Section 9.03 or any other provision of this Agreement.

9.04. Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred pursuant to (x) this Agreement and the other Credit Documents and (y) subject to the terms of the Revolver Intercreditor Agreement, the Revolving Loan Documents and any other obligations in respect of the Revolving Credit Documents, in an aggregate principal amount outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (i)(y), not to exceed at any time (i) $25,000,000, plus (ii) the Incremental Debt Amount, provided that for the purposes of this clause (i)(y)(ii), (A) immediately after the incurrence of such Indebtedness, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Sections 9.07 and 9.08 as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of such Indebtedness (assuming Indebtedness incurred pursuant to this clause (i)(y) is fully drawn) and (B) no Event of Default has occurred and is continuing;

(ii) Scheduled Existing Indebtedness outstanding on the Effective Date and listed on Schedule 7.20 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(iii) Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Restricted Subsidiaries against fluctuations in currency values in connection with the Borrower’s or any of its Restricted Subsidiaries’ operations, in each case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(iv) Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness described in Section 9.01(vii), provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness permitted by this clause (iv) exceed $5,000,000 at any time outstanding;

(v) Indebtedness constituting Intercompany Loans to the extent permitted by Section 9.05(viii) or other Intercompany Debt otherwise permitted by Section 9.05;

(vi) Indebtedness consisting of guaranties (x) by the Borrower and Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement, (y) by Foreign Restricted Subsidiaries of the Borrower of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement and (z) by Restricted Subsidiaries who are not Subsidiary Guarantors of each other’s Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement;

(vii) Indebtedness of a Restricted Subsidiary (other than a License Subsidiary) of the Borrower acquired pursuant to a Permitted Acquisition or other permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) (any such Indebtedness, “Permitted Acquired Debt”) and Permitted Refinancing Indebtedness in respect thereof, provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) the aggregate principal amount of all Indebtedness permitted by this clause (vii) shall not exceed $1,000,000 at any one time outstanding;

(viii) Indebtedness arising from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business;

(x) Indebtedness evidenced by letters of credit and the Borrower’s continuing reimbursement obligations in respect thereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;

(xi) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve (12) months;

(xii) Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the disposition of assets in accordance with the requirements of this Agreement, so long as the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the Fair Market Value of non-cash proceeds) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(xiii) Indebtedness of any Restricted Subsidiary that is not a Credit Party; provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (xiii) shall not exceed $5,000,000;

(xiv) Permitted Unsecured Debt and guaranties thereof by the Subsidiary Guarantors; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately after the incurrence of such Indebtedness, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case determined as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of such Indebtedness and (y) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w) and (x) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xv) Indebtedness of the Borrower and guaranties thereof by the Subsidiary Guarantors under (x) subject to the terms of the Senior Notes Intercreditor Agreement and the Revolver Intercreditor Agreement, the Senior Secured Notes Indenture and the other Senior Secured Notes Documents in an aggregate principal amount not to exceed $350,000,000 (less, without duplication, (i) the amount of any repayments of principal thereof made after the Effective Date and (ii) the aggregate principal amount of any Permitted Refinancing Indebtedness incurred in respect of (and to refinance) such Indebtedness), and (y) the 9.25% Notes Indenture and the other 9.25% Notes Documents in an aggregate principal amount not to exceed $335,000,000 plus any accrued pay-in-kind or capitalized interest (less, without duplication, (i) the amount of any repayments of principal thereof made after the Effective Date and (ii) the aggregate principal amount of any Permitted Refinancing Indebtedness incurred in respect of (and to refinance) such Indebtedness);

(xvi) Permitted Subordinated Debt and guaranties thereof by the Subsidiary Guarantors; provided that (x) no Default or Event of Default then exists or would result therefrom, (y) immediately after the incurrence of such Indebtedness, the Borrower shall be in compliance, on a Pro Forma Basis, with a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case determined as of the last day of the Calculation Period most recently ended prior to the date of the incurrence of such Indebtedness and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (y);

(xvii) Permitted Refinancing Indebtedness incurred in respect of (and to refinance) Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to clauses (ii), (xiv), (xv), (xvi) and (xx) of this Section 9.04 and otherwise in accordance with Section 9.09(iv)(D);

(xviii) so long as no Default or Event of Default then exists or would result therefrom, additional Indebtedness incurred by the Borrower and the Subsidiary Guarantors (except the License Subsidiaries), so long as the aggregate principal amount of all Indebtedness permitted by this clause (xviii) does not exceed the Incremental Debt Amount, which Indebtedness may be secured; provided, however, that with respect to any such Indebtedness that is secured, if the all-in-yield (whether in the form of interest rate margins, including interest rate floors, or the amount of any original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) but excluding arrangement, commitment, underwriting, structuring, amendment or similar fees paid to arrangers, underwriters or the Agents (or their respective Related Parties)) with respect to such Indebtedness exceeds the all-in yield and original issue discount (equated to interest based on an assumed four-year life to maturity or, if shorter, the remaining life to maturity thereof) with respect to the Term Loans after giving effect to such Indebtedness, then, upon the incurrence of such Indebtedness, the Applicable Margin then in effect for the Term Loans shall automatically be increased such that the all-in yield and original issue discount with respect to the Term Loans is not less than the all-in yield of such new Indebtedness minus 0.25%; provided, further that if the Indebtedness includes an interest-rate floor greater than the interest rate floor applicable to the Term Loans, the differential between such interest rate floors shall be equated to the interest rate margins for purposes of determining whether an increase to the Applicable Margin shall be required, but only to the extent an increase in the interest rate floor applicable to the Term Loans would cause an increase in the LIBO Rate or the Base Rate, as applicable, and in such case the interest rate floor applicable to the Term Loans shall be increased to the extent of such differential between interest rate floors (prior to any increase in the Applicable Margin then in effect for the Term Loans required pursuant to the immediately preceding proviso);

(xix) so long as no Default or Event of Default then exists or would result therefrom, additional Unsecured Indebtedness incurred by the Borrower and the Subsidiary Guarantors (except the License Subsidiaries), so long as the aggregate principal amount of all Indebtedness permitted by this clause (xix) does not exceed $15,000,000 at any one time outstanding; and

(xx) Indebtedness of the Borrower under the Comcast Note.

9.05. Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to another Person, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Person, together with all items that are barter contributions or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP, or hold any cash or cash equivalents or purchase or otherwise acquire (in one or a series of related transactions) all or a substantial portion of the property or assets or business of another Person or assets constituting a business unit, line of business, division or Station of any Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(i) the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(ii) the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 9.05A (and any increase in the value of such Investments not resulting from an additional Investment), provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(iv) the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v) the Borrower and its Restricted Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);

(vi) the Borrower and its Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of the Borrower Common Stock (so long as no cash is actually advanced by Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(vii) the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(iii);

(viii) (I) the Borrower or any Restricted Subsidiary may make Investments in any Subsidiary Guarantor, (II) the Borrower or any Subsidiary Guarantor may make Investments in any Restricted Subsidiary which is not a Credit Party and (III) any Restricted Subsidiary which is not a Subsidiary Guarantor may make Investments in any Restricted Subsidiary that is not a Subsidiary Guarantor (such Investments in the form of intercompany loans and advances referred to in preceding clauses (I) through (III) being collectively called the “Intercompany Loans”); provided, that (t) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (II) of this clause (viii) (for this purpose, taking the Fair Market Value of any property (other than cash) so invested at the time of such Investment), exceed at any time $5,000,000 (determined without regard to any write-downs or write-offs of such Investments and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (u) each Intercompany Loan made by any Restricted Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note, (v) in the case of any contribution pursuant to preceding sub-clause (I), any security interest granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in any assets so contributed shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such contribution) and all actions required to maintain said perfected status have been taken, (w) no Investment constituting a purchase of Equity Interests shall be permitted pursuant to sub-clause (I) in any new Restricted Subsidiary which concurrently becomes a Credit Party, (x) each Intercompany Loan shall be evidenced by and Intercompany Note, (y) each such Intercompany Loan owned or held by a Credit Party shall be pledged to the Collateral Agent pursuant to the Pledge Agreement, and (z) any Investment made to any Subsidiary Guarantor or any Foreign Restricted Subsidiary pursuant to this clause (viii) shall cease to be permitted by this clause (viii) if such Subsidiary Guarantor or Foreign Restricted Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Domestic Restricted Subsidiary or a Foreign Restricted Subsidiary, as the case may be;

(ix) the Borrower and its Restricted Subsidiaries may make Investments in deposit accounts and securities accounts maintained by the Borrower or such Restricted Subsidiary, as the case may be, so long as the Collateral Agent has a perfected, first-priority security interest therein as, and to the extent, required by the Security Agreement;

(x) the Borrower and its Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Restricted Subsidiaries are independently justified under another provision of this Section 9.05);

(xi) Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;

(xii) the Borrower and each Restricted Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition) (a) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (b) the Borrower shall have given to the Administrative Agent, the Collateral Agent and the Lenders at least 5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (c) the Aggregate Consideration attributable to all Persons and assets purchased or acquired pursuant to all Permitted Acquisitions which do not become Credit Parties or Collateral, as applicable, directly held by a Credit Party (for this purpose, excluding as Collateral the value of Equity Interests of Persons so acquired that are not Domestic Restricted Subsidiaries that are 100%-Owned Subsidiaries and Subsidiary Guarantors) shall not, when combined with the aggregate amount of Investments made in reliance on Section 9.05(xviii), exceed $25,000,000 at any time; (d) calculations are made by the Borrower demonstrating compliance with the financial covenants contained in Sections 9.07 and 9.08 for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition had occurred on the first day of such Calculation Period; (d) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; (e) the Borrower shall take, or cause to be taken, all actions then required by Section 8.11 in connection with such Permitted Acquisition; and (f) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent a certificate executed by its Authorized Officer, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (e), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (c);

(xiii) the Borrower and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02;

(xiv) the Borrower and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(xv) Asset Swaps may be consummated in accordance with the definition thereof and Section 9.02(xv);

(xvi) [Intentionally Omitted];

(xvii) the Borrower and its Restricted Subsidiaries may make additional Investments; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 9.07 and 9.08 as of the last day of the Calculation Period most recently ended prior to the date of such Investment (for purposes of this Section 9.05(xvii)(x), solely in the case of the Total Senior Secured Leverage Ratio, as if the financial covenant levels in effect pursuant to Section 9.08 were 0.25 lower than those then in effect for such financial covenant), (y) in no event shall the aggregate amount of all Investments made in reliance on this clause (xvii) exceed the Designated Sales Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xviii) the Borrower and each Restricted Subsidiary of the Borrower may from time to time make Investments in Joint Ventures and Unrestricted Subsidiaries, so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or immediately after giving effect thereto; (b) the aggregate amount of Investments made in reliance on this clause (xviii), taken together with the aggregate amount of Investments made in reliance on Section 9.05(xii)(c), does not exceed $25,000,000 at any time; (c) calculations are made by the Borrower demonstrating compliance with the financial covenants contained in Sections 9.07 and 9.08 for the respective Calculation Period on a Pro Forma Basis as if the respective Investment had occurred on the first day of such Calculation Period (for purposes of this Section 9.05(xviii)); (d) the Borrower shall take, or cause to be taken, all actions then required by Section 8.11 in connection with such Investment; and (e) the Borrower shall have delivered to the Administrative Agent and the Collateral Agent a certificate executed by its Authorized Officer, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (a) through (d), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (c);

(xix) the Borrower and its Restricted Subsidiaries may make the Investments described on Schedule 9.05B;

(xx) [Intentionally Omitted];

(xxi) [Intentionally Omitted];

(xxii) the Borrower and its Restricted Subsidiaries may make additional Investments not otherwise permitted pursuant to this Section 9.05; provided that (w) no Default or Event of Default then exists or would result therefrom, (x) immediately before and after any such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 9.07 and 9.08 and (B) a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such Investment, (y) in no event shall the sum of the Investments made pursuant to this clause (xxii) exceed the Available Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xxiii) the Borrower and its Restricted Subsidiaries may make additional Investments (including, without limitation, Permitted Acquisitions); provided that (w) no Event of Default then exists or would result therefrom, (x) immediately before and after any such Investment, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 9.07 and 9.08 (for purposes of this Section 9.05(xxiii)(x), solely in the case of the Total Senior Secured Leverage Ratio, as if the financial covenant levels in effect pursuant to Section 9.08 were 0.25 lower than those then in effect for such financial covenant) as of the last day of the Calculation Period most recently ended prior to the date of such Investment, (y) in no event shall the sum of the aggregate amount of all Investments permitted by this clause (xxiii) exceed at any time the sum of (A) $30,000,000 minus (B) the aggregate amount of Dividends made in reliance on Section 9.03(viii) minus (C) the aggregate amount of Debt Repurchases made (or deemed made) in reliance on Section 9.09(iv)(C); and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(xxiv) Investments consisting of advances to customers or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(xxv) [Intentionally Omitted];

(xxvi) the Borrower and its Restricted Subsidiaries may make Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices; and

(xxvii) so long as no Default or Event of Default then exists or would result therefrom, in addition to Investments permitted by clauses (i) through (xxvi) of this Section 9.05, the Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person in an aggregate amount for all loans, advances and other Investments made pursuant to this clause (xxvii) (determined without regard to any write-downs or write-offs thereof), net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments, not to exceed $20,000,000 at any time.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of such Investment.

9.06. Transactions with Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Restricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) Dividends may be paid to the extent provided in Section 9.03;

(ii) loans may be made and other transactions may be entered into by the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 9.01, 9.02, 9.04, 9.05 and 9.09;

(iii) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Restricted Subsidiaries who are not otherwise Affiliates of the Borrower;

(iv) (a) the Borrower may issue Borrower Common Stock and Qualified Preferred Stock, and (b) Restricted Subsidiaries may issue Equity Interests;

(v) the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, consulting arrangements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(vi) Restricted Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(vii) transactions pursuant to any agreement in effect on the Effective Date, as such agreement may be amended, modified or supplemented from time to time; provided that any such amendment, modification or supplement (taken as a whole) will not be more disadvantageous to the Borrower in any material respect than such agreement as it was in effect on the Effective Date;

(viii) any transactions solely between or among the Credit Parties not otherwise prohibited by this Agreement;

(ix) personal, non-exclusive licenses of intellectual property rights; and

(x) any transactions with Affiliates listed on Schedule 9.06.

Notwithstanding anything to the contrary contained above in this Section 9.06, in no event shall the Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates except as specifically provided in clause (vi) of this Section 9.06.  Each Subject Affiliate Transfer shall be subject to this Section 9.06, with each affected Unrestricted Subsidiary to be bound by this Section 9.06 as a “Restricted Subsidiary” as contemplated by clause (iii) of the proviso appearing in the definition of “Unrestricted Subsidiary”.

9.07. Interest Expense Coverage Ratio.  The Borrower will not permit the Interest Expense Coverage Ratio for any Test Period ending on the last day of any Fiscal Quarter of the Borrower to be less than 1.25:1.00.

9.08. Leverage Ratio.  The Borrower will not permit the Total Senior Secured Leverage Ratio on the last day of any Fiscal Quarter of the Borrower to be greater than 5.85:1.00.

9.09. Modifications Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc.

  The Borrower will not, and will not permit any of its Restricted Subsidiaries to:

(i) [Intentionally Omitted];

(ii) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including Qualified Preferred Stock), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (ii) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(iii) enter into any new tax sharing agreement, tax allocation agreement or similar agreement or, after the entry of any such agreement, amend, modify or change any provision of any such agreement in a manner materially adverse to the Lenders, in any case without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned);

(iv) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any 9.25% Notes, any Permitted Unsecured Debt, any Subordinated Indebtedness (including Permitted Subordinated Debt), or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (any such payment, prepayment, redemption, repurchase of other acquisition, a “Debt Repurchase”), except:

(A) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Permitted Unsecured Debt, any Subordinated Indebtedness (including Permitted Subordinated Debt), and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (and give any notice in respect thereof); provided that (v) no Default or Event of Default then exists or would result therefrom, (w) immediately before and after such Debt Repurchase, the Borrower shall be in compliance, on a Pro Forma Basis, with (a) with the covenants contained in Sections 9.07 and 9.08 (for purposes of this Section 9.09(iv)(A)(w)(a), solely in the case of the Total Senior Secured Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 9.08 were 0.25 lower than those then in effect for such financial covenant) and (b) except in the case of a Debt Repurchase made in reliance on subclause (II) of clause (x) below, a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such Debt Repurchase, (x) in no event shall the sum of the Debt Repurchases made pursuant to this clause (iv)(A) exceed the sum of (I) the Available Basket Amount then in effect plus (II) the Designated Sales Basket Amount then in effect, (y) any Indebtedness subject to a Debt Repurchase is permanently canceled, and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (v), (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (w) and identifying whether such Debt Repurchase is made in reliance on subclause (I) or (II) (or both) of preceding clause (x);

(B) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any 9.25% Notes (and give any notice in respect thereof); provided that (w) no Default or Event then exists or would result therefrom, (x) immediately before and after such Debt Repurchase, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 9.07 and 9.08 as of the last day of the Calculation Period most recently ended prior to the date of such Debt Repurchase, (y) any 9.25% Notes subject to a Debt Repurchase are permanently canceled, and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(C) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Permitted Unsecured Debt, any Subordinated Indebtedness, and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness not otherwise permitted by this Section 9.09 (and give any notice in respect thereof); provided that (v) no Event of Default then exists or would result therefrom, (w) immediately before and after such Debt Repurchase, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 9.07 and 9.08 (for purposes of this Section 9.09(iv)(C)(w), solely in the case of the Total Senior Secured Leverage Ratio, as if the applicable financial covenant levels in effect pursuant to Section 9.08 were 0.25 lower than those then in effect for such financial covenant) as of the last day of the Calculation Period most recently ended prior to the date of such Debt Repurchase, (x) in no event shall the sum of the aggregate amount of all Debt Repurchases made pursuant to this clause (iv)(C) exceed the sum of (A) $30,000,000 minus (B) the aggregate amount of all Dividends made in reliance on Section 9.03(viii) minus (C) the aggregate amount of Investments made (or deemed made) in reliance on Section 9.05(xxiii), (y) any such Indebtedness subject to a Debt Repurchase is permanently canceled and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (v), (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (w);

(D) the Borrower and its Restricted Subsidiaries may at any time refinance any 9.25% Notes, any Permitted Unsecured Debt, the Comcast Note and any Subordinated Indebtedness (and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) pursuant to a Permitted Refinancing thereof; provided that (x) immediately before and after such refinancing, the Borrower shall be in compliance, on a Pro Forma Basis, with the covenants contained in Sections 9.07 and 9.08 as of the last day of the Calculation Period most recently ended prior to the date of such Debt Repurchase, and (y) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clause (x) and the definition of “Permitted Refinancing” and containing the calculations of compliance (in reasonable detail) with preceding clause (x); and

(E) the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of the Comcast Note;

(v) amend, modify or waive or permit the amendment, modification or waiver of, any provision of any 9.25% Notes Document or, on and after the execution and delivery thereof, any Permitted Subordinated Debt Document, any Permitted Unsecured Debt Document, any Senior Secured Notes Documents, any 9.25% Notes Documents, any Revolving Loan Document, or any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness that, in any such case, is adverse to the interests of the Lenders in any material respect (other than any such amendment or modification that (i) makes the provisions thereof less restrictive on the Borrower and its Subsidiaries (taken as a whole) (including with respect to any representation, warranty, covenant, default or event of default), (ii) reduces interest rates, prepayment premiums, commissions or fees paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries in connection therewith, (iii) extends the stated maturity of any Indebtedness thereunder or (iv) in the case of the Revolving Loan Documents, modifies conditions to borrowing, financial covenants, reserves, borrowing base, advance rates or overadvance limitations, in each case so long as no fees (or any economically equivalent payment) are paid to any lender, holder or other Person required to consent to, or otherwise approve, any such amendment or modification; provided that the foregoing provisions of this clause (v) shall not be construed to apply to a refinancing of any 9.25% Notes, any Permitted Unsecured Debt or any Subordinated Indebtedness (or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness) effected in accordance with the requirements of Section 9.09(iv)(D);

(vi) designate any Indebtedness (or related interest obligations) as “Designated Senior Debt” (or similar term) under, and as defined in, the 9.25% Notes Indenture and, after the execution and delivery thereof, any Permitted Subordinated Debt Document and any Permitted Refinancing Debt Documents governing any Subordinated Indebtedness, except for the Obligations; and

(vii) in the case of a Restricted Subsidiary, permit any such Restricted Subsidiary to operate, manage or direct the day-to-day operations of any of its Stations unless it has entered into an Operating Agreement with a License Subsidiary and such Operating Agreement is in full force and effect.

9.10. Limitation on Certain Restrictions on Restricted Subsidiaries.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Agreement and the other Credit Documents, (iii) the Revolving Loan Documents, the Senior Secured Notes Documents, the 9.25% Notes Documents and, after the execution and delivery thereof, the Permitted Subordinated Debt Documents, the Permitted Unsecured Debt Documents and any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement or other contract (and in each case, any assets subject thereto) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(iii), (vi), (vii), (x), (xv) or (xvi); (viii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (ix) restrictions applicable to any joint venture that is a Restricted Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 9.05(xii); provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 9.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis, (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, and (xii) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (viii) above, provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (viii).

9.11. Limitation on Issuance of Equity Interests.

(a) The Borrower will not issue (directly or indirectly through an increase in the liquidation value) (i) any Preferred Equity (other than Designated Preferred Stock and Disqualified Preferred Stock issued pursuant to clause (c) below and Qualified Preferred Stock) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower.

(b) The Borrower will not permit any of its Restricted Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Restricted Subsidiaries (taken as a whole) in any class of the Equity Interests of such Restricted Subsidiary, (iii) in the case of Foreign Restricted Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Restricted Subsidiaries to the extent required under applicable law, (iv) for issuances by Restricted Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, (v) in the case of the Equity Plan Unit Subsidiaries only, for issuances of non-voting equity plan units in accordance with the organizational documents of such Restricted Subsidiary as in effect on the Effective Date, and (vi) for issuances of Preferred Equity Interests to any other Restricted Subsidiary that is a 100%-Owned Subsidiary; provided that, except as provided in preceding clause (vi), in no event shall any Restricted Subsidiary issue any Preferred Equity or any redeemable common stock or other redeemable common Equity Interests (other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of such Restricted Subsidiary).

(c) The Borrower may from time to time issue Disqualified Preferred Stock and Designated Preferred Stock (including by way of an increase in the liquidation value thereof to pay in kind regularly scheduled Dividends thereon), so long as (i) except in connection with an issuance of additional shares of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, or an increase in the liquidation value of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock, no Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, (ii) immediately after giving effect to such issuance, the Borrower shall be in compliance, on a Pro Forma Basis, with (A) the covenants contained in Sections 9.07 and 9.08 (for purposes of this Section 9.11(c)(ii)(A), solely in the case of the Total Senior Secured Leverage Ratio, as if the applicable financial covenant level in effect pursuant to Section 9.08 were 0.25 lower than those then in effect for such financial covenant) and (B) have a Total Leverage Ratio equal to, or less than, 7.00:1.00, in each case as of the last day of the Calculation Period most recently ended prior to the date of such issuance, and (iii) except in connection with an issuance of additional shares of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, or an increase in the liquidation value of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock or Designated Preferred Stock, as applicable, the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by an Authorized Officer of the Borrower, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii) and containing the calculations of compliance (in reasonable detail) with preceding clause (ii).

(d) Notwithstanding the foregoing, (i) the Borrower will not issue any Preferred Equity (other than Designated Preferred Stock) that requires the declaration or payment of Dividends or other distributions (other than Dividends or distributions payable in Equity Interests (other than Disqualified Preferred Stock) or an increase in the liquidation value thereof) and (ii) any Disqualified Preferred Stock and Designated Preferred Stock issued by the Borrower (and all related obligations) shall be subordinated in right of payment to the prior payment in full of all Obligations (other than contingent obligations) on terms reasonably satisfactory to the Administrative Agent.

9.12. Business; etc.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business.

(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any License Subsidiary to (i) own or hold any significant assets (including the ownership of stock or any other Equity Interests in any Person) other than Operating Agreements and FCC Licenses and other Authorizations issued by the FCC related to its Stations, (ii) engage in any business other than the holding, acquisition and maintenance of FCC Licenses and other Authorizations issued by the FCC, (iii) be an Unrestricted Subsidiary, (iv) have any Investments in any other Person other than the Borrower or (v) owe any Indebtedness (other than pursuant to the 9.25% Notes Documents, the Senior Secured Notes Documents, the Revolving Loan Documents and, after the execution and delivery thereof, the Permitted Unsecured Debt Documents, the Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness) to any Person other than the Borrower and its Restricted Subsidiaries; provided that each License Subsidiary may engage in those activities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any U.S Foreign Holding Company to engage in any business or own any significant assets or have any material liabilities other than its ownership of the Equity Interests and Intercompany Debt of Foreign Restricted Subsidiaries, those related to its ownership of such Equity Interests, Intercompany Debt and cash and Cash Equivalents held temporarily before Dividend or Investment to or in another Person as permitted by this Agreement; provided that such U.S Foreign Holding Company may engage in those activities and have liabilities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

9.13. [Intentionally Omitted].

SECTION 10. Events of Default.

Upon the occurrence of any of the following specified events (each, an “Event of Default”):

10.01. Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note, or (ii) default, and such default shall continue unremedied for five or more Business Days, in the payment when due of any interest on any Loan or Note, any Fees or any other amounts owing hereunder or under any other Credit Document; or

10.02. Representations, etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03. Covenants.  The Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.04 (solely in respect of the existence of the Borrower), 8.08, 8.11 or 8.14 (including as a result of the proviso appearing in the definition of Unrestricted Subsidiary), or Section 9, or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and, in the case of this clause (ii), such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) the date on which such default shall first become known to any Authorized Officer of the Borrower or any other Credit Party or (y) the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or

10.04. Default Under Other Agreements.  (i) The Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any waiver, amendment, cure or grace period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower, any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (other than, in the case of this clause (ii), any secured Indebtedness that is required to be prepaid as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale or transfer is not prohibited under this Agreement and such Indebtedness is paid in full concurrently with such sale or transfer), provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

10.05. Bankruptcy, etc.  The Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to operate all or any substantial portion of the business of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or there is commenced against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of sixty (60) days after the filing thereof, or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) authorizing any of the foregoing; or

10.06. ERISA.

(a) One or more ERISA Events shall have occurred;

(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or

(c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;

and the liability of any or all of the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

10.07. Security Documents.  Any of the Security Documents shall cease to be in full force and effect (other than in accordance with its terms or as the direct and exclusive result of an action or a failure to act, in each case in a manner otherwise specified as required to be undertaken (or not undertaken, as the case may be) by a provision of any Credit Document, on the part of any Administrative Agent, the Collateral Agent or any Lender), or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) in, and Lien on, all of the Collateral, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 9.01), and subject to no other Liens (except as permitted by Section 9.01); provided that the failure to have a perfected (if and to the extent such Collateral can be perfected by the actions required by the applicable Security Document) and enforceable Lien on Collateral in favor of the Collateral Agent shall not give rise to an Event of Default under this Section 10.07 at any time, unless the aggregate fair market value of all Collateral over which the Collateral Agent fails to have such a perfected and enforceable Lien equals or exceeds $5,000,000 at any time, except to the extent that such failure of perfection or enforceability results from any act or omission of the Collateral Agent or the Administrative Agent (so long as such act or omission does not result from a Credit Party’s breach of, or non-compliance, with the terms of any Credit Document); or

10.08. Guaranties.  Any Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiaries Guaranty to which it is a party; or

10.09. Judgments.  One or more final judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary of the Borrower involving in the aggregate for the Borrower and its Restricted Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company with respect to judgments for the payment of money and for which coverage has not been denied after written notice has been furnished thereto) and such final judgments and decrees are not vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days and the aggregate amount of all such judgments equals or exceeds $15,000,000; or

10.10. Change of Control.  A Change of Control shall occur; or

10.11. [Intentionally Omitted].

10.12. FCC Licenses and Authorizations.  There shall have occurred any of the following:  (i) the Borrower or any of its Restricted Subsidiaries shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any FCC License or other material license at any time held by it, the loss, termination, suspension or revocation of which could reasonably be expected to have a Material Adverse Effect, (ii) any proceeding shall be brought by any Person challenging the validity or enforceability of any Necessary Authorization of the Borrower or any of its Restricted Subsidiaries, except when such proceeding could not reasonably be expected to have a Material Adverse Effect, (iii) the Borrower or any of its Restricted Subsidiaries shall fail to comply with the Communications Act or any rule or regulation promulgated by the FCC and such failure to comply results in a fine in excess of $15,000,000, (iv) the FCC shall materially and adversely modify any material Necessary Authorization or shall suspend, revoke or terminate any Necessary Authorization and such modification, suspension, revocation or termination is not subject to appeal or is being appealed by the Borrower or a Restricted Subsidiary so as to prevent the effectiveness of such modification, suspension, revocation or termination, except when such modification, suspension, revocation or termination could not reasonably be expected to have a Material Adverse Effect, or (v) any contractual obligation which is materially necessary to the operation of the broadcasting operations of the Borrower or any of its Restricted Subsidiaries shall be revoked or terminated and not replaced by a substitute, within ninety (90) days after such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect; or

10.13. Senior Indebtedness.

(a) The Indebtedness under the Permitted Subordinated Debt Documents or any other Subordinated Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount equal to or greater than $2,500,000 shall cease (or any Credit Party or an Affiliate of any Credit Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Permitted Subordinated Debt Documents or the agreements evidencing such other Subordinated Indebtedness, or (b) the Senior Notes Intercreditor Agreement or Revolver Intercreditor Agreement shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Creditors, Lien priority, rights, powers and privileges purported to be created and granted thereunder, or the Borrower or any of its Restricted Subsidiaries, any trustee, collateral trustee, noteholder or other secured party under the Senior Secured Notes or any agreement executed in connection therewith or any agent, lender or other secured party under the Revolving Loan Documents shall seek to establish the invalidity or unenforceability thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) subject to Section 8.11(b), instruct (or request that the Required Lenders instruct) the Collateral Agent to enforce all of the Liens and security interests created pursuant to the Security Documents (and, in either case, the Collateral Agent shall be entitled to receive indemnity and/or security satisfactory to it in accordance with Section 11 hereof); (iv) enforce each Subsidiaries Guaranty; and (v) apply any cash collateral held by the Administrative Agent pursuant to Section 4.02 to the repayment of the Obligations.

SECTION 11. The Agents

11.01. Appointment.  The Lenders hereby irrevocably designate and appoint (a) Guggenheim Securities Credit Partners, LLC as Administrative Agent and (b) The Bank of New York Mellon as Collateral Agent, in each case, to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, each Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Each Agent may perform any of its respective duties hereunder by or through any one or more sub-agents appointed by it or through its Related Parties.  The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Tranches as well as activities as Administrative Agent or Collateral Agent, as applicable.  In the event that any Agent (or any Related Party) appoints a sub-agent in accordance with the foregoing, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to such Agent (or Related Party) shall be exercisable by and vest in such sub-agent to the extent, and only to the extent, necessary to enable such sub-agent to perform the duties for which the Agent so appointed it, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance of such duties by such sub-agent shall run to and be enforceable by either such applicable Agent (or Related Party) or such sub-agent, and (ii) without limiting the foregoing, the provisions of this Section 11 and of Sections 11.06 and 12.01 that refer to such Agent (or Related Party) shall inure to the benefit of such sub-agent and all references therein to such Agent (or Related Party) shall be deemed to be references to such Agent (or Related Party) and/or such sub-agent, as the context may require.  Should any instrument in writing from any Credit Party be required by any sub-agent so appointed by such Agent for more fully and certainly vesting in and confirming to him, her or it such rights, powers, privileges and duties, such Credit Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by such applicable Agent. In case any sub-agent, or a successor thereto, shall die, become incapable of acting, resign or be removed by such Agent, all the rights, powers, privileges and duties of such sub-agent, to the extent permitted by law, shall vest in and be exercised by such applicable Agent until the appointment (in such Agent’s sole discretion) of a new sub-agent.  The provisions of this Section 11 are solely for the benefit of the Agents, any sub-agent thereof, the Lead Arranger (and the Related Parties of each of the foregoing) and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions.  No Agent shall be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.  In performing its functions and duties hereunder, the Agents do not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.  Each Lender irrevocably appoints each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC or otherwise), for the benefit of the Secured Creditors, in assets in which, in accordance with the UCC or any other applicable legal requirement a security interest can be perfected by possession or control.  Should any Lender (other than the Collateral Agent) obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof in writing, and, promptly following the Collateral Agent’s request therefor, shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

11.02. Nature of Duties.

(a) The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  None of the Agents nor any of their respective Related Parties shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.04 and 12.12) and, in the case of the Collateral Agent, with the consent or at the direction of the Administrative Agent, as applicable, or (ii) in the absence of its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless such Agent shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein or, in the case of the Collateral Agent, the Administrative Agent) and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable.  If any Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders or Required Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or, in the case of the Collateral Agent, a request or consent of the Administrative Agent) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  For the avoidance of doubt, the parties hereto acknowledge and agree that the Collateral Agent shall be under no obligation to determine whether the Administrative Agent has the requisite authority to direct the Collateral Agent to take, or refrain from taking, any action.  The Collateral Agent shall be entitled to rely on the instruction of the Administrative Agent in good faith.  Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of any Default or Event of Default, all instructions to be given to the Collateral Agent hereunder shall be given by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein).  No provision of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to: (u) exercise any of the powers vested in it by this Agreement or the other Credit Documents or to undertake any investigation of matters arising hereunder or thereunder or to institute, conduct or defend any litigation hereunder or thereunder or in relation hereto or thereto at the request, order or direction of any of the Lenders, unless such directing Lender or Lenders shall have provided to such Agent indemnity and/or security satisfactory to it against the costs, expenses or liabilities which may be incurred therein or thereby, (v) expend or risk its own funds, provide indemnities or otherwise incur any financial liability in the performance of any of its duties hereunder or under any other Credit Document, or in the exercise of any rights or powers of such Agent hereunder or thereunder, (w) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity, (x) be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation: acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities; computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action, (y) act upon, or be bound by, any written direction given to any Agent by the Required Lenders or any Credit Party that in the sole judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Credit Documents (unless such Agent elects, at its sole option, to accept such direction) or (z) take any action that, in its opinion or the opinion of its counsel, is contrary to any Credit Document or applicable legal requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a foreclosure, modification or termination of property of a Lender in default under this Agreement under any Debtor Relief Law.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents as, and to the extent, provided for under Sections 11.06 and 12.01.  Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

11.03. Lack of Reliance on the Agents.

(a) Independently and without reliance upon the Administrative Agent, the Collateral Agent or the Lead Arranger, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Restricted Subsidiaries in connection with the purchase of the Loan, the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Restricted Subsidiaries and, except as expressly provided in this Agreement, none of the Administrative Agent, the Collateral Agent or the Lead Arranger shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each of the Lenders represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  None of the Administrative Agent, the Collateral Agent or the Lead Arranger shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.  None of the Administrative Agent, the Collateral Agent or the Lead Arranger shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to a Responsible Officer of such Person by the Borrower or a Lender.  Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Credit Parties; provided that the Administrative Agent shall not be responsible for the acts or omissions of such outside service providers in any respect.  Delivery of any reports, information and documents to an Agent is for informational purposes only and such Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of the covenants hereunder.

(b) No Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral.  The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.

(c) Each Agent has accepted and is bound by this Agreement and the other Credit Documents executed by such Agent as of the date of this Agreement and, as directed in writing by the Required Lenders (or, in the case of the Collateral Agent, as directed in writing by the Administrative Agent), each Agent shall execute additional Credit  Documents delivered to it after the date of this Agreement; provided, however, that such additional Credit Documents do not adversely affect the rights, privileges, benefits and immunities of such Agent.   Each Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Credit Documents to which such Agent is a party).

(d)           In no event shall any Agent be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(e)           No Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of such Agent unless it shall be proved that the Agent was negligent in ascertaining the pertinent facts.

(f)           Delivery of any reports, information and documents to the Agents is for informational purposes only and such Agent’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants hereunder.

(g)           No Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Agent.

11.04. [Reserved].

11.05. Reliance.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by such Agent (including, without limitation, counsel to the Borrower or any of the Credit Parties).  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.

11.06. Indemnification.  To the extent any Agent (or any Related Party thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any Related Party thereof) in proportion to their respective “percentage” as used in determining the Required Lenders as in effect on the date on which indemnification is sought under this Section 11.06 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and all of the Obligations (other than inchoate indemnification obligations) shall have been paid in full, in proportion to their respective “percentage” as used in determining the Required Lenders as in effect immediately prior to such date) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agent (or any Related Party thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of, the Commitments, this Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, the Transactions or any of the other transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Related Party under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH AGENT OR ANY OF ITS RELATED PARTIES); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent’s or Related Party’s, as the case may be, gross negligence or willful misconduct.  The agreements in this Section 11.06 shall survive the resignation or removal of any Agent and the payment of the Loans and all other amounts payable hereunder.  The undertaking in this Section 11.06 shall survive termination of the Commitments, the payment of all other Obligations, the resignation or removal of the Administrative Agent or the Collateral Agent, and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an EEA Financial Institution.

11.07. Each Agent in its Individual Capacity.  With respect to any Agent that is also a Lender hereunder and its obligation (if any) to make Loans under this Agreement, such Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders”, “Required Lenders,” “Holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include such relevant Agent in its respective individual capacities as such.  Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.  The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Credit Party or any of its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.

11.08. Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09. Resignation by the Administrative Agent or Collateral Agent.

(a) The Administrative Agent or the Collateral Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving twenty (20) Business Days’ prior written notice to the Lenders and, unless an Event of Default under Section 10.05 then exists, the Borrower.  Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent or the Collateral Agent, the Required Lenders shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Agent shall not have been so appointed within such twenty (20) Business Day period, such resigning Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Agent who shall serve as Administrative Agent or Collateral Agent, as the case may be, hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(d) If no successor Agent has been appointed pursuant to clause (b) or (c) above by the twentieth (20th) Business Day after the date such notice of resignation was given by the Administrative Agent or the Collateral Agent, as the case may be (whether or not the Borrower shall have given its consent in the manner set forth in clause (a) above), the applicable Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

(e) Upon a resignation of an Agent pursuant to this Section 11.09, such Agent, its sub-agents and its Related Parties shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 and Section 12.01 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of such Agent its sub-agents and its Related Parties for all of their actions and inactions while serving as such Agent, its sub-agents and Related Parties.

11.10. Collateral Matters.

(a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default (provided, however, that the Collateral Agent shall be under no obligation to do so), to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents (if and to the extent such security interest is required to be perfected pursuant to such Security Documents).

(b) The Lenders hereby authorize the Collateral Agent to release (or subordinate) any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrower and its Restricted Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12), (iv) owned by a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its obligations under its Subsidiaries Guaranty in accordance with the terms thereof, (v) as otherwise may be expressly provided in the relevant Security Documents or the last sentence of each of Sections 9.01 and 9.02 or (vi) upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the requirements of Section 8.14, with respect to Collateral of such Restricted Subsidiary.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release (or subordinate) particular types or items of Collateral pursuant to this Section 11.10.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and each Lender hereby agree that (i) no Secured Creditor shall have any right individually to realize upon any of the Collateral or to enforce any Subsidiaries Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Creditors in accordance with the terms hereof and thereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Secured Creditors in accordance with the terms thereof, and (ii) in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon written instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) Beyond the exercise of reasonable care in the custody of the Collateral in its possession, each Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto.  Each Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and each Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by such Agent in good faith.

(e) No Agent will  be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of such Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral.  Each Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral.

(f) In the event that any Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in such Agent’s sole discretion may cause such Agent to be considered an “owner or operator” under any Environmental Laws or otherwise cause such Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, such Agent reserves the right, instead of taking such action, either to resign as Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver.  No Agent will be liable to any person for any Environmental Claims or any environmental liabilities or contribution actions under any federal, state or local law, rule or regulation by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment.

11.11. Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(ii) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and

(iii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

11.12. Delivery of Information; Lender’s Acknowledgement.

(a) The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) (other than with respect to documents subject to a confidentiality or non-disclosure agreement binding on the Administrative Agent or otherwise not intended or designed for distribution to the Lenders (whether pursuant to market custom or otherwise)) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication, in each case, designed, prepared, intended and/or appropriate to be shared with the Lenders and received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date.

11.13. Subordination of Liens; Senior Notes Intercreditor Agreement.

(a) Notwithstanding any provision in this Agreement or the other Credit Documents, each Secured Creditor irrevocably (i) authorizes and instructs the Administrative Agent and/or Collateral Agent enter into the Revolver Intercreditor Agreement and to subordinate any Lien on any property granted to or held by the Administrative Agent and/or Collateral Agent under any Credit Document pursuant to the Revolver Intercreditor Agreement to the holder of any Lien on such property that secures Indebtedness under the Revolving Credit Agreement permitted under Section 9.04(i)(y) and (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Revolver Intercreditor Agreement.

(b) Notwithstanding any provision in this Agreement or the other Credit Documents, each Secured Creditor irrevocably (i) authorizes and instructs the Administrative Agent and/or Collateral Agent enter into the Senior Notes Intercreditor Agreement and (ii) agrees that it will be bound by and will take no actions contrary to the provisions of the Senior Notes Intercreditor Agreement.

11.14. Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

SECTION 12. Miscellaneous.

12.01. Payment of Expenses, etc.

(a) The Borrower hereby agrees to:  (i) pay all reasonable documented out-of-pocket costs and expenses of the Administrative Agent and the Lead Arranger (including, without limitation, the reasonable fees and disbursements of Milbank, Tweed, Hadley & McCloy LLP and one local counsel to the Administrative Agent in each relevant jurisdiction and one regulatory counsel) and the Collateral Agent (including, without limitation, the reasonable fees and disbursements of one primary counsel to the Collateral Agent and such other counsel to the Collateral Agent to be engaged by it on a reasonable and customary basis) (and each of the foregoing Persons’ Related Parties) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration of the Credit Events and Commitments, the perfection and maintenance of the Liens securing the Collateral and any amendment, waiver or consent relating hereto or thereto, of the Agents, the Lead Arranger (and each of the foregoing Persons’ Related Parties) and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement and each of the Agents, the Lead Arranger and the Lenders in connection with the enforcement of, or protection of their rights under, this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings; (ii) pay and hold the Agents, the Lead Arranger and each of the Lenders (and each of their respective Related Parties) harmless from and against any and all present and future stamp, court, intangible, recording, filing, excise and other similar documentary taxes with respect to the foregoing matters and hold the Agents, the Lead Arranger and each of the Lenders (and each of their respective Related Parties) harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes; and (iii) indemnify the Agents, the Lead Arranger and each Lender, and each of their respective Related Parties (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), actual losses, damages, penalties, claims, actions, judgments, awards, suits, costs, expenses and disbursements (including, with respect to any such Proceeding, reasonable out-of-pocket fees and disbursements of counsel) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any private, regulatory, self-regulatory or governmental requests, inquiries, investigations, actions, claims, interrogatories, subpoenas, suits, litigation, injunction or other proceeding (whether or not any Agent, Lead Arranger or any Lender is a party thereto and whether or not any of the foregoing is brought by or on behalf of any Credit Party (collectively, “Proceedings”) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights, duties or remedies provided herein or in the other Credit Documents (including the performance by the Administrative Agent of its duties under Section 12.15), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Restricted Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the non-compliance by the Borrower or any of its Restricted Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim, asserted against the Borrower, any of its Restricted Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such Proceeding; provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, actual losses, damages, penalties, claims, demands, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person or of any director, officer, employee, agent or attorney-in-fact of such Indemnified Person, as determined by the final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking to indemnify, pay or hold harmless any Agent, Lead Arranger or any Lender (or any of their respective Related Parties) set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding anything to the contrary contained in this Section 12.01, any payments required under this clause (a) shall be payable upon receipt of a detailed invoice for such costs and expenses (and with respect to any EEA Financial Institution, such amounts shall be deemed due and payable not later than six (6) days after demand therefor).

(b) To the full extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided in Section 12.01(a) to the extent any Indemnified Person is found liable for any such damages.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) The Borrower agrees that, without the prior written consent of any affected Agent, the Lead Arranger and any affected Lender, which consent(s), with respect to any such Lender, will not be unreasonably withheld, the Credit Parties will not enter into any settlement of a claim in respect of the subject matter of clause (iii) of Section 12.01(a) unless such settlement includes an explicit, full and unconditional release from the party bringing such claim of all Indemnified Persons and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Persons.

(d) The Credit Parties agree that no Indemnified Person shall have any liability (whether in contract, tort or otherwise) to any Credit Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Credit Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily and directly from such Indemnified Person’s bad faith, gross negligence or willful misconduct.

(e) The provisions of this Section 12.01 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the Transactions and the other transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Subsidiary Guarantor or of all or any portion of the Collateral, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of any Agent, Lead Arranger or any Lender.

12.02. Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by such Agent or such Lender (including, without limitation, by branches and agencies of such Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to such Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that any recovery by any Lender or its Affiliates pursuant to its setoff rights under this Section 12.02 is subject to the provisions of Section 12.06(b).

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE AGENTS HEREUNDER.

12.03. Notices, Electronic Communications.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on its signature page hereto; if to the Administrative Agent, at the Notice Office, and if to the Collateral Agent, at The Bank of New York Mellon, 2001 Bryan Street, Suite 1000, Dallas, TX 75201, Attn: Stacie Row, Tel: (214) 468-5525; e-mail: lpcoe-dallasagentscvs@bnymellon.com; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, the Collateral Agent and the Borrower shall not be effective until received by the Administrative Agent, the Collateral Agent or the Borrower, as the case may be.  As agreed to among the Borrower, the Administrative Agent, the Collateral Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

(b) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 8, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a Notice of Conversion/Continuation, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks, SyndTrak, DebtDomain or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a “Public Lender”).  The Borrower shall use commercially reasonable efforts to (and, at the request of the Lead Arranger, shall) clearly designate as such all Borrower Materials provided to the Lead Arranger by or on behalf of the Borrower that are suitable to be made available to Public Lenders.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.”  Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information:  (1) the Credit Documents and (2) notification of changes in the terms of this Agreement or the other Credit Documents.

(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.  The Borrower agrees to use all commercially reasonable efforts to mark any document provided under Section 8.01(a), (b) and (e) “PUBLIC.”

(e) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

(f) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

12.04. Benefit of Agreement; Assignments; Participations.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto; provided, however, the Borrower may not assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Agents and the Lenders and, provided further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Sections 2.13 and 12.04(b)) and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation (A) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest or fees) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents, including any Security Document) supporting the Loans hereunder in which such participant is participating and (B) to the Borrower or any of its Restricted Subsidiaries or Affiliates.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (collectively, the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or any other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any Related Fund shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B))), or (ii) in the case of any Lender that is a fund or commingled investment vehicle that invests in bank loans, any Related Fund, or (y) assign all, or if less than all, a portion equal to at least $500,000 (or such lesser amount as the Administrative Agent and, so long as no Default or Event of Default under Section 10.01 or 10.05 then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and related outstanding Obligations (or, if the Commitments with respect to the relevant Tranche have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund or commingled investment vehicle that invests in bank loans and any Related Fund as a single assignor or Eligible Transferee (as applicable) (if any) for purposes of determining whether the minimum assignment requirement is met), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (by which such assignee represents and warrants that it is an Eligible Transferee legally authorized to enter into such Assignment and Assumption Agreement), provided that (i) at such time, Schedule 1.01A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) promptly after the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default under Section 10.01 or 10.05 then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that (A) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the consent of the Borrower shall not be required for assignments made to (1) Guggenheim Securities, LLC, Guggenheim Securities Credit Partners, LLC or any Affiliate thereof or (2) any Lender that was previously identified and approved in the initial allocations of the Term Loans provided by the Lead Arranger to the Borrower, (iv) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15, (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws), and (vii) notwithstanding the foregoing or anything to the contrary set forth herein, (x) no assignment of any Loans or Commitments may be made to the Borrower or any Subsidiary of the Borrower.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower and the Administrative Agent the appropriate IRS Forms and any other certificates described in Section 4.04(b), (c) or (d).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.13 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.

(d) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 12.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.

(e) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11(a), 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.

(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

12.05. No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

12.06. Payments Pro Rata.

(a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment (including pursuant to Section 4.02(m))) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which permit disproportionate payments with respect to the Loans as, and to the extent, provided herein.  For the avoidance of doubt, this Section 12.06 shall not limit the ability of the Borrower or any Subsidiary to pay principal, fees, premiums and interest with respect to Permitted Refinancing Indebtedness or Extended Term Loans following the effectiveness of any Permitted Refinancing or Extension Offer, as applicable, on a basis different from the Loans of such Tranche that will continue to be held by Lenders that were not Lenders providing such Permitted Refinancing or Extending Term Loan Lenders.

12.07. [Intentionally Omitted].

12.08. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08(c).

12.09. Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.

12.10. Effectiveness  This Agreement shall become effective on the date (the “Effective Date”) on which the Borrower, the Administrative Agent, the Collateral Agent, the Lead Arranger and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it.  The Administrative Agent will give the Borrower, the Collateral Agent and each Lender prompt written notice of the occurrence of the Effective Date.

12.11. Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12. Amendment or Waiver; etc.

(a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Restricted Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent, in the case of following clauses (i) through (vi), of each Lender (with Obligations being directly and adversely affected thereby in the case of following clauses (i)(y) and (vi) or whose Obligations are being extended in the case of following clause (i)(x)) or, in the case of following clause (vii), each SPV being directly affected, (i)(x) extend the final scheduled maturity of any Loan or Note, or (y) reduce the rate or extend the scheduled time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof, (ii) release all or substantially all of the Collateral under the Security Documents or all or substantially all of the value of the Subsidiaries Guaranties (in each case, except as expressly provided in the Credit Documents, including any Security Document), (iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Effective Date), (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Effective Date), (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (vi) amend, modify or waive any provision of Section 12.06, except in connection with an amendment that provides for a prepayment of Loans by the Borrower (offered ratably to all Lenders with Loans under the applicable Tranche) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders or (vii) modify the protections afforded to an SPV pursuant to the provisions of Section 12.04(d), provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent and the Collateral Agent, amend, modify or waive any provision of Section 11 or any other provision as same relates to the rights or obligations of the Administrative Agent and the Collateral Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement on the Effective Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 4.02(h) (it being understood, however, that (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Loans into another Tranche of Loans hereunder in like principal amount shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), (5) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend the definition of Majority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date) or (6) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment without the consent of the Majority Lenders holding Term Loans.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more replacement Lenders pursuant to Section 12.04 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination or (B) repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent in accordance with Section 4.01(b), provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 12.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

(d) In addition, notwithstanding the foregoing, this Agreement may be amended or amended and restated with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”), a replacement “B” term loan tranche denominated in Dollars (the “Replacement Term Loans”), hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount plus accrued interest, fees, and expenses with respect to Refinanced Term Loans, (ii) the Effective Yield with respect to such Replacement Term Loans shall not be greater than the Effective Yield with respect to such Refinanced Term Loans, (iii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(e) [Intentionally Omitted.]

(f) Notwithstanding anything to the contrary contained in this Section 12.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be amended, supplemented and waived by the Administrative Agent, the Collateral Agent and the Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents; provided that, upon the request of the Administrative Agent or the Collateral Agent, the Borrower shall deliver a certificate of an Authorized Officer to the Administrative Agent and the Collateral Agent evidencing the satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above and (y) if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents (other than the Security Documents), then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

12.13. Survival.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than any contingent obligation) is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.10, 2.11(a), 4.04, 11, 12.01 and 12.08 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14. Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Restricted Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11(a) or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15. Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain at one of its offices in The City of New York a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the principal amounts (and stated interest) of each Loan made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms hereof.  This Section 12.15 shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  The Register shall be available for inspection (x) by the Borrower, the Collateral Agent or the Lead Arranger at any time (including at any time after the Effective Date) and (y) by any Lender (but only to entries with respect to itself) at any reasonable time and upon reasonable prior notice.

12.16. Confidentiality.

(a)  Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to any of its Related Parties or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such Information (as defined below), provided such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender) any Information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such Information (i) (x) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender or (y) as has become available to such Lender on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries other than by virtue of a breach of such source’s confidentiality obligations to the Borrower or any of its Subsidiaries known to such Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation or in connection with the exercise of any remedies under the Credit Documents, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees in writing to be bound by the provisions of this Section 12.16, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender and (viii) to any rating agency when required by it, provided that such prospective transferee or participant agrees in writing to be bound by the confidentiality provisions contained in this Section 12.16; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv) such Lender will use its commercially reasonable efforts to notify the Borrowers in advance of such disclosure so as to afford the Borrowers the opportunity to protect the confidentiality of the Information proposed to be so disclosed.  For the purposes of this Section 12.16, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any Information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries), provided such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender.

12.17. Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the United States.  The parties hereto acknowledge and agree that the provisions of the various Security Documents executed and delivered by the Credit Parties require that, among other things, promissory notes executed by, and Equity Interests in, various Persons owned by the respective Credit Party be pledged, and delivered for pledge, pursuant to the Security Documents and subject to the terms conditions and exceptions contained therein.  The parties hereto further acknowledge and agree that each Credit Party shall be required to take all actions under the laws of the jurisdiction in which such Credit Party is organized to create and perfect all security interests (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents) granted pursuant to the various Security Documents and to take all actions under the laws of the United States and any State thereof to perfect the security interests in the Equity Interests of, and promissory notes issued by, any Person organized under the laws of said jurisdictions (in each case, to the extent said Equity Interests or promissory notes are owned by any Credit Party).  Except as provided in the immediately preceding sentence, to the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any Person organized under the laws of a jurisdiction other than those specified in the immediately preceding sentence, it is acknowledged that, as of the Effective Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the Person who issued the respective promissory notes or whose Equity Interests are pledged, under the Security Documents.  The Borrower hereby agrees that, following any request by the Administrative Agent, the Collateral Agent (acting at the written direction of the Administrative Agent or the Required Lenders) or the Required Lenders to do so, the Borrower will, and will cause its Restricted Subsidiaries to, take such actions under the local law of any jurisdiction with respect to which such actions have not already been taken as are determined by the Administrative Agent, the Collateral Agent (acting at the written direction of the Administrative Agent or the Required Lenders) or the Required Lenders to be necessary or advisable in order to fully perfect (to the extent such security interests can be perfected by the filings or other actions required under the Security Documents), preserve or protect the security interests granted pursuant to the various Security Documents under the laws of such jurisdictions; provided, however, that no such request shall be made by the Administrative Agent, the Collateral Agent or the Required Lenders if the Administrative Agent determines in its reasonable discretion that the costs of taking any such action are excessive in relation to the value of the security afforded thereby.  If requested to do so pursuant to this Section 12.17, all such actions shall be taken in accordance with the provisions of this Section 12.17 and Section 8.11 and within the time periods set forth therein.  All conditions and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing and so that same are not violated by reason of the failure to take actions under local law (but only with respect to Equity Interests in, and promissory notes issued by, Persons organized under laws of jurisdictions other than the United States and any State thereof) not required to be taken in accordance with the provisions of this Section 12.17, provided that to the extent any representation or warranty would not be true because the foregoing actions were not taken, the respective representation of warranties shall be required to be true and correct in all material respects at such time as the respective action is required to be taken in accordance with the foregoing provisions of Section 8.11 and this Section 12.17.

12.18. PATRIOT Act.  Each Agent and Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the “PATRIOT Act”) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name, address and taxpayer identification of the Borrower and the other Credit Parties and other information that will allow such Agent or Lender to identify the Borrower and the other Credit Parties in accordance with the PATRIOT Act.

12.19. Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 12.19 as promptly as commercially practicable, and in any event within the time periods set forth in Schedule 12.19 (as such time periods may be extended at the reasonable discretion of and by the Administrative Agent or the Required Lenders).

All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents), provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.19 and (y) all representations and warranties relating to the Security Documents shall be required to be true immediately after the actions required to be taken by Section 12.19 have been taken (or were required to be taken).  The acceptance of the benefits of each Credit Event shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 12.19 will be, or have been, taken within the relevant time periods referred to in this Section 12.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 12.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

12.20. Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.21. FCC Ownership and Attribution Rules.  No Agent or Lender shall, by virtue of making a Loan or by any subsequent action (including but not limited to the grant of a participation or the assignment of a Lender’s Commitments, rights or obligations under this Agreement), cause an Agent or a Lender to acquire an “attributable” interest in the Borrower or any Subsidiary of the Borrower which causes the Borrower, any Subsidiary of the Borrower or such Lender to be in violation of the FCC’s media ownership rules.

12.22. Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 12.22 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.

12.23. Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;

(b) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto against any Credit Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection or loss of priority of any Liens on any or all of the Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Credit Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Credit Parties.

12.24. No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Agents, the Lead Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Agents, the Lead Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Agents, the Lead Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether any Agent or Lead Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Agents, the Lead Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents, (iv) the Agents, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Agents, the Lead Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Agents, the Lead Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. Each Credit Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.

(b) Each Credit Party acknowledges and agrees that each Lender, the Lead Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arranger or Affiliate thereof were not a Lender, the Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Loans) and without any duty to account therefor to any other Lender, the Lead Arranger, the Borrower or any Affiliate of the foregoing. Each Lender, the Lead Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Loans or otherwise without having to account for the same to any other Lender, the Lead Arranger, the Borrower or any Affiliate of the foregoing. Some or all of the Lenders and the Lead Arranger may have directly or indirectly acquired certain equity interests (including warrants) in the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to the Borrower or an Affiliate thereof. Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Loans or otherwise acting as arranger or agent thereunder and such Lender, the Lead Arranger or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by the Borrower or an Affiliate thereof.

12.25. Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

RADIO ONE, INC.

By:
Name:
Title:

Address:

GUGGENHEIM SECURITIES CREDIT PARTNERS, LLC,

as Administrative Agent

By:
Name:
Title:
Address:

THE BANK OF NEW YORK MELLON,

as Collateral Agent

By:
Name:
Title:
Address:               The Bank of New York Mellon
2001 Bryan Street
Suite 1000
Dallas, TX 75201
Attn: Stacie Row
Tel: (214) 468-5525
E-mail: lpcoe-dallasagentsvcs@bnymellon.com

Address:

[LENDER],

as a Lender

By:
Name:
Title: